Prospectus	Filed Pursuant to Rule 424(b)(3)
(Dated July 31, 2012)	Registration No. 333-179517

PROSPECTUS

2,308,434 SHARES OF COMMON STOCK
(Issuable upon conversion of secured convertible promissory note and exercise of warrants)

This prospectus relates to the resale from time to time of up to 2,308,434 shares of common stock of ULURU Inc. (“we”, “our”, “us”, or the “Company”), a Nevada corporation, by Inter-Mountain Capital Corp. (“Inter-Mountain”), which shares are issuable by us upon the conversion from time to time of a Secured Convertible Note (the “Note”) pursuant to a Securities Purchase Agreement entered into as of June 27, 2012 (the “Purchase Agreement”) between us and Inter-Mountain, or upon the exercise by Inter-Mountain of certain warrants granted to Inter-Mountain in connection with the Securities Purchase Agreement (the “Warrants”).  The Note is convertible into approximately 6,314,286 shares of our common stock, and the Warrants, if they all vest, are exercisable for approximately 3,142,857 shares of our common stock.  Additional shares of ULURU Inc.’s common stock may be issued in the event of certain dilutive issuances or if conversions or redemptions occur during a period when the market price of our common stock price is below approximately $.44 per share.

The 2,308,434 shares being registered hereunder represent a portion of the shares issuable to Inter-Mountain on conversion of the Note or exercise of the Warrants.  This portion was calculated as being equal to 30% of the Company’s public float as of the date hereof, as provided in a Registration Rights Agreement entered into by us and Inter-Mountain in connection with the Securities Purchase Agreement.  Notwithstanding the foregoing, under the issuance documents, at no point may the number of shares issuable to Inter-Mountain exceed the number of shares that, when aggregated with all other shares of common stock then held by Inter-Mountain or by its affiliates, would result in Inter-Mountain owning more than 4.99% of all of our outstanding common stock (or more than 9.99% of all of our outstanding stock during any period of time in which our market capitalization is less than $3 million).

Inter-Mountain may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) in connection with the resale of the shares to be issued under the Securities Purchase Agreement.  No other underwriter or person has been engaged to facilitate the sale of shares of our common stock in this offering.

We will not receive any proceeds from the sale of these shares of common stock offered by Inter-Mountain.  All expenses of registration incurred in connection with this offering are being borne by us.  None of the shares covered by this prospectus has been registered prior to the filing of the registration statement of which this prospectus is a part.

Our common stock is presently quoted on the OTCQB™ marketplace, operated by the OTC Markets Group, under the symbol “ULUR”.  On July 31, 2012, the last reported sale price of our common stock on the OTCQB™ marketplace was $0.27 per share.

Investing in our shares involves a high degree of risk.  See “Risk Factors” beginning on page 7 of this prospectus for more information.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the prospectus to which it relates is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is July 31, 2012.

You may only rely on the information contained in this prospectus or that we have referred you to.  We have not authorized anyone to provide you with different information.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful.  Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

Cautionary Note Regarding Forward-Looking Statements

This prospectus and the other documents we have filed with the U.S. Securities and Exchange Commission (the “SEC”) that are incorporated herein by reference contain forward-looking statements that involve substantial risks and uncertainties.  All statements, other than statements of historical facts, regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans, objectives of management or other financial items are forward-looking statements.  The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements.  Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make.  We have included important factors in the cautionary statements included in this prospectus, particularly as set forth and incorporated by reference in the “Risk Factors” section above, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make.  Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations or investments we may make.

You should read this prospectus and the documents that we incorporate by reference in this prospectus completely and with the understanding that our actual future results may be materially different from what we expect.  Except as required by applicable law, we undertake no obligation to publicly revise any forward-looking statements, whether as a result of new information, future events, or for any other reason. However, you should carefully review the risk factors set forth in other reports or documents we file from time to time with the SEC.

PROSPECTUS SUMMARY

This summary highlights certain information about our company and this offering appearing elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus.  For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements.  References in this prospectus to “we,” “us,” “our,” “Company,” and “Uluru” refer to ULURU Inc., a Nevada corporation.  You should read both this prospectus together with additional information described below under the heading "Where You Can Find More Information".

About Uluru

We are a diversified specialty pharmaceutical company committed to developing and commercializing a broad range of innovative wound care and muco-adhesive film products based on our patented Nanoflex® and OraDiscTM drug delivery technologies, with the goal of improving outcomes for patients, health care professionals, and health care payers.

Three of our products, described in more detail below, have been approved for marketing in various global markets.  In addition, numerous additional products are under development utilizing our patented Nanoflex® and OraDiscTM drug delivery technologies.

Altrazeal® Transforming Powder Dressing.  Based on our Nanoflex® technology, we believe that our Altrazeal® Transforming Powder Dressing has the potential to change the way health care providers approach their treatment of wounds.  Launched in September 2008, the product is indicated for exuding wounds such as partial thickness burns, donor sites, abrasions, surgical, acute and chronic wounds.  Our Altrazeal® product was registered with the FDA as a 510(k) exempt product in June 2008.  We plan on filing a 510(k) application to expand label claims to include pain.

Since the roll-out of Altrazeal® in June 2008, there have been a number of positive clinical results which have been documented through the completion of one randomized clinical trial, the publishing of more than 35 poster presentations, and one peer reviewed article being published in an international indexed journal.  Altrazeal® has contributed to improved healing and patient quality of life in many acute and chronic wounds, particularly in diabetic foot ulcers, venous ulcers, and geriatric wounds.  Although the time to achieve the commercial success of Altrazeal® has taken longer than originally anticipated, we have refined our marketing strategy and are now focusing on a limited number of major wound types where the product exhibits clinical advantages and on particular sites of care, such as home health care, where barriers to entry are lower.

Aphthasol® and Aptheal® (Amlexanox 5% Paste). Our Amlexanox 5% paste product is the first drug approved by the FDA for the treatment of canker sores.  A Phase IV clinical study conducted in Northern Ireland was completed in November 2000 and results confirmed that our Amlexanox 5% paste was effective in preventing the formation of an ulcer when used at the first sign or symptom of the disease.  We have entered into distribution agreements with third parties to market our Amlexanox 5% paste in the United States and several European countries.

OraDisc™ A. OraDisc™ A was initially developed as a drug delivery system to treat canker sores with the same active ingredient (amlexanox) that is used in our Amlexanox 5% paste. We anticipate that higher amlexanox concentrations will be achieved at the disease site, increasing the effectiveness of the product.  OraDisc™ A was approved by the FDA in September 2004.

Our growth strategy is twofold:

▪
Establish the foundation for a market leadership position in wound management by developing and commercializing a customer-focused portfolio of innovative wound care products based on the Nanoflex® technology to treat the various phases of wound healing; and

▪	Develop our oral-transmucosal technology (OraDiscTM) and generate revenues through multiple licensing agreements.

Recent Developments

Transition from NYSE Amex to OTCQB marketplace

On March 9, 2012, our management and Board of Directors determined that it was in our best interest to voluntarily delist our common stock from the NYSE Amex LLC (the “Exchange”) despite the Exchange’s notice to us on February 3, 2012 indicating that the Exchange had accepted our plans of compliance and granted us an extension until April 2, 2012 to regain compliance with the continued listing standards of Section 1003(a)(iv) of the Exchange’s Company Guide and an extension until March 21, 2013 to regain compliance with the continued listing standards of Section 1003(a)(iii) of the Exchange’s Company Guide.

On March 12, 2012, we notified the Exchange of our intention to file a Form 25 with the SEC to effect the voluntary delisting of our common stock from the Exchange and to move to the OTCQB™ marketplace (the “OTCQB”), operated by the OTC Markets Group.  The OTCQB is a market tier for over-the-counter-traded companies that are registered and reporting with the SEC.

On March 22, 2012, we filed the Form 25 with the SEC.  Effective as of market open on April 2, 2012, our common stock began quotation and trading on the OTCQB under the symbol “ULUR”.  We intend to continue to file reports pursuant to the requirements of the Securities Exchange Act of 1934, as amended.

License Agreement

On January 11, 2012, we executed a License and Supply Agreement (the “Melmed Agreement”) with Melmed Holding AG to market Altrazeal® throughout the European Union, Australia, New Zealand, North Africa, and the Middle East.  Under the terms of the Melmed Agreement, we received licensing fees of $220,000 in 2012, will receive certain royalties on product sales within the territories, and will supply Altrazeal® at a price equal to 30% of the net sales price.  Contemporaneous with the execution of the Melmed Agreement, we also executed a shareholders’ agreement for the establishment of Altrazeal Trading Ltd., a single purpose entity to be used for the exclusive marketing of Altrazeal® throughout the European Union, Australia, New Zealand, North Africa, and the Middle East.  We received a non-dilutable 25% ownership interest in Altrazeal Trading Ltd.

Organizational History

We were incorporated on September 17, 1987 under the laws of the State of Nevada, originally under the name Casinos of the World, Inc.  From April 1993 to January 2002, the Company changed its name on four separate occasions, with Oxford Ventures, Inc. being the Company’s name on January 30, 2002.

On December 2, 2003, we issued 8,625,000 shares pursuant to an Asset Purchase Agreement.  On December 5, 2003, we declared a 2.25 stock dividend which increased the issued and outstanding shares from 10,528,276 common shares to 34,216,897 common shares.  On March 1, 2004, we affected a 4 to 1 forward split, increasing our outstanding shares to 136,867,588.

On October 12, 2005, we entered into a merger agreement with ULURU Inc., a Delaware corporation ("ULURU Delaware"), and Uluru Acquisition Corp., a wholly-owned Delaware subsidiary of ours formed on September 29, 2005. Under the terms of the agreement, Uluru Acquisition Corp. merged into ULURU Delaware, after ULURU Delaware had acquired the net assets of the topical component of Access Pharmaceuticals, Inc., under Section 368 (a) (1) (A) of the Internal Revenue Code.

As a result of the merger, we acquired all of the issued and outstanding shares of ULURU Delaware under a stock exchange transaction, and ULURU Delaware became a wholly-owned subsidiary of the Company, its legal parent. However, for financial accounting and reporting purposes, ULURU Delaware is treated as the acquirer and is consolidated with its legal parent, similar to the accounting treatment given in a recapitalization. For accounting presentation purposes only, our net assets are treated as being acquired by ULURU Delaware at fair value as of the date of the stock exchange transaction, and the financial reporting thereafter has not been, and will not be, that of a development stage enterprise, since ULURU Delaware had substantial earned revenues from planned operations.  Both companies have a December 31 fiscal year end.

On March 29, 2006, we filed a Certificate of Amendment to the Articles of Incorporation in Nevada.  This Certificate of Amendment authorized a 400:1 reverse stock split so that every 400 outstanding shares of common stock that each shareholder had at the close of business on March 29, 2006, represented one share of common stock.  As a result of this reverse stock split, our issued and outstanding common stock was reduced from 340,396,081 pre-split shares of common stock to 851,094 post-split shares which include additional shares for fractional interests.  The Certificate of Amendment also authorized a decrease in authorized shares of common stock from 400,000,000 shares, par value $.001 each, to 200,000,000, par value $.001 each, and authorized up to 20,000 shares of Preferred Stock, par value $.001.

On March 31, 2006, we filed a Certificate of Amendment to the Articles of Incorporation in Nevada to change our name from "Oxford Ventures, Inc." to "ULURU Inc."  On the same date, we moved our executive offices to Addison, Texas.  On the same date, we acquired, through our wholly-owned subsidiary (Uluru Acquisition Corp.) a 100% ownership interest in ULURU Delaware through a merger of ULURU Delaware into Uluru Acquisition Corp.  We acquired ULURU Delaware in exchange for 11,000,000 shares of our common stock. As a result of this merger, the former shareholders of ULURU Delaware owned an aggregate of 92.8% of the issued and outstanding shares of our common stock and the pre-merger shareholders of ours owned an aggregate of 7.2% of the issued and outstanding shares of our common stock.

At the effective time of such merger, the members of the ULURU Delaware Board of Directors holding office immediately prior to such merger became our directors, and all persons holding offices of ULURU Delaware at the effective time continued to hold the same offices of the surviving corporation.  Simultaneously, ULURU Inc.'s directors and officers immediately prior to the closing of such merger resigned from all of their respective positions with us.

On May 31, 2006, ULURU Delaware filed a Certificate of Amendment to its Certificate of Incorporation in Delaware to change its name from "Uluru Inc." to "ULURU Delaware Inc."

On June 24, 2011, we filed a Certificate of Amendment to our Amended and Restated Articles of Incorporation (the "Certificate of Amendment") in Nevada, effecting a reverse stock split of the Company's common stock, par value $0.001 per share, at a ratio of fifteen pre-reverse shares for one post-reverse share.  The reverse stock split was effective on June 29, 2011.  Our stockholders approved the Certificate of Amendment at the reconvened Annual Meeting of Stockholders on June 16, 2011, and our Board of Directors authorized the implementation of the reverse stock split on June 22, 2011.  As a result of this reverse stock split, our issued and outstanding common stock was reduced from 87,341,709 pre-reverse shares of common stock to 5,822,699 post-reverse shares of common stock.  Any fractional shares that resulted from the reverse stock split were paid in cash to the stockholder.

On September 13, 2011, we filed a Certificate of Designations of Preferences, Rights and Limitations of Series A Stock (the “Series A Certificate of Designations”) with the Secretary of State of the State of Nevada.

Corporate Information

Our principal executive offices are located at 4452 Beltway Drive, Addison, Texas  75001, and our telephone number is (214) 905-5145.  Our website is www.uluruinc.com.  Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

SUMMARY OF THE OFFERING

Common stock covered by this prospectus	2,308,434 shares of common stock, par value $0.001, which shares are a portion of the total shares issuable upon conversion of a secured convertible note and upon exercise of certain warrants.
Common Stock outstanding before this offering	8,086,398 shares of common stock, par value $0.001.
Common stock to be outstanding after this offering	10,394,832 shares of common stock, par value $0.001.
Use of proceeds
We are not selling any shares of common stock in this offering and will not receive any proceeds from the resale of such common stock by the selling stockholder.  To the extent that the selling stockholder exercises for cash any warrants covering any shares registered for resale under this prospectus, we would receive proceeds from such exercises at the rate of $0.35 per share.  We intend to use any such proceeds for general corporate purposes, including working capital.

Market for the common stock	Our common stock is quoted and traded on the OTCQB under the symbol “ULUR”.

Risk factors
You should carefully read and consider the information set forth under “Risk Factors,” together with all of the other information set forth in this prospectus, before deciding to invest in the shares offered by this prospectus.

This offering relates to the resale from time to time of up to 2,308,434 shares of our common stock by Inter-Mountain, which shares are issuable by us upon the conversion from time to time of the Note pursuant to the Securities Purchase Agreement dated June 27, 2012, or upon the exercise by Inter-Mountain of the Warrants.  The Note is convertible into approximately 6,314,286 shares of our common stock, and the Warrants, if they all vest, are exercisable for approximately 3,142,857 shares of our common stock.  Additional shares of our common stock may be issued in the event of certain dilutive issuances or if conversions or redemptions occur during a period when the market price of the common stock is below approximately $0.44 per share.

The 2,308,434 shares being registered hereunder represent a portion of the shares issuable to Inter-Mountain on conversion of the Note or exercise of the Warrants.  This portion was calculated as being equal to 30% of the Company’s public float as of the date hereof, as provided in a Registration Rights Agreement entered into by us and Inter-Mountain in connection with the Purchase Agreement.  Notwithstanding the foregoing, under the issuance documents, at no point may the number of shares issuable to Inter-Mountain exceed the number of shares that, when aggregated with all other shares of common stock then held by Inter-Mountain or by its affiliates, would result in Inter-Mountain owning more than 4.99% of all of our outstanding common stock (or more than 9.99% of all of our outstanding stock during any period of time in which our market capitalization is less than $3 million).

The Purchase Agreement and the Note were entered into on June 27, 2012.  The purchase price for the Note was paid $500,000 at closing in cash and $1,500,000 in the form of six promissory notes in favor of Uluru in the principal amount of $250,000 (the “Investor Notes”), each of which becomes due as the outstanding balance under the Note is reduced to a certain level.  The purchase price of the Note also reflected a $200,000 original issue discount and $10,000 in attorney’s fees. The Purchase Agreement also includes representations and warranties, restrictive covenants, and indemnification provisions standard for similar transactions.

At our option, subject to certain volume, price, and other conditions, the monthly installment payments on the Note may be paid in whole, or in part, in cash or in common stock, $0.001 par value of our common stock.  If the monthly installment is paid in common stock, such shares being issued will be based on a price that is 80% of the average of the three lowest volume weighted average prices of the shares of common stock during the preceding twenty trading days.  The percentage declines to 70% if the average of the three lowest volume weighted average prices of the shares of common stock during the preceding twenty trading days is less than $0.05.

At the option of Inter-Mountain, the outstanding principal balance of the Note may be converted into shares of common stock at a conversion price of $0.35 per share, subject to certain pricing adjustments and ownership limitations.  The initial tranche is $710,000 and the six subsequent tranches are each $250,000, plus interest.  At our option, the outstanding principal balance of the Note, or a portion thereof, may be prepaid in cash at 120% of the amount elected to be prepaid.  The Note is secured by a Security Agreement pursuant to which we granted to Inter-Mountain a first-priority security interest in the assets held by the Company.

As part of the convertible debt financing, Inter-Mountain will also receive a total of seven warrants (the “Warrants”) to purchase, if they all vest, an aggregate of 3,142,857 shares of common stock, which number of shares could increase based upon the terms and conditions of the Warrants.  The Warrants have an exercise price of $0.35 per share, subject to certain pricing adjustments, and are exercisable, subject to vesting provisions and ownership limitations, until June 27, 2017.  The Warrant for the initial 785,714 shares of common stock vests immediately.  Each of the other Warrants vest upon the payment by the holder of each of the six Investor Notes.

As part of the convertible debt financing, we entered into a Registration Rights Agreement whereby we agreed to prepare and file with the SEC a registration statement for the number of shares no later than July 27, 2012 and to cause such registration statement to be declared effective no later than ninety days after such filing with the SEC and to keep such registration statement effective for a period of no less than one hundred and eighty days.  The Registration Rights Agreement also grants Inter-Mountain piggy-back registration rights with respect to future offerings by the Company.

The number of shares of common stock outstanding before and after this offering is based on 8,086,398 outstanding as of May 31, 2012 and excludes:

▪	612,594	shares of our common stock subject to outstanding warrants as of May 31, 2012, having a weighted average exercise price of $2.45 per share;
▪	254,411	shares of our common stock subject to outstanding stock options as of May 31, 2012, having a weighted average exercise price of $14.11 per share;
▪	397	shares of our common stock subject to vesting of restricted stock grants as of May 31, 2012;
▪	476,046	shares of our common stock reserved for future issuance pursuant to our existing 2006 Equity Incentive Plan as of May 31, 2012;
▪	116,667	shares of our common stock for the potential conversion of the June 2011 convertible note in the principal amount of $140,000;
▪	115,741	shares of our common stock for the potential conversion of the July 2011 convertible note in the principle amount of $125,000; and
▪	928,572	shares of our common stock for the potential conversion of Series A Preferred Stock issuable to Ironridge Global as of May 31, 2012.
▪	7,148,709
additional shares issuable upon conversion of the Note or exercising the Warrants but that are not registered hereunder, subject to increase in connection with dilutive issuances and when redemptions or conversions occur during periods when our market price is below approximately $0.44 per share.

RISK FACTORS

An investment in our securities involves a high degree of risk.  Before making an investment decision you should carefully consider the risks described below and the risks and uncertainties described in the accompanying prospectus and in our Form 10-K for the year ended December 31, 2011, which is incorporated by reference herein, and the other information set forth or incorporated by reference in this prospectus.  Additional risks and uncertainties that we are unaware of or that we believe are not material at this time could also materially adversely affect our business, financial condition or results of operations. In any case, the value of our common stock could decline, and you could lose all or part of your investment. You should also refer to our financial statements and the notes to those statements, which are incorporated by reference in this prospectus.  See also the information contained under the heading “Cautionary Note Regarding Forward Looking Statements” immediately above.

Risks Related to Our Operations

Our management and our independent registered public accounting firm, in their report on our financial statements as of and for the year ended December 31, 2011, have concluded that due to our need for additional capital, and the uncertainties surrounding our ability to raise such funding, substantial doubt exists as to our ability to continue as a going concern.

Our audited financial statements for the fiscal year ended December 31, 2011, were prepared on a going concern basis in accordance with United States generally accepted accounting principles.  The going concern basis of presentation assumes that we will continue in operation for the next twelve months and will be able to realize our assets and discharge our liabilities and commitments in the normal course of business and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from our inability to continue as a going concern.  Our management and our independent registered public accounting firm have concluded that due to our need for additional capital, and the uncertainties surrounding our ability to raise such funding, substantial doubt exists as to our ability to continue as a going concern.  We may be forced to reduce our operating expenses, raise additional funds, principally through the additional sales of our securities or debt financings, or enter into a corporate partnership to meet our working capital needs. However, we cannot guarantee that we will be able to obtain sufficient additional funds when needed or that such funds, if available, will be obtainable on terms satisfactory to us.  If we are unable to raise sufficient additional capital or complete a strategic transaction, we may be unable to continue to fund our operations, develop our product candidates or realize value from our assets and discharge our liabilities in the normal course of business.  These uncertainties raise substantial doubt about our ability to continue as a going concern.  If we become unable to continue as a going concern, we may have to liquidate our assets, and might realize significantly less than the values at which they are carried on our financial statements, and stockholders may lose all or part of their investment in our common stock.

Our cash and cash equivalents may not be sufficient to fund our operations beyond the fourth quarter of 2012.

Assuming our current costs of operations remain relatively unchanged over the next several months, our present cash and cash equivalents, together with anticipated proceeds from the sale of our equities,  may not be sufficient to fund our operations beyond the fourth quarter of 2012.  Unless we are able to raise additional funds from our financing efforts prior to such time, we may not be able to support our operations and may be forced to cease operations and dissolve the Company.  Although we believe we have been prudent in this assessment of the rate at which its cash and cash equivalents may be expended, no assurance can be given that such assessment will prove accurate and readers are therefore cautioned not to place undue reliance thereon.

We do not have significant operating revenue and we may never attain profitability.

Our ability to achieve significant revenue or profitability depends upon our ability to successfully complete the development of product candidates, to develop and obtain patent protection and regulatory approvals for our product candidates and to manufacture and commercialize the resulting products.  We may not generate significant revenues or profits from the sale of these products in the future.  Furthermore, we may not be able to ever successfully identify, develop, commercialize, patent, manufacture, obtain required regulatory approvals and market any additional products.  Moreover, even if we do identify, develop, commercialize, patent, manufacture, and obtain required regulatory approvals to market additional products, we may not generate revenues or royalties from commercial sales of these products for a significant number of years, if at all.  Therefore, our proposed operations are subject to all the risks inherent in the establishment of a new business enterprise. In the next few years, our revenues may be limited to minimal product sales and royalties, amounts that we receive under strategic partnerships and research or product development collaborations that we may establish and, as a result, we may be unable to achieve or maintain profitability in the future or to achieve significant revenues to fund our operations.

A failure to obtain necessary additional capital in the future could jeopardize our operations.

We may not be able to obtain additional financing on terms acceptable to us, if at all. If we raise additional funds by selling equity securities, the relative equity ownership of our existing investors would be diluted and the new investors could obtain terms more favorable than previous investors.  A failure to obtain additional funding to support our working capital and operating requirements could prevent us from making expenditures that are needed to allow us to maintain our operations.

Our financial condition may limit our ability to borrow funds or to raise additional equity as may be required to fund our future operations.

Our ability to borrow funds or raise additional equity may be limited by our financial condition.  Additionally, events such as our inability to continue to reduce our loss from continuing operations, could adversely affect our liquidity and our ability to attract additional funding as required.

Our future financial results could be adversely impacted by asset impairments or other charges.

Accounting Standards Codification (“ASC”) Topic 350-30, Intangibles Other than Goodwill requires that we test goodwill and other intangible assets determined to have indefinite lives for impairment on an annual, or on an interim basis if certain events occur or circumstances change that would reduce the fair value of a reporting unit below its carrying value or if the fair value of intangible assets with indefinite lives falls below their carrying value. In addition, under ASC Topic 350-30, long-lived assets with finite lives are tested for impairment whenever events or changes in circumstances indicate that its carrying value may not be recoverable. A significant decrease in the fair value of a long-lived asset, an adverse change in the extent or manner in which a long-lived asset is being used or in its physical condition or an expectation that a long-lived asset will be sold or disposed of significantly before the end of its previously estimated life are among several of the factors that could result in an impairment charge.

We evaluate intangible assets determined to have indefinite lives for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, sales or disposition of a significant portion of the business, or other factors such as a decline in our market value below our book value for an extended period of time.

We evaluate the estimated lives of all intangible assets on an annual basis, to determine if events and circumstances continue to support an indefinite useful life or the remaining useful life, as applicable, or if a revision in the remaining period of amortization is required. The amount of any such annual or interim impairment charge could be significant, and could have a material adverse effect on reported financial results for the period in which the charge is taken.

Failure to achieve and maintain effective internal controls could have a material adverse effect on our business.

Effective internal controls are necessary for us to provide reliable financial reports.  If we cannot provide reliable financial reports, our operating results could be harmed.  All internal control systems, no matter how well designed, have inherent limitations.  Therefore, even those systems determined to be effective can only provide reasonable assurance with respect to financial preparation and presentation.

While we continue to evaluate and improve our internal controls, we cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future.  Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.

If we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time; we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.  Failure to achieve and maintain an effective internal control environment could cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price.

The success of our research and development activities, upon which we primarily focus, is uncertain.

Our primary focus is on our research and development activities and the commercialization of products covered by proprietary biopharmaceutical patents and applications.  Research and development activities, by their nature, preclude definitive statements as to the time required and costs involved in reaching certain objectives.  Actual research and development costs, therefore, could exceed budgeted amounts and estimated time frames may require extension.  Cost overruns, unanticipated regulatory delays or demands, unexpected adverse side effects or insufficient therapeutic efficacy will prevent or substantially slow our research and development effort and our business could ultimately suffer.

We may not successfully commercialize our product candidates.

Our product candidates are subject to the risks of failure inherent in the development of pharmaceuticals based on new technologies and our failure to develop safe, commercially viable products would severely limit our ability to become profitable or to achieve significant revenues.  We may be unable to successfully commercialize our product candidates because:

▪	some or all of our product candidates may be found to be unsafe or ineffective or otherwise fail to meet applicable regulatory standards or receive necessary regulatory clearances;
▪	our product candidates, if safe and effective, may be too difficult to develop into commercially viable products;
▪	it may be difficult to manufacture or market our product candidates in a large scale;
▪	proprietary rights of third parties may preclude us from marketing our product candidates; and
▪	third parties may market superior or equivalent products.

If we are unable to establish and maintain effective sales, marketing and distribution capabilities, or to enter into agreements with third parties to do so, we will be unable to successfully commercialize Altrazeal®.

We are marketing and selling Altrazeal® through a combination of our own sales force and a network of independent sales representatives (“ISR’s”) in the United States but have only limited experience thus far with marketing, sales or distribution of wound care products. If we are unable to establish the capabilities to sell, market and distribute Altrazeal®, either through our own sales force, our existing ISR capabilities or by entering into agreements with others, or to maintain such capabilities in countries where we have already commenced commercial sales, we will not be able to successfully sell Altrazeal®. In that event, we will not be able to generate significant revenues. We cannot guarantee that we will be able to establish and maintain our own sales force, our ISR capabilities or enter into and maintain any marketing or distribution agreements with third-party providers on acceptable terms, if at all. Even if we hire ISR’s or qualified sales and marketing personnel we need in the United States to support our objectives, or enter into marketing and distribution agreements with third parties on acceptable terms, we may not do so in an efficient manner or on a timely basis. We may not be able to correctly judge the size and experience of the sales and marketing force and the scale of distribution capabilities necessary to successfully market and sell Altrazeal®. Establishing and maintaining sales, marketing and distribution capabilities are expensive and time-consuming. Our expenses associated with building up and maintaining the sales force and distribution capabilities may be disproportional compared to the revenues we may be able to generate on sales of Altrazeal®. We cannot guarantee that we will be successful in commercializing Altrazeal®.

We may be unable to successfully develop, market, or commercialize our products or our product candidates without establishing new relationships and maintaining current relationships.

Our strategy for the research, development and commercialization of our potential pharmaceutical products may require us to enter into various arrangements with corporate and academic collaborators, licensors, licensees and others, in addition to our existing relationships with other parties.  Specifically, we may need to joint venture, sublicense or enter other marketing arrangements with parties that have an established marketing capability or we may choose to pursue the commercialization of such products.  Furthermore, if we maintain and establish arrangements or relationships with third parties, our business may depend upon the successful performance by these third parties of their responsibilities under those arrangements and relationships.  Our ability to successfully commercialize, and market our products and product candidates could be limited if a number of our existing relationships were terminated.

We may be unable to successfully manufacture our products and our product candidates in clinical quantities or for commercial purposes without the assistance of contract manufacturers, which may be difficult for us to obtain and maintain.

We have limited experience in the manufacture of pharmaceutical products in clinical quantities or for commercial purposes, and we may not be able to manufacture any new pharmaceutical products that we may develop.  As a result, we have established, and in the future intend to establish, arrangements with contract manufacturers to supply sufficient quantities of products to conduct clinical trials and for the manufacture, packaging, labeling, and distribution of finished pharmaceutical products.  If we are unable to contract for a sufficient supply of our pharmaceutical products on acceptable terms, our preclinical and human clinical testing schedule may be delayed, resulting in the delay of our clinical programs and submission of product candidates for regulatory approval, which could cause our business to suffer.  Our business could suffer if there are delays or difficulties in establishing relationships with manufacturers to produce, package, label and distribute our finished pharmaceutical or other medical products, if any, and the market introduction and subsequent sales of such products.  Moreover, contract manufacturers that we may use must adhere to current Good Manufacturing Practices, as required by FDA.  In this regard, the FDA will not issue a pre-market approval or product and establishment licenses, where applicable, to a manufacturing facility for the products until the manufacturing facility passes a pre-approval plant inspection.  If we are unable to obtain or retain third party manufacturing on commercially acceptable terms, we may not be able to commercialize our products as planned.  Our potential dependence upon third parties for the manufacture of our products may adversely affect our ability to generate profits or acceptable profit margins and our ability to develop and deliver such products on a timely and competitive basis.

We may incur substantial product liability expenses due to the use or misuse of our products for which we may be unable to obtain insurance coverage.

Our business exposes us to potential liability risks that are inherent in the testing, manufacturing and marketing of pharmaceutical products. These risks will expand with respect to our drug candidates, if any, that receive regulatory approval for commercial sale, and we may face substantial liability for damages in the event of adverse side effects or product defects identified with any of our products that are used in clinical tests or marketed to the public. We generally procure product liability insurance for product candidates that are undergoing human clinical trials. Product liability insurance for the biotechnology industry is generally expensive, if available at all, and as a result, we may be unable to obtain insurance coverage at acceptable costs or in sufficient amount in the future, if at all.

We may be unable to satisfy any claims for which we may be held liable as a result of the use or misuse of products which we have developed, manufactured or sold and any such product liability could adversely affect our business, operating results or financial condition.

We may incur significant liabilities if we fail to comply with stringent environmental regulations.

Our research and development processes involve the controlled use of hazardous materials.  We are subject to a variety of federal, state and local governmental laws and regulations related to the use, manufacture, storage, handling, and disposal of such material and certain waste products.  Although we believe that our activities and our safety procedures for storing, using, handling and disposing of such material comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated.  In the event of such accident, we could be held liable for any damages that result and any such liability could exceed our resources.

Additional federal, state, foreign and local laws and regulations affecting our operations may be adopted in the future, including laws related to climate change.  We may incur substantial costs to comply with these laws or regulations.  Additionally, we may incur substantial fines or penalties if we violate any of these laws or regulations.

Our ability to successfully develop and commercialize our drug or device candidates will substantially depend upon the availability of reimbursement funds for the costs of the resulting drugs or devices and related treatments.

The successful commercialization of, and the interest of potential collaborative partners to invest in the development of our drug or device candidates, may depend substantially upon the reimbursement at acceptable levels of the costs of the resulting drugs or devices and related treatments from government authorities, private health insurers and other organizations, including health maintenance organizations, or HMOs.  To date, the costs of our marketed products Altrazeal® and Aphthasol® generally have been reimbursed at acceptable levels; however, the amount of such reimbursement in the United States or elsewhere may be decreased in the future or may be unavailable for any drugs or devices that we may develop in the future.  Limited reimbursement for the cost of any drugs or devices that we develop may reduce the demand for, or price of such drugs or devices, which would hamper our ability to obtain collaborative partners to commercialize our drugs or devices, or to obtain a sufficient financial return on our own manufacture and commercialization of any future drugs or devices.

Intense competition may limit our ability to successfully develop and market commercial products.

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Our competitors in the United States and elsewhere are numerous and include, among others, major multinational pharmaceutical, device, and chemical companies, specialized biotechnology firms and universities and other research institutions.

In the area of wound management and burn care, which is the primary focus of our commercialization and development activities, a number of companies are developing or evaluating new technology approaches.  Significantly larger companies compete in this marketplace including Smith & Nephew plc, Kinetic Concepts, Inc., ConvaTec Inc., Systagenix Wound Management Limited, 3M Company, Molnlycke Health Care, and numerous other companies.  We expect that technological developments will occur at a rapid rate and that competition is likely to intensify as various alternative technologies achieve similar if not identical advantages.

Prescription steroids such as Kenalog in OraBase, developed by Bristol-Myers Squibb, may compete with our commercialized Aphthasol® product. OTC products including Orajel (Church and Dwight) and Anbesol (Wyeth Consumer Healthcare) also compete in the aphthous ulcer market.

Many of these competitors have and employ greater financial and other resources, including larger research and development, marketing and manufacturing organizations.  As a result, our competitors may successfully develop technologies and drugs that are more effective or less costly than any that we are developing or which would render our technology and future products obsolete and noncompetitive.

In addition, some of our competitors have greater experience than we do in conducting preclinical and clinical trials and may obtain FDA and other regulatory approvals for product candidates more rapidly than we do.  Companies that complete clinical trials obtain required regulatory agency approvals and commence commercial sale of their products before their competitors may achieve a significant competitive advantage.  Products resulting from our research and development efforts or from our joint efforts with collaborative partners therefore may not be commercially competitive with our competitors’ existing products or products under development.

The market may not accept any pharmaceutical products that we successfully develop.

The drugs and devices that we are attempting to develop may compete with a number of well-established drugs and devices manufactured and marketed by major pharmaceutical companies.  The degree of market acceptance of any drugs or devices developed by us will depend on a number of factors, including the establishment and demonstration of the clinical efficacy and safety of our drug candidates, the potential advantage of our drug candidates over existing therapies and the reimbursement policies of government and third-party payers.  Physicians, patients or the medical community in general may not accept or use any drugs or devices that we may develop independently or with our collaborative partners and if they do not, our business could suffer.

Trends toward managed health care and downward price pressure on medical products and services may limit our ability to profitably sell any drugs or devices that we develop.

Lower prices for pharmaceutical products may result from:

▪	Third-party payers’ increasing challenges to the prices charged for medical products and services;

▪
The trend toward managed health care in the Unites States and the concurrent growth of HMOs and similar organizations that can control or significantly influence the purchase of healthcare services and products; and

▪	Legislative proposals to reform healthcare or reduce government insurance programs.

The cost containment measures that healthcare providers are instituting, including practice protocols and guidelines and clinical pathways, and the effect of any healthcare reform, could limit our ability to profitably sell any drugs or devices that we may successfully develop.  Moreover, any future legislation or regulation, if any, relating to the healthcare industry or third-party coverage and reimbursement, may cause our business to suffer.

Our business could suffer if we lose the services of, or fail to attract, key personnel.

We are highly dependent upon the efforts of our senior management and scientific team.  The loss of the services of one or more of these individuals could delay or prevent the achievement of our research, development, marketing, or product commercialization objectives.  While we have employment agreements with our senior management, their employment may be terminated at any time.  We do not maintain any "key-man" insurance policies on any of our senior management and we do not intend to obtain such insurance.  In addition, due to the specialized scientific nature of our business, we are highly dependent upon our ability to attract and retain qualified scientific and technical personnel.  In view of the stage of our development and our research and development programs, we have restricted our hiring to a small sales team, research scientists and a small administrative staff and we have made only limited investments in manufacturing, production or regulatory compliance resources.  There is intense competition among major pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions for qualified personnel in the areas of our activities, however, and we may be unsuccessful in attracting and retaining these personnel.

There can be no assurance if we will receive any cash proceeds from the sale of common stock to Ironridge Global.

Under the terms of the Common Stock Purchase Agreement, Ironridge Global elected to pay for the shares of common stock by issuing to us a secured promissory note.  Therefore, it is possible that the promissory note may not be paid upon maturity, and that we may be unable to perfect or collect upon some or all of the underlying collateral.

Risks Related to Development, Clinical Testing and Regulatory Approval

We are subject to extensive governmental regulation which increases our cost of doing business and may affect our ability to commercialize any new products that we may develop.

The FDA and comparable agencies in foreign countries impose substantial requirements upon the introduction of pharmaceutical products through lengthy and detailed laboratory, preclinical and clinical testing procedures and other costly and time-consuming procedures to establish their safety and efficacy. Some of our products and product candidates require receipt and maintenance of governmental approvals for commercialization. Preclinical and clinical trials and manufacturing of our product candidates will be subject to the rigorous testing and approval processes of the FDA and corresponding foreign regulatory authorities. Satisfaction of these requirements typically takes a significant number of years and can vary substantially based upon the type, complexity and novelty of the product.

Due to the time consuming and uncertain nature of the drug and device candidate development process and the governmental approval process described above, we cannot assure you when we, independently or with our collaborative partners, might submit a New Drug Application (“NDA”), or a 510(k), for FDA or other regulatory review.

Government regulation also affects the manufacturing and marketing of pharmaceutical and medical device products. Government regulations may delay marketing of our potential drugs or potential medical devices for a considerable or indefinite period of time, impose costly procedural requirements upon our activities and furnish a competitive advantage to larger companies or companies more experienced in regulatory affairs. Delays in obtaining governmental regulatory approval could adversely affect our marketing as well as our ability to generate significant revenues from commercial sales. Our drug or device candidates may not receive FDA or other regulatory approvals on a timely basis or at all. Moreover, if regulatory approval of a drug or device candidate is granted, such approval may impose limitations on the indicated use for which such drug or device may be marketed. Even if we obtain initial regulatory approvals for our drug or device candidates, our drugs or devices and our manufacturing facilities would be subject to continual review and periodic inspection, and later discovery of previously unknown problems with a drug, or device, manufacturer or facility may result in restrictions on the marketing or manufacture of such drug or device, including withdrawal of the drug or device from the market. The FDA and other regulatory authorities stringently apply regulatory standards and failure to comply with regulatory standards can, among other things, result in fines, denial or withdrawal of regulatory approvals, product recalls or seizures, operating restrictions and criminal prosecution.

The uncertainty associated with preclinical and clinical testing may affect our ability to successfully commercialize new products.

Before we can obtain regulatory approvals for the commercial sale of our potential products, the product candidates may be subject to extensive preclinical and clinical trials to demonstrate their safety and efficacy in humans. In this regard, for example, adverse side effects can occur during the clinical testing of a new drug on humans which may delay ultimate FDA approval or even lead us to terminate our efforts to develop the product for commercial use. Companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials, even after demonstrating promising results in earlier trials. The failure to adequately demonstrate the safety and efficacy of a product candidate under development could delay or prevent regulatory approval of the product candidate. A delay or failure to receive regulatory approval for any of our product candidates could prevent us from successfully commercializing such candidates and we could incur substantial additional expenses in our attempts to further develop such candidates and obtain future regulatory approval.

Risks Related to Our Intellectual Property

We may not be successful in protecting our intellectual property and proprietary rights.

Our success depends, in part, on our ability to obtain U.S. and foreign patent protection for our drug and device candidates and processes, preserve our trade secrets and operate our business without infringing the proprietary rights of third parties.  Legal standards relating to the validity of patents covering pharmaceutical and biotechnology inventions and the scope of claims made under such patents are still developing and there is no consistent policy regarding the breadth of claims allowed in biotechnology patents.  The patent position of a biotechnology firm is highly uncertain and involves complex legal and factual questions.  We cannot assure you that any existing or future patents issued to, or licensed by, us will not subsequently be challenged, infringed upon, invalidated or circumvented by others.  As a result, although we, together with our subsidiaries, are the owner of U.S. patents and U.S. patent applications now pending, and European patents and European patent applications, we cannot assure you that any additional patents will issue from any of the patent applications owned by us.  Furthermore, any rights that we may have under issued patents may not provide us with significant protection against competitive products or otherwise be commercially viable.

In addition, patents may have been granted to third parties or may be granted covering products or processes that are necessary or useful to the development of our product candidates.  If our product candidates or processes are found to infringe upon the patents or otherwise impermissibly utilize the intellectual property of others, our development, manufacture and sale of such product candidates could be severely restricted or prohibited. In such event, we may be required to obtain licenses from third parties to utilize the patents or proprietary rights of others.  We cannot assure you that we will be able to obtain such licenses on acceptable terms, if at all.  If we become involved in litigation regarding our intellectual property rights or the intellectual property rights of others, the potential cost of such litigation, regardless of the strength of our legal position, and the potential damages that we could be required to pay could be substantial.

Risks Related to Our Common Stock and this Offering

An investment in our common stock may be less attractive because it is not traded on a recognized public market.

On March 12, 2012, we notified the NYSE Amex LLC (the “Exchange”) of our intention to file a Form 25 with the SEC, on March 22, 2012, to effect the voluntary delisting of our common stock from the Exchange as we intend to move to the OTCQB.  On April 2, 2012, our common stock began quotation and trading on the OTCQB.  The OTCQB is a market tier for over-the-counter-traded companies that are registered and reporting with the SEC.  The OTCQB is viewed by most investors as a less desirable, and less liquid, marketplace.  As a result, an investor may find it more difficult to purchase, dispose of or obtain accurate quotations as to the value of our common stock.

Our common stock is subject to "penny stock" regulations and restrictions on initial and secondary broker-dealer sales.

The SEC has adopted regulations which generally define “penny stock” to be any listed, trading equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions.  The regulations require that prior to any non-exempt buy/sell transaction in a penny stock, a disclosure schedule proscribed by the SEC relating to the penny stock market must be delivered by a broker-dealer to the purchaser of such penny stock.  This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for our common stock.  The regulations also require that monthly statements be sent to holders of penny stock that disclose recent price information for the penny stock and information of the limited market for penny stocks.  These requirements adversely affect the market liquidity of our common stock.

Our common stock is subject to Rules 15g-1 through 15g-9 under the Exchange Act, which imposes certain sales practice requirements on broker-dealers who sell our common stock to persons other than established customers and "accredited investors" (as defined in Rule 501(c) of the Securities Act).  For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale.  This rule adversely affects the ability of broker-dealers to sell our common stock and may affect your ability to sell your shares of our common stock in the secondary market.

We do not expect to pay dividends in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend on our financial condition, results of operations, capital requirements and other factors and will be at the discretion of our board of directors.  Accordingly, you will have to rely on appreciation in the price of our common stock, if any, to earn a return on your investment in our common stock. Furthermore, we may in the future become subject to contractual restrictions on, or prohibitions against, the payment of dividends.

Provisions of our charter documents could discourage an acquisition of our Company that would benefit our stockholders and may have the effect of entrenching, and making it difficult to remove, management.

Provisions of our Certificate of Incorporation and Bylaws may make it more difficult for a third party to acquire control of our Company, even if a change in control would benefit our stockholders.  In particular, shares of our preferred stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as our Board of Directors may determine, including for example, rights to convert into our common stock.  The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any of our preferred stock that may be issued in the future.  The issuance of our preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire control of us.  This could limit the price that certain investors might be willing to pay in the future for shares of our common stock and discourage these investors from acquiring a majority of our common stock.

Our stockholders may experience substantial dilution in the value of their investment if we issue additional shares of our capital stock.

Our charter allows us to issue up to 200,000,000 shares of our common stock and to issue and designate the rights of, without stockholder approval, up to 20,000 shares of preferred stock. In the event we issue additional shares of our capital stock, dilution to our stockholders could result. In addition, if we issue and designate a class of preferred stock, these securities may provide for rights, preferences or privileges senior to those of holders of our common stock.

Substantial sales of our common stock could lower our stock price.

The market price for our common stock could drop as a result of sales of a large number of our presently outstanding shares of common stock or shares that we may issue or be obligated to issue in the future. We are registering 2,308,434 shares of our common stock under this registration statement for issuance upon conversion from time to time of the Note and upon exercise of the Warrants.  Additional shares may be issued under the Notes and the Warrants and resold into the market under Rule 144.  These shares may be sold into the public market by Inter-Mountain, which could in turn cause the market price of our common stock to decline.

Future sales of our common stock may depress the market price of our common stock and cause stockholders to experience dilution.

The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market.  The Note is convertible into approximately up to 6,314,286 shares of our common stock, and the Warrants are exercisable, if they all vest, for approximately up to 3,142,857 shares of our common stock.  We are registering under this registration statement a portion of the total shares issuable under the Note and the Warrants, which portion is an amount equal to 30% of our public float as of the date of the initial filing of this registration statement.

We may issue additional shares of common stock through one or more equity transactions in the future to satisfy our capital and operating needs; however, such transactions will be subject to market conditions and there can be no assurance any such transaction will be completed.  If we sell shares in the future, the prices at which we sell these future shares will vary, and these variations may be significant.  Purchasers of the shares we sell pursuant to future offerings, as well as our existing stockholders, will experience significant dilution if we sell these future shares at prices significantly below the price at which previous stockholders invested.

Inter-Mountain will pay less than the then-prevailing market price for our common stock.

At our option, subject to certain volume, price, and other conditions, we may pay a monthly installment due to Inter-Mountain under the Note in whole or in part in either cash or in common stock.  If we elect to pay any part of a monthly installment in stock, the shares to be issued will be based on a price that is 80% of the average of the three lowest volume weighted average prices of the shares of our common stock during the preceding twenty trading days.  The percentage declines to 70% if the average of the three lowest volume weighted average prices of the shares of our common stock during the preceding twenty trading days is less than $0.05.  Inter-Mountain has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price.  If Inter-Mountain sells the shares, the price of our common stock could decrease.

USE OF PROCEEDS

We are not selling any shares of common stock in this offering and will not receive any proceeds from the resale of such common stock by Inter-Mountain.  To the extent that Inter-Mountain exercises for cash any warrants covering any shares registered for resale under this prospectus, we would receive proceeds from such exercises at the rate of $0.35 per share.  We intend to such any such proceeds for general corporate purposes, including working capital.

DETERMINATION OF OFFERING PRICE

The offering price of the common shares offered by this prospectus is being determined by the selling stockholder on a transaction-by-transaction basis based upon factors that the selling stockholder considers appropriate.  The offering prices determined by the selling stockholder may, or may not, relate to a current market price but should not, in any case, be considered an indication of the actual value of the common shares.  We do not have any influence over the price at which the selling stockholder offers or sells the common shares offered by this prospectus.

SELLING STOCKHOLDER

All of the offered shares are to be sold by an existing holder of securities. The selling stockholder, Inter-Mountain Capital Corp., may acquire the shares of common stock that may be offered and sold hereunder upon the conversion or redemption of the Note and the exercise of Warrants described below and acquired pursuant to the Securities Purchase Agreement dated June 27, 2012 with Inter-Mountain.  The Note is convertible into approximately 6,314,286 shares of our common stock, and the Warrants are exercisable, if they all vest, for approximately 3,142,857 shares of our common stock.  Additional shares of our common stock may be issued in the event of certain dilutive issuances or if conversions or redemptions occur during a period when the market price of the common stock is below approximately $0.44 per share.

The 2,308,434 shares being registered hereunder represent a portion of the shares issuable to Inter-Mountain on conversion of the Note or exercise of the Warrants.  This portion was calculated as being equal to 30% of the Company’s public float as of the date hereof, as provided in a Registration Rights Agreement entered into by us and Inter-Mountain in connection with the Purchase Agreement.  Notwithstanding the foregoing, under the issuance documents, at no point may the number of shares issuable to Inter-Mountain exceed the number of shares that, when aggregated with all other shares of common stock then held by Inter-Mountain or by its affiliates, would result in Inter-Mountain owning more than 4.99% of all of our outstanding common stock (or more than 9.99% of all of our outstanding stock during any period of time in which our market capitalization is less than $3 million).

The Purchase Agreement and the Note were entered into on June 27, 2012.  The purchase price for the Note was paid $500,000 at closing in cash and $1,500,000 in the form of six Investor Notes in favor of Uluru in the principal amount of $250,000, each of which becomes due as the outstanding balance under the Note is reduced to a certain level.  The purchase price of the Note also reflected a $200,000 original issue discount and $10,000 in attorney’s fees. The Purchase Agreement also includes representations and warranties, restrictive covenants, and indemnification provisions standard for similar transactions.

At our option, subject to certain volume, price, and other conditions, the monthly installment payments on the Note may be paid in whole, or in part, in cash or in common stock, $0.001 par value of our common stock.  If the monthly installment is paid in common stock, such shares being issued will be based on a price that is 80% of the average of the three lowest volume weighted average prices of the shares of common stock during the preceding twenty trading days.  The percentage declines to 70% if the average of the three lowest volume weighted average prices of the shares of common stock during the preceding twenty trading days is less than $0.05

At the option of Inter-Mountain, the outstanding principal balance of the Note may be converted into shares of common stock at a conversion price of $0.35 per share, subject to certain pricing adjustments and ownership limitations.  The initial tranche is $710,000 and the six subsequent tranches are each $250,000, plus interest.  At our option, the outstanding principal balance of the Note, or a portion thereof, may be prepaid in cash at 120% of the amount elected to be prepaid.  The Note is secured by a Security Agreement pursuant to which we granted to Inter-Mountain a first-priority security interest in the assets held by the Company.

As part of the convertible debt financing, Inter-Mountain will also receive a total of seven warrants, referred to as the Warrants, to purchase an aggregate of 3,142,857 shares of common stock, which number of shares could increase based upon the terms and conditions of the Warrants.  The Warrants have an exercise price of $0.35 per share, subject to certain pricing adjustments, and are exercisable, subject to vesting provisions and ownership limitations, until June 27, 2017.  The Warrant for the initial 785,714 shares of common stock vests immediately.  Each of the other Warrants vest upon the payment by the holder of each of the six Investor Notes.

As part of the convertible debt financing, we entered into a Registration Rights Agreement whereby we agreed to prepare and file with the SEC a registration statement for the number of shares no later than July 27, 2012 and to cause such registration statement to be declared effective no later than ninety days after such filing with the SEC and to keep such registration statement effective for a period of no less than one hundred and eighty days.  The Registration Rights Agreement also grants Inter-Mountain piggy-back registration rights with respect to future offerings by the Company.  This registration statement is filed pursuant to our covenants under the Registration Rights Agreement.

The table below sets forth, as of June 30, 2012:

▪	the name of the selling stockholder;
▪	certain beneficial ownership information with respect to the selling stockholder;
▪	the number of shares that may be sold from time to time by the selling stockholder pursuant to this prospectus; and
▪	the amount (and, if 1% or more, the percentage) of common shares to be owned by the selling stockholder if all offered shares are sold.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities.  Common shares that are issuable upon the exercise of outstanding options, warrants or other purchase rights held by a selling stockholder, to the extent exercisable within 60 days of June 30, 2012, are treated as outstanding for purposes of computing the selling stockholder’s ownership of outstanding common shares and percentage ownership.

We believe that voting and investment power with respect to shares shown as beneficially owned by the selling stockholder resides with the individuals identified in the footnotes to the table below.  There can be no assurance that any of the shares offered hereby will be sold.

	Beneficial Ownership Before Offering(1)(2)			Beneficial Ownership upon Completion of the Offering(2)(3)
Beneficial Owner	Number of Shares	Percent(4)	Number of Shares Being Offered	Number of Shares	Percent(4)
Inter-Mountain Capital Corp (5)	416,649	4.99%	2,308,434	535,590	4.99%

(1)
The selling stockholder owns no shares of common stock as of June 30, 2012.  The shares identified above represent shares of common stock that may be acquired upon the conversion of the Note or exercise of the Warrants.

(2)
Assuming conversion of the entire Note at $0.35 per share, and the vesting and exercise of all of the Warrants, the selling stockholder may acquire an aggregate of 6,314,286 shares of common stock upon conversion of the Note and 3,142,857 shares of common stock upon the exercise of the Warrants.  The actual number of shares acquired may be materially higher or lower.  The Notes and Warrants include a provision capping the ownership by the selling stockholder at shares representing beneficial ownership of 4.99% of the outstanding shares of common stock.

(3)
Assumes the issuance to the selling stockholder of 2,308,434 shares of common stock and the sale by the selling stockholder of such shares pursuant hereto. There can be no assurance that any of the shares offered hereby will be sold.

(4)
The percentages set forth above have been computed assuming the number of shares of common stock outstanding equals the sum of (a) 8,086,398, which is the number of common shares actually outstanding on June 30, 2012, and (b) common shares subject to warrants, options and similar securities exercisable to purchase common stock within 60 days of such date by the selling stockholder with respect to which such percentage is calculated.

(5)	The selling stockholder has represented that John Fife has voting and investment control over these securities.

The selling stockholder has certified to us that it is not a broker-dealer or an affiliate of a broker dealer.

MARKET PRICE OF COMMON STOCK

Market for Common Stock

Our common stock began quotation and trading on the OTCQB™ marketplace, operated by the OTC Markets Group, as of market open on April 2, 2012 under the symbol “ULUR”.  From July 26, 2007 to April 1, 2012, our common stock was listed and traded on the NYSE Amex exchange under the symbol “ULU”.  From March 31, 2006 to July 25, 2007 our common stock was quoted on the OTC Bulletin Board under the symbol “ULUR.OB”.

The following table sets forth, on a quarterly basis, the high and low per share closing prices of our common stock from January 1, 2010 through June 30, 2012.

Year Ended December 31, 2012	High	Low
First Quarter	$0.56	$0.18
Second Quarter	$0.31	$0.20

Year Ended December 31, 2011
First Quarter	$1.80	$0.90
Second Quarter	$1.20	$0.59
Third Quarter	$0.98	$0.27
Fourth Quarter	$0.42	$0.19

Year Ended December 31, 2010
First Quarter	$3.90	$2.55
Second Quarter	$2.85	$1.20
Third Quarter	$2.25	$1.50
Fourth Quarter	$1.80	$1.20

All per share prices in this table have been retroactively adjusted to reflect the effect of our reverse stock split, on a 15 for 1 basis, effective June 29, 2011.

Holders of Common Stock

As of May 31, 2012, there were approximately 25 shareholders of record holding our common stock based upon the records of our transfer agent which do not include beneficial owners of common stock whose shares are held in the names of various securities brokers, dealers, and registered clearing agencies.  Accordingly, we believe the number of actual shareholders of our common stock exceeds the number of registered shareholders.  As of May 31, 2012, there were 200,000,000 shares of common stock authorized and 8,086,398 shares of common stock issued and outstanding.  The last sales price of our common stock on July 23, 2012 was $0.26 per share as quoted on the OTCQB.

Holders of Preferred Stock

As of May 31, 2012, there were 65 shares of our Series A Preferred Stock issued and outstanding, all of which are held by Ironridge Global.

Warrants and Stock Options

As of May 31, 2012, there are warrants outstanding to purchase 612,594 shares of our common stock and stock options outstanding to purchase 254,411 shares of our common stock.

Convertible Notes

As of May 31, 2012, there is $265,000 of convertible notes outstanding, which are convertible into 232,408 shares of common stock.

Equity Compensation Plan Information

2006 Equity Incentive Plan

In March 2006, our Board adopted and our stockholders approved our Incentive Plan, which initially provided for the issuance of up to 133,333 shares of our common stock pursuant to stock option and other equity awards.  At the annual meetings of the stockholders held on May 8, 2007, December 17, 2009, and on June 15, 2010, our stockholders approved amendments to the Incentive Plan to increase the total number of shares of common stock issuable under the Incentive Plan pursuant to stock options and other equity awards by 266,667 shares, 200,000 shares, and 200,000 shares, respectively.

In December 2006, we began issuing stock options to employees, consultants, and directors.  The stock options issued generally vest over a period of one to four years and have a maximum contractual term of ten years.  In January 2007, we began issuing restricted stock awards to our employees.  Restricted stock awards generally vest over a period of six months to five years after the date of grant.  Prior to vesting, restricted stock awards do not have dividend equivalent rights, do not have voting rights and the shares underlying the restricted stock awards are not considered issued and outstanding.  Shares of common stock are issued on the date the restricted stock awards vest.

As of March 31, 2012, we had granted options to purchase 408,667 shares of common stock since the inception of the Incentive Plan, of which 254,411 were outstanding at a weighted average exercise price of $14.11 per share and we had granted awards for 68,616 shares of restricted stock since the inception of the Incentive Plan, of which 397 were outstanding.  As of March 31, 2012, there were 476,046 shares that remained available for future grant under our Incentive Plan.

The following table sets forth the outstanding stock options or rights that have been authorized under equity compensation plans as of March 31, 2012.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders
- 2006 Equity Incentive Plan	254,411	$14.11	476,046

Equity compensation plans not approved by security holders	-0-	n/a	-0-

Total	254,411	$14.11	476,046

DIVIDEND POLICY

We have never declared or paid any cash dividends on its common stock and we do not anticipate paying any cash dividends in the foreseeable future on its common stock.  The payment of dividends on common stock, if any, in the future is within the discretion of our Board of Directors and will depend on its earnings, capital requirements and financial condition and other relevant facts.  We currently intend to retain all future earnings, if any, to finance the development and growth of its business.

Commencing on the date of issuance of any such shares of Series A Preferred Stock, the holders of Series A Preferred Stock are entitled to receive dividends on each outstanding share of Series A Preferred Stock, which accrue in shares of Series A Preferred Stock at a rate equal to 7.50% per annum from the date of issuance.  Accrued dividends are payable upon redemption of the Series A Preferred Stock.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The summary consolidated statements of operations data presented below for the fiscal years ended December 31, 2011 and 2010 are derived from audited consolidated financial statements that are incorporated by reference into this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.  The summary condensed consolidated statements of operations data for the three months ended March 31, 2012 and 2011 and the condensed consolidated balance sheet data as of March 31, 2012 and 2011 are derived from unaudited condensed consolidated financial statements that are incorporated by reference into this prospectus from our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 and 2011.  The unaudited condensed consolidated financial statements were prepared on a basis consistent with our audited financial statements and include all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods.  Operating results for the three months ended March 31, 2012 are not necessarily indicative of the results that may be expected for future periods.  You should read the following summary consolidated financial data with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Selected Consolidated Financial Data”, our consolidated financial statements, the notes to our consolidated financial statements, and our condensed consolidated financial statements, which are incorporated by reference into this prospectus.

CONSOLIDATED STATEMENTS OF OPERATIONS DATA:

	Three Months Ended March 31,		Year Ended December 31,
	2012	2011	2011	2010

Total Revenues	$60,005	$75,171	$484,5336	$1,557,357
Total Costs and Expenses	879,717	1,227,979	4,498,669	5,693,190
Operating Loss	(819,712)	(1,152,808)	(4,014,133)	(4,135,833)

Interest and miscellaneous income	1,654	4,036	11,341	9,930
Interest expense	(25,351)	(12,851)	(67,300)	(50,851)
Loss on sale of intangible asset	---	---	---	(857,839)
Net Loss	$(843,409)	$(1,161,623)	$(4,070,092)	$(5,034,593)

Less preferred stock dividends	(10,725)	---	(4,387)	---
Net Loss Allocable to Common Stockholders	$(854,135)	$(1,161,623)	$(4,074,479)	$(5,034,593)

Basic and Diluted Net Loss per common share	$(0.11)	$(0.20)	$(0.67)	$(0.93)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	7,962,421	5,800,595	6,065,615	5,436,033

CONSOLIDATED BALANCE SHEET DATA:

	Three Months Ended March 31,		Year Ended December 31,
	2012	2011	2011	2010

Cash and cash equivalents	$258,266	$329,071	$46,620	$641,441
Current assets	1,312,738	1,600,761	1,349,456	1,996,265
Property and equipment, net	997,198	1,298,625	1,072,460	1,375,484
Other assets	4,522,041	5,448,571	4,640,504	5,648,764
Total assets	6,831,977	8,347,957	7,062,420	9,020,513

Current liabilities	2,006,985	1,042,363	2,053,867	1,019,597
Long term liabilities	1,107,660	588,604	907,164	594,653
Total liabilities	3,114,645	1,630,967	2,961,031	1,614,250
Total stockholders’ equity	3,717,332	6,716,990	4,101,389	7,406,263

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and related notes for the fiscal years ended December 31, 2011 and 2010, and the summary condensed consolidated financial statements and related notes for the three months ended March 31, 2012 and 2011, included in this prospectus.

Overview

ULURU Inc. (together with our subsidiaries, “We”, “ULURU” or the “Company”) is a Nevada corporation.  We are a diversified specialty pharmaceutical company committed to developing and commercializing a broad range of innovative wound care and muco-adhesive film products based on our patented Nanoflex® and OraDiscTM drug delivery technologies, with the goal of improving outcomes for patients, health care professionals, and health care payers.

Our strategy is twofold:

▪
Establish the foundation for a market leadership position in wound management by developing and commercializing a customer focused portfolio of innovative wound care products based on the Nanoflex® technology to treat the various phases of wound healing; and

▪	Develop our oral-transmucosal technology (OraDiscTM) and generate revenues through multiple licensing agreements.

Utilizing our technologies, three of our products have been approved for marketing in various global markets.  In addition, numerous additional products are under development utilizing our patented Nanoflex® and OraDiscTM drug delivery technologies.

Altrazeal® Transforming Powder Dressing, based on our Nanoflex® technology, has the potential to change the way health care providers approach their treatment of wounds.  Launched in September 2008, the product is indicated for exuding wounds such as partial thickness burns, donor sites, abrasions, surgical, acute and chronic wounds.

Aphthasol®, our Amlexanox 5% paste product is the first drug approved by the FDA for the treatment of canker sores.

OraDisc™ A was initially developed as a drug delivery system to treat canker sores with the same active ingredient (amlexanox) that is used in Aphthasol® paste. We anticipate that higher amlexanox concentrations will be achieved at the disease site, increasing the effectiveness of the product.  OraDisc™ A was approved by the FDA in September 2004.

Results of Operations

Fluctuations in Operating Results

Our results of operations have fluctuated significantly from period to period in the past and are likely to continue to do so in the future.  We anticipate that our quarterly and annual results of operations will be impacted for the foreseeable future by several factors, including the timing and amount of payments received pursuant to our current and future collaborations, and the progress and timing of expenditures related to our development and commercialization efforts.  Due to these fluctuations, we believe that the period-to-period comparisons of our operating results may not be a good indication of our future performance.

Comparison of the three months ended March 31, 2012 and 2011

Total Revenues

Revenues were approximately $60,000 for the three months ended March 31, 2012, as compared to revenues of approximately $75,000 for the three months ended March 31, 2011, and were comprised of licensing fees of approximately $8,000 from Altrazeal® and OraDisc™ licensing agreements, royalties of approximately $16,000 from the sale of Aphthasol® by our domestic distributor, and product sales of approximately $36,000 for Altrazeal®.

The first quarter 2012 revenues represent an overall decrease of approximately $15,000 versus the comparative first quarter 2011 revenues.  The decrease in revenues is primarily attributable to a decrease of $20,000 in Altrazeal® product sales.  The revenue decrease was partially offset by an increase of $3,000 in Aphthasol® royalties from our domestic distributor and an increase of $2,000 in Altrazeal® licensing fees.

Costs and Expenses

Cost of Goods Sold

Cost of goods sold for the three months ended March 31, 2012 was approximately $16,000 and was comprised entirely of costs associated with Altrazeal®.  Cost of goods sold for the three months ended March 31, 2011 was approximately $16,000 and was comprised entirely of costs associated with Altrazeal®.

Research and Development

Research and development expenses totaled approximately $193,000 for the three months ended March 31, 2012, including $8,000 in share-based compensation, compared to approximately $274,000 for the three months ended March 31, 2011, which included $18,000 in share-based compensation.  The decrease of approximately $81,000 in research and development expenses was primarily due to lower direct research costs of $53,000, lower costs for regulatory consulting of $12,000, lower scientific compensation costs of $12,000 primarily related to share-based compensation, and lower operating costs of $4,000.

The direct research and development expenses for the three months ended March 31, 2012 and 2011 were as follows:
	Three Months Ended March 31,
Technology	2012	2011
Wound care & nanoparticle	$9,000	$62,000
OraDisc™	4,000	3,000
Aphthasol® & other technologies	1,000	2,000
Total	$14,000	$67,000

Selling, General and Administrative

Selling, general and administrative expenses totaled approximately $476,000 for the three months ended March 31, 2012, including $17,000 in share-based compensation, compared to approximately $659,000 for the three months ended March 31, 2011, which included $27,000 in share-based compensation.

The decrease of approximately $183,000 in selling, general and administrative expenses was primarily due to lower costs for compensation of $44,000 as a result of the termination of payments associated with a separation agreement with our former President and reduced share-based compensation, lower sales & marketing costs of $97,000 due to a revised sales and marketing plan, lower legal costs relating to our patents of $46,000, reduced investor relations consulting of $37,000, lower legal costs of $9,000, lower bad debt expense of $9,000, and reduced corporate travel of $5,000.  These expense decreases were partially offset by an increase in accounting fees of $13,000 for annual audit costs, the cost of $28,000 associated with the early remittance of the receivable from our divestiture of the Zindaclin® technology in June 2010, and the cost of $23,000 for the pending litigation settlement with R.C.C. Ventures, LLC.

Amortization of Intangible Assets

Amortization of intangible assets expense totaled approximately $118,000 for the three months ended March 31, 2012 as compared to approximately $202,000 for the three months ended March 31, 2011.  The expense for each period consists primarily of amortization associated with our acquired patents.  The decrease of approximately $84,000 is attributable to the expiration of the amortization of the Aphthasol® patent in November 2011.  There were no additional purchases of patents during the three months ended March 31, 2012 and 2011, respectively.

Depreciation

Depreciation expense totaled approximately $75,000 for the three months ended March 31, 2012 as compared to approximately $77,000 for the three months ended March 31, 2011.  The decrease of approximately $2,000 is attributable to certain equipment being fully depreciated.

Interest and Miscellaneous Income

Interest and miscellaneous income totaled approximately $2,000 for the three months ended March 31, 2012 as compared to approximately $4,000 for the three months ended March 31, 2011.  The decrease of approximately $2,000 is attributable to a decrease in interest income resulting from imputed interest being recognized in 2011 from the divestiture of the Zindaclin® technology.

Interest Expense

Interest expense totaled approximately $25,000 for the three months ended March 31, 2012 as compared to approximately $13,000 for the three months ended March 31, 2011.  Interest expense is comprised of financing costs for our insurance policies, interest costs related to regulatory fees, and interest costs and amortization of debt discount related to our convertible debt.  The increase of approximately $12,000 is primarily attributable to costs associated with our convertible debt and interest costs related to regulatory fees.

Comparison of the year ended December 31, 2011 and 2010

Total Revenues

Our revenues totaled approximately $485,000 for the year ended December 31, 2011, as compared to revenues of approximately $1,557,000 for the year ended December 31, 2010, and were comprised of licensing fees of approximately $23,000 from Altrazeal® and OraDisc™ licensing agreements, royalties of approximately $69,000 from sale of Aphthasol® by our domestic distributor, and product sales of approximately $205,000 for Altrazeal® and $188,000 for Aphthasol®.

The year ended December 31, 2011 revenues represent an overall decrease of approximately $1,072,000 versus the comparative 2010 revenues.  The decrease in revenues is primarily attributable to a decrease of $988,000 in OraDisc™ related licensing due to the termination of the licensing and supply agreement with Meldex International in 2010, a decrease of $186,000 in Zindaclin® related licensing and royalty fees due to our divestiture of this product in September 2010, and a decrease of $3,000 in Aphthasol® royalties from our domestic distributor.  These revenue decreases were partially offset by an increase of $50,000 in Aphthasol® product sales, an increase of $45,000 in Altrazeal® product sales, and an increase of $10,000 in Altrazeal® licensing fees.

Costs and Expenses

Cost of Goods Sold

Cost of goods sold for the year ended December 31, 2011 was approximately $203,000 and consisted of $159,000 in costs associated with Aphthasol® and $44,000 in costs associated with Altrazeal®.  Cost of goods sold for the year ended December 31, 2010 was approximately $153,000 and consisted of $123,000 in costs associated with Aphthasol® and $30,000 in costs associated with Altrazeal®.

Research and Development

Research and development expenses totaled approximately $947,000 for the year ended December 31, 2011, which included $70,000 of share-based compensation, compared to approximately $1,258,000 for the year ended December 31, 2009, which included $136,000 of share-based compensation.  The decrease of approximately $311,000 in research and development expenses was due primarily to lower costs for regulatory fees of $140,000, direct research costs of $73,000, clinical testing costs for our wound care technologies of $46,000, scientific compensation costs of $30,000, and regulatory consulting expenses of $22,000.

The direct research and development expenses for the years ended December 31, 2011 and 2010 were as follows:
	Year Ended December 31,
Technology	2011	2010
Wound care & Nanoflex®	$135,000	$169,000
OraDisc™	15,000	9,000
Aphthasol® & other technologies	7,000	52,000
Total	$157,000	$230,000

Selling, General and Administrative

Selling, general and administrative expenses totaled approximately $2,277,000 for the year ended December 31, 2011, which included $102,000 of share-based compensation, compared to approximately $3,120,000 for the year ended December 31, 2010, which included $230,000 in share-based compensation.

The decrease of approximately $843,000 in selling, general and administrative expenses was primarily due to lower costs for compensation of $183,000 as a result of lower head count and reduced share-based compensation, sales & marketing costs of $348,000 due to a revised marketing plan, legal costs relating to our patents of $158,000, commission expense of $30,000, legal fees of $13,000, director fees of $30,000, corporate travel expenses of $32,000, insurance costs of $22,000, accounting fees of $15,000, shareholder expenses of $11,000 relating to investor relations consulting, operating costs of $5,000, consulting expenses of $6,000, and occupancy costs of $3,000.  These expense decreases were partially offset by $13,000 of fees associated with the implementation of XBRL reporting for our filings with the SEC.

Amortization of Intangible Assets

Amortization expense of intangible assets totaled approximately $769,000 for the year ended December 31, 2011 as compared to approximately $906,000 for the year ended December 31, 2010.  The expense for each period consists primarily of amortization associated with our acquired patents.  The decrease of approximately $137,000 is attributable to our divestiture of the Zindaclin® technology in June 2010.  There were no purchases of patents during the years ended December 31, 2011 and 2010.

Depreciation

Depreciation expense totaled approximately $303,000 for the year ended December 31, 2011 as compared to approximately $256,000 for the year ended December 31, 2010.  The increase of approximately $47,000 is attributable to our purchase of additional equipment during 2009 and placing certain manufacturing equipment into service in July 2010.

Interest and Miscellaneous Income

Interest and miscellaneous income totaled approximately $11,000 for the year ended December 31, 2011 as compared to approximately $10,000 for the year ended December 31, 2010.  The increase of approximately $1,000 is attributable to an increase in interest income as a result of imputed interest associated with future payments due to us from the divestiture of the Zindaclin® technology in June 2010.

Interest Expense

Interest expense totaled approximately $67,000 for the year ended December 31, 2011 as compared to approximately $51,000 for the year ended December 31, 2010.  Interest expense is comprised of financing costs for our insurance policies, interest costs related to regulatory fees, and interest costs and amortization of debt discount related to our convertible debt.  The increase of approximately $16,000 is primarily attributable to costs associated with our convertible debt.

Loss on Sale of Intangible Assets

There were no intangible asset divestitures for the year ended December 31, 2011.  For the year ended December 31, 2010, there was a loss on sale of intangible assets totaling approximately $858,000 and consisted of the divestiture of our Zindaclin® intangible assets in June 2010.

LIQUIDITY AND CAPITAL RESOURCES

We have funded our operations primarily through the private sales of convertible debentures and common stock.  Product sales, royalty payments, contract research, licensing fees and milestone payments from our corporate alliances have provided, and are expected in the future to provide partial funding for operations.

Comparison of the three months ended March 31, 2012 and 2011

As of March 31, 2012 our cash and cash equivalents were $258,266 as compared to our cash and cash equivalents at March 31, 2011 of $329,071.  Our working capital (current assets less current liabilities) was $(694,247) at March 31, 2012 as compared to our working capital at March 31, 2011 of $558,398.

Consolidated Cash Flow Data
	Three Months Ended March 31,
Net Cash Provided by (Used in)	2012	2011
Operating activities	$(313,043)	$(724,360)
Investing activities	220,000	---
Financing activities	304,689	411,990
Net increase (decrease) in cash and cash equivalents	$211,646	$(312,370)

Operating Activities

For the three months ended March 31, 2012, net cash used in operating activities was approximately $313,000.  The principal components of net cash used for the three months ended March 31, 2012 were our net loss of approximately $843,000, an increase of $31,000 in prepaid expenses, a decrease of $13,000 in accounts payable due to timing of vendor payments, and a decrease in accrued expenses of $61,000.  Our net loss for the three months ended March 31, 2012 included substantial non-cash charges of $352,000 in the form of share-based compensation, amortization of patents, depreciation, debt discount, and common stock issued for services.  The aforementioned net cash used for the three months ended March 31, 2012 was partially offset by an increase in deferred revenue of $217,000, an increase in accrued interest of $7,000 relating to our convertible debt, a decrease in receivables of $36,000 due to collection activities, and a decrease in inventory of $23,000.

For the three months ended March 31, 2011, net cash used in operating activities was approximately $724,000.  The principal components of net cash used for the three months ended March 31, 2011 were our net loss of approximately $1,161,000, a decrease of $6,000 in deferred revenue due to amortization, a decrease of $46,000 in accrued liabilities due primarily to the final installment payments on our insurance premium financing, and an increase of $14,000 in inventory related to the manufacture of Aphthasol®.  Our net loss for the three months ended March 31, 2011 included substantial non-cash charges of $339,000 in the form of share-based compensation, amortization of patents, and depreciation.  The aforementioned net cash used for the three months ended March 31, 2011 was partially offset by an increase in accounts payable of $69,000 due to timing of vendor payments, a decrease in prepaid expenses of $61,000 due to expense amortization, and a decrease in accounts receivable of $34,000 due to collection of a milestone due from ProStrakan.

Investing Activities

Net cash provided by investing activities for the three months ended March 31, 2012 was $220,000 and relates to the fourth and final payment from the divestiture of our Zindaclin® intangible asset.

There were no investing activities for the three months ended March 31, 2011.

Financing Activities

Net cash provided by financing activities for the three months ended March 31, 2012 was approximately $305,000 and was comprised of approximately $276,000 from the net proceeds of our sale of preferred stock in January 2012 and approximately $29,000 from a decrease in the estimate of offering costs associated with the sale of preferred stock in 2011.

Net cash provided by financing activities for the three month ended March 31, 2011 was approximately $412,000 from the sale of common stock and warrants in January 2011.

Comparison of the year ended December 31, 2011 and 2010

As of December 31, 2011 our cash and cash equivalents were $46,620 which is a decrease of $594,821 as compared to our cash and cash equivalents at December 31, 2010 of $641,441.  Our working capital (current assets less current liabilities) was $(704,411) at December 31, 2011 as compared to our working capital at December 31, 2010 of $976,668.

Consolidated Cash Flow Data
	Year Ended December 31,
Net Cash Provided by (Used in)	2011	2010
Operating activities	$(1,691,766)	$(2,700,716)
Investing activities	250,000	550,000
Financing activities	846,945	857,980
Net decrease in cash and cash equivalents	$(594,821)	$(1,292,736)

Operating Activities

For the year ended December 31, 2011, net cash used in operating activities was approximately $1,692,000.  The principal component of net cash used for the year ended December 31, 2011 was our net loss of approximately $4,070,000.  Our net loss for the year ended December 31, 2011 included substantial non-cash charges of $1,249,000 in the form of share-based compensation, amortization of patents, depreciation, and debt discount.  Additional uses of our net cash included an increase of $11,000 in other receivable due to recognition of imputed interest and $39,000 for the cancellation of warrants issued for services.  The aforementioned net cash used for the year ended December 31, 2011 was partially offset by an increase in accounts payable of $882,000 due to timing of vendor payments, an increase in accrued liabilities of $140,000, an increase in deferred revenues of $77,000, an increase in accrued interest of $13,000, a decrease in accounts receivable of $29,000 due to collection activities, a decrease in inventory of $19,000 due to product sales and inventory valuation, a decrease in prepaid expenses of $4,000 due to expense amortization, and $15,000 for common stock issued for services.

For the year ended December 31, 2010, net cash used in operating activities was approximately $2,701,000.  The principal component of net cash used for the year ended December 31, 2010 stems from our net loss of approximately $5,035,000.  The net loss for the year ended December 31, 2010 included a loss of $858,000 from the sale of intangible assets related to the Zindaclin® product and substantial non-cash charges of $1,567,000 in the form of share-based compensation, amortization of patents, and depreciation.  Additional uses of our net cash included a decrease of $750,000 in deferred revenue as we recognized unamortized licensing fees from the termination of the licensing and supply agreement with Meldex International.  These uses of net cash were partially offset by an increase in accounts payable of $141,000 due to timing of vendor payments, an increase in accrued liabilities of $21,000, a decrease in prepaid expenses of $168,000 due to expense amortization, a decrease in accounts receivable of $136,000 due to collection activities, and a decrease in inventory of $191,000 due to product sales and inventory valuation.

Investing Activities

Net cash provided by investing activities during the year ended December 31, 2011 was $250,000 and relates to the partial proceeds received in June 2011 from the divestiture of our Zindaclin® intangible assets.  We expect to receive the final payment of $250,000 from the divestiture of Zindaclin® in June 2012.

Net cash provided by investing activities during the year ended December 31, 2010 was $550,000 and relates to the partial proceeds received in June, September, and November 2010 from the divestiture of our Zindaclin® intangible assets.

Financing Activities

Net cash provided by financing activities during the year ended December 31, 2011 was approximately $847,000 and was comprised of (i) $412,000 from the net proceeds of our sale of common stock in January 2011, (ii) $170,000 from the net proceeds of our sale of preferred stock in September and November 2011, and (iii) $265,000 from the net proceeds of secured convertible debt financings in June and July 2011.

Net cash provided by financing activities during the year ended December 31, 2010 was approximately $858,000 from the net proceeds of our sale of common stock in February 2010.

Liquidity

In July 2009, we restructured our operations in efforts to reduce operating expenses, optimize operations, and to conserve the necessary cash to further our business plan.  These conservation efforts were in place during 2010 and 2011 and will continue to be in effect as part of our strategic plan for 2012.  Currently, a core management group is being supplemented by a small selection of external consultants to support our primary business activities.  Selling efforts for Altrazeal® are continuing with our own sales force and a network of independent sales representatives throughout the country.

We continue to seek strategic relationships whereby we can more effectively maximize the revenue potential of Altrazeal®, future product candidates, as well as continuing, with the assistance of an investment bank, to explore future fundraising and through the sale of non-core assets.

During the past eighteen months we have closed the following equity and debt offerings:

Preferred Stock

In September 2011, November 2011, and January 2012, we closed preferred stock offerings with Ironridge Global III, LLC.  In these offerings, we sold 65 shares of our Series A preferred stock for aggregate gross proceeds of $540,000 ($475,000 approximate net proceeds to us).

Secured Convertible Debt

In June 2011 and July 2011, we closed secured convertible debt financings with Kerry P. Gray and received aggregate net proceeds of $140,000 and $125,000, respectively.

Common Stock

In January 2011, we closed the January 2011 Common Stock Offering.  In this offering, we sold 333,333 shares of our common stock and warrants to purchase up to 116,667 shares of our common stock for aggregate gross proceeds of $500,000 ($412,000 approximate net proceeds to us);

In September 2011, November 2011, December 2011, and January 2012, we closed common stock offerings with Ironridge Global IV, Ltd.  In these offerings, we sold 1,938,000 shares of our common stock for aggregate gross proceeds of $969,000 with such proceeds in the form of secured promissory notes.

We have utilized a registration statement on Form S-3, declared effective on July 23, 2009, in connection with the following securities offerings:

▪	November 2009
Initial registered direct offering of 714,298 shares of our common stock and warrants to purchase up to 357,155 shares of our common stock for aggregate gross proceeds of $1.5 million ($1.3 million approximate net proceeds to us);

▪	February 2010	Second registered direct offering of 333,333 shares of our common stock for aggregate gross proceeds of $1 million ($0.9 million approximate net proceeds to us);
▪	January 2011
Third registered direct offering of 333,333 shares of our common stock and warrants to purchase up to 116,667 shares of our common stock for aggregate gross proceeds of $0.5 million ($0.4 million approximate net proceeds to us);

▪	September 2011
Fourth registered direct offering of 646,364 shares of our common stock with Ironridge Global IV, Ltd for aggregate gross proceeds of approximately $0.3 million, with such proceeds in the form of a secured promissory note;

▪	November 2011
Fifth registered direct offering of 300,000 shares of our common stock with Ironridge Global IV, Ltd for aggregate gross proceeds of approximately $0.2 million, with such proceeds in the form of a secured promissory note;

▪	December 2011
Sixth registered direct offering of 500,000 shares of our common stock with Ironridge Global IV, Ltd for aggregate gross proceeds of approximately $0.2 million, with such proceeds in the form of a secured promissory note; and

▪	January 2012
Seventh registered direct offering of 491,636 shares of our common stock with Ironridge Global IV, Ltd for aggregate gross proceeds of approximately $0.2 million, with such proceeds in the form of a secured promissory note.

As of January 31, 2012, approximately $21.0 million remained available under our 2009 shelf registration statement.

As of March 31, 2012, we had cash and cash equivalents of approximately $258,000.  We expect to use our cash, cash equivalents, and investments on working capital, general corporate purposes, products, product rights, technologies, property and equipment, the payment of contractual obligations, and regulatory or sales milestones that may become due.  Our long-term liquidity will depend to a great extent on our ability to fully commercialize our Altrazeal® and OraDisc™ technologies; therefore we are continuing to search both domestically and internationally for opportunities that will enable us to continue our business.  At this time, we cannot accurately predict the effect of certain developments on the rate of sales growth, if any, during 2012 and beyond, such as the degree of market acceptance, patent protection and exclusivity of our products, the impact of competition, the effectiveness of our sales and marketing efforts, and the outcome of our current efforts to develop, receive approval for, and successfully launch our near-term product candidates.

Based on our existing liquidity, the expected level of operating expenses, projected sales of our existing products combined with other revenues, proceeds from the sale of our common stock, and proceeds from the divestiture of non-core assets, we believe that we will be able to meet our working capital and capital expenditure requirements through the fourth quarter of 2012.  We do not expect any material changes in our capital expenditure spending during 2012.  However, we cannot be sure that our anticipated revenues will be realized or that we will generate significant positive cash flow from operations.  We are unable to assert that our financial position is sufficient to fund operations beyond the fourth quarter of 2012, and as a result, there is substantial doubt about our ability to continue as a going concern.

As we continue to expend funds to advance our business plan, there can be no assurance that changes in our research and development plans, capital expenditures and/or acquisitions of products or businesses, or other events affecting our operations will not result in the earlier depletion of our funds.  In appropriate situations, we may seek financial assistance from other sources, including contribution by others to joint ventures and other collaborative or licensing arrangements for the development, testing, manufacturing and marketing of products under development.  Additionally, we may explore alternative financing sources for our business activities, including the possibility of loans from banks and public and/or private offerings of debt and equity securities; however we cannot be certain that funding will be available on terms acceptable to us, or at all.

Our future capital requirements and adequacy of available funds will depend on many factors including:

▪	The ability to successfully commercialize our wound management and burn care products and the market acceptance of these products;
▪	The ability to establish and maintain collaborative arrangements with corporate partners for the research, development and commercialization of certain product opportunities;
▪	Continued scientific progress in our development programs;
▪	The costs involved in filing, prosecuting and enforcing patent claims;
▪	Competing technological developments;
▪	The cost of manufacturing and production scale-up; and
▪	Successful regulatory filings.

Contractual Obligations

The following table summarizes our outstanding contractual cash obligations as of March 31, 2012, which consists of a lease agreement for office and laboratory space in Addison, Texas which commenced on April 1, 2006, a lease agreement for office equipment, separation agreements with a former chief executive officer and our current chief executive officer, Kerry P. Gray, and two convertible note agreements with Kerry P. Gray.

	Payments Due By Period
Contractual Obligations	Total	Less Than 1 Year	2-3 Years	4-5 Years		After 5 Years
Operating leases	$143,701	$127,336	$16,365	$	---	$	---
Separation agreements	341,851	204,351	137,500		---		---
Convertible notes	344,500	26,193	318,307		---		---
Total contractual cash obligations	$830,052	$357,880	$472,172	$	---	$	---

Off-Balance Sheet Arrangements

As of March 31, 2012, we did not have any off balance sheet arrangements.

Impact of Inflation

We have experienced only moderate price increases over the last three fiscal years under our agreements with third-party manufacturers as a result of raw material and labor price increases.  However, there can be no assurance that possible future inflation would not impact our operations.

Climate Change

We do not believe there is anything unique to our business which would result in climate change regulations having a disproportional affect on us as compared to U.S. industry overall.

Critical Accounting Policies and Estimates

Management’s Discussion and Analysis of Financial Condition and Results of Operations set forth herein are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for financial information. The preparation of our financial statements requires that we make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, we evaluate these estimates and judgments. We base our estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We set forth below those material accounting policies that we believe are the most critical to an investor’s understanding of our financial results and condition and which require complex management judgment.

Revenue Recognition

We recognize revenue in accordance with generally accepted accounting principles as outlined in the ASC Topic 605, Revenue Recognition (“ASC Topic 605”), which requires that four basic criteria be met before revenue can be recognized: (i) persuasive evidence of an arrangement exists; (ii) the price is fixed or determinable; (iii) collectability is reasonably assured; and (iv) product delivery has occurred or services have been rendered.  We recognize revenue as products are shipped based on FOB shipping point terms when title passes to customers.  We negotiate credit terms on a customer-by-customer basis and products are shipped at an agreed upon price.  All product returns must be pre-approved.

We also generate revenue from license agreements and research collaborations and recognize this revenue when earned. In accordance with ASC Topic 605-25, Revenue Recognition - Multiple Element Arrangements, for deliverables which contain multiple deliverables, we separate the deliverables into separate accounting units if they meet the following criteria: i) the delivered items have a stand-alone value to the customer; ii) the fair value of any undelivered items can be reliably determined; and iii) if the arrangement includes a general right of return, delivery of the undelivered items is probable and substantially controlled by the seller. Deliverables that do not meet these criteria are combined with one or more other deliverables into one accounting unit.  Revenue from each accounting unit is recognized based on the applicable accounting literature, primarily ASC Topic 605.

We analyze the rate of historical returns when evaluating the adequacy of the allowance for sales returns.  At December 31, 2011 and 2010, this reserve was nil as we have not experienced historically any product returns.  If the historical data we use to calculate these estimates does not properly reflect future returns, revenue could be overstated.

Allowance for Doubtful Accounts

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. This allowance is regularly evaluated by us for adequacy by taking into consideration factors such as past experience, credit quality of the customer base, age of the receivable balances, both individually and in the aggregate, and current economic conditions that may affect a customer’s ability to pay.  If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.  Actual write-off of receivables may differ from estimates due to changes in customer and economic circumstances.

Inventory

We state our inventory at the lower of cost (first-in, first-out method) or market.  The estimated value of excess, obsolete and slow-moving inventory as well as inventory with a carrying value in excess of its net realizable value is established by us on a quarterly basis through review of inventory on hand and assessment of future demand, anticipated release of new products into the market, historical experience and product expiration.  Our stated value of inventory could be materially different if demand for our products decreased because of competitive conditions or market acceptance, or if products become obsolete because of advancements in the industry.

Accrued Expenses

As part of the process of preparing financial statements, we are required to estimate accrued expenses.  This process involves identifying services which have been performed on our behalf and estimating the level of service performed and the associated cost incurred for such service as of each balance sheet date in our financial statements.  In accruing service fees, we estimate the time period over which services will be provided and the level of effort in each period.  If the actual timing of the provision of services or the level of effort varies from the estimate, we will adjust the accrual accordingly.  The majority of our service providers invoice us monthly in arrears for services performed.  In the event that we do not identify costs that have begun to be incurred or we underestimate or overestimate the level of services performed or the costs of such services, our actual expenses could differ from such estimates.  The date on which some services commence, the level of services performed on or before a given date and the cost of such services are often subjective determinations. We make judgments based upon facts and circumstances known to us in accordance with GAAP.

Share based Compensation – Employee Share based Awards

We primarily grant qualified stock options for a fixed number of shares to employees with an exercise price equal to the market value of the shares at the date of grant.  Under the fair value recognition provisions of ASC Topic 718, Stock Compensation (“ASC Topic 718”), and ASC Topic 505, Equity (“ASC Topic 505”), share based compensation cost is based on the value of the portion of share based awards that is ultimately expected to vest during the period.

We selected the Black-Scholes option pricing model as the most appropriate method for determining the estimated fair value for share based awards.  The Black-Scholes model requires the use of assumptions which determine the fair value of the share based awards.  Determining the fair value of share based awards at the grant date requires judgment, including estimating the expected term of stock options, the expected volatility of our stock, and expected dividends. In accordance with ASC Topic 718 and ASC Topic 505, we are required to estimate forfeitures at the grant date and recognize compensation costs for only those awards that are expected to vest.  Judgment is required in estimating the amount of share based awards that are expected to be forfeited.

If factors change and we employ different assumptions in the application of ASC Topic 718 and ASC Topic 505 in future periods, the compensation expense that we record may differ significantly from what we have recorded in the current period.  Therefore, we believe it is important for investors to be aware of the high degree of subjectivity involved when using option pricing models to estimate share-based compensation under ASC Topic 718 and ASC Topic 505.  There is risk that our estimates of the fair values of our share-based compensation awards on the grant dates may differ from the actual values realized upon the exercise, expiration, early termination or forfeiture of those share-based payments in the future.  Certain share-based payments, such as employee stock options, may expire worthless or otherwise result in zero intrinsic value as compared to the fair values originally estimated on the grant date and reported in our financial statements.  Alternatively, value may be realized from these instruments that are significantly in excess of the fair values originally estimated on the grant date and reported in our financial statements.  Although the fair value of employee share-based awards is determined in accordance with ASC Topic 718 and ASC Topic 505 using an option pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.

Share based Compensation – Non-Employee Share based Awards

We occasionally grant stock option awards to our consultants and directors.  Such grants are accounted for pursuant to ASC Topic 505 and, accordingly, we recognize compensation expense equal to the fair value of such awards and amortize such expense over the performance period.  We estimate the fair value of each award using the Black-Scholes model.  The unvested equity instruments are revalued on each subsequent reporting date until performance is complete, with an adjustment recognized for any changes in their fair value.  We amortize expense related to non-employee stock options in accordance with ASC Topic 718.

Income Taxes

The carrying value of our net deferred tax assets assumes that we will be able to generate sufficient taxable income in the United States based on estimates and assumptions. We record a valuation allowance to reduce the carrying value of our net deferred tax asset to the amount that is more likely than not to be realized.  In the event we were to determine that we would be able to realize our deferred tax assets in the future, an adjustment to the deferred tax asset would increase net income in the period such determination is made.  On a quarterly basis, we evaluate the realizability of our deferred tax assets and assess the requirement for a valuation allowance.

Asset Valuations and Review for Potential Impairment

We review our fixed assets and intangible assets at least annually or whenever events or changes in circumstances indicate that its carrying amount may not be recoverable.  This review requires that we make assumptions regarding the value of these assets and the changes in circumstances that would affect the carrying value of these assets.  If such analysis indicates that a possible impairment may exist, we are then required to estimate the fair value of the asset and, as deemed appropriate, expense all or a portion of the asset.  The determination of fair value includes numerous uncertainties, such as the impact of competition on future value.  We believe that we have made reasonable estimates and judgments in determining whether our long-term assets have been impaired; however, if there is a material change in the assumptions used in our determination of fair value or if there is a material change in economic conditions or circumstances influencing fair value, we could be required to recognize certain impairment charges in the future.

Recent Accounting Pronouncements

In September 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-08, “Intangibles – Goodwill and Other (Topic 350): Testing Goodwill for Impairment” (“ASU 2011-08”). ASU 2011-08 updated guidance on the periodic testing of goodwill for impairment. This guidance will allow companies to assess qualitative factors to determine if it is more-likely-than-not that goodwill might be impaired and whether it is necessary to perform the two-step goodwill impairment test required under current accounting standards. This new guidance is effective for fiscal years beginning after December 15, 2011, however, early adoption is permitted in certain circumstances.  We adopted the provisions of ASU 2011-08 in the first quarter of 2012.  The adoption of this update does not materially impact our financial statements.

In June 2011, the FASB issued Accounting Standards Update No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income” (“ASU 2011-05”). ASU 2011-05 amends existing guidance by allowing only two options for presenting the components of net income and other comprehensive income: (1) in a single continuous financial statement, statement of comprehensive income or (2) in two separate but consecutive financial statements, consisting of an income statement followed by a separate statement of other comprehensive income. Also, items that are reclassified from other comprehensive income to net income must be presented on the face of the financial statements. ASU No. 2011-05 requires retrospective application, and it is effective for fiscal years beginning after December 15, 2011.  We adopted the provisions of ASU 2011-05 in the first quarter of 2012.  The adoption of this update does not materially impact our financial statements.

In May 2011, the FASB issued Accounting Standards Update No. 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” (“ASU 2011-04”). ASU 2011-04 generally provides a uniform framework for fair value measurements and related disclosures between U.S. generally accepted accounting principles and International Financial Reporting Standards. Additional disclosure requirements in the update include: (1) for Level 3 fair value measurements, quantitative information about unobservable inputs used, a description of the valuation processes used by the entity, and a qualitative discussion about the sensitivity of the measurements to changes in the unobservable inputs; (2) for an entity’s use of a nonfinancial asset that is different from the asset’s highest and best use, the reason for the difference; (3) for financial instruments not measured at fair value but for which disclosure of fair value is required, the fair value hierarchy level in which the fair value measurements were determined; and (4) the disclosure of all transfers between Level 1 and Level 2 of the fair value hierarchy. ASU 2011-04 will be effective for interim and annual periods beginning on or after December 15, 2011. We adopted the provisions of ASU 2011-04 in the first quarter of 2012.  The adoption of this update does not materially impact our financial statements.

There are no other new accounting pronouncements adopted or enacted during the three months ended March 31, 2012 that had, or are expected to have, a material impact on our financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Concentration of credit risk with respect to financial instruments, consisting primarily of cash and cash equivalents, potentially expose us to concentrations of credit risk due to the use of a limited number of banking institutions and due to maintaining cash balances in banks, which, at times, may exceed the limits of amounts insured by the Federal Deposit Insurance Corporation.  Currently, we utilize Bank of America and Bank of America Investment Services, Inc. as our banking institutions.  At March 31, 2012 and December 31, 2011 our cash and cash equivalents totaled $258,266 and $46,620, respectively.  However, because deposits are maintained at these two financial institutions, we do not believe that there is a significant risk of loss of uninsured amounts.  We also invest cash in excess of immediate requirements in money market accounts, certificates of deposit, corporate commercial paper with high quality ratings, and U.S. government securities.  These investments are not held for trading or other speculative purposes.  We are exposed to credit risk in the event of default by these high quality banking institutions.

Concentration of credit risk with respect to trade accounts receivable is limited to certain customers with balances that exceed 5% of total consolidated trade accounts receivable at March 31, 2012 and at December 31, 2011.  As of March 31, 2012, three customers exceeded the 5% threshold, each customer with 47%, 46%, and 5%, respectively.  Four customers exceeded the 5% threshold at December 31, 2011, each customer with 36%, 24%, 14%, and 6%, respectively.  To reduce risk, we routinely assess the financial strength of our most significant customers and monitor the amounts owed to us, taking appropriate action when necessary.  As a result, we believe that accounts receivable credit risk exposure is limited.  We maintain an allowance for doubtful accounts, but historically have not experienced any significant losses related to an individual customer or group of customers.

Financial Statements and Supplementary Data

The required financial statements and the notes thereto appear at the end of this prospectus beginning on page F-1.

Changes in and Disagreements with Accountants and Financial Disclosure

None.

DESCRIPTION OF BUSINESS

Business

ULURU Inc. (together with our subsidiaries, “We”, “ULURU” or the “Company”) is a Nevada corporation.

We are a diversified specialty pharmaceutical company committed to developing and commercializing a broad range of innovative wound care and muco-adhesive film products based on our patented Nanoflex® and OraDiscTM drug delivery technologies, with the goal of improving outcomes for patients, health care professionals, and health care payers.

Our strategy is twofold:

▪
Establish the foundation for a market leadership position in wound management by developing and commercializing a customer focused portfolio of innovative wound care products based on the Nanoflex® technology to treat the various phases of wound healing; and

▪	Develop our oral-transmucosal technology (OraDiscTM) and generate revenues through multiple licensing agreements.

Core Technology Platforms

Nanoflex® Technology

Nanoflex® technology provides unique materials with a broad range of properties and potential applications. While a conventional bulk hydrogel is an "infinite" network of loosely cross-linked hydrophilic polymers that swells when placed in polar solvents, we have discovered that a variety of unique biomaterials can be formed through the aggregation of hydrogel-like nanoparticles. This concept takes advantage of the inherent biocompatibility of hydrogels while overcoming problems with local stress and strain, which cause bulk hydrogels to shear. Unlike bulk hydrogels, these particle aggregates are shape retentive, can be extruded or molded, and offer properties suitable for use in a variety of in-vivo medical devices, and in novel drug delivery systems, by providing tailored regions of drug incorporation and release. The polymers used in our Nanoflex® technology have been extensively researched by the academic and scientific community and commercialized into several major medical products. They are generally accepted as safe, non-toxic and biocompatible.

Our Nanoflex® technology system has at its core a system of hydrogel-like nanoparticles composed of a polymer used in manufacturing contact lenses and other FDA-approved implants.  These nanoparticles aggregate immediately and irreversibly upon contact with physiological fluid, such as wound exudate or blood, forming a flexible, nano-porous, non-resorbable material termed an aggregate.

Utilizing our proprietary Nanoflex® technology, we have developed three separate development platforms from the system:

▪	Nanoflex® Powder
▪	Nanoflex® Gel
▪	Nanoflex® Injectable Liquid

Each of the systems is composed of nanoparticles which are stabilized to prevent aggregation prior to application to a physiological environment.  We can control the particle size and chemical composition to affect the rate of aggregation, the final material properties such as fluid content and strength of the resulting aggregate, and if desired, the drug delivery profile for actives trapped in the aggregate.

Nanoflex® Powder

Our Nanoflex® Powder is composed of hydrogel particles that aggregate immediately and irreversibly upon contact with physiological fluid such as wound exudate, forming a micro-porous flexible and non-resorbable skin-like barrier.  The skin-like barrier can be used to cover and protect a wound surface and can also be applied to provide specific drug delivery profiles to a wound or skin surface.

The powder is applied as a dry material and immediately hydrates and forms a uniform, intact micro-porous film with adhesion to the moist wound.  A major advantage of our Nanoflex® technology is the ability to incorporate active drugs, and provide controlled release.  Drug molecules can be trapped within interstitial spaces between particles during aggregate formation. The spaces between particles, or nanopores in the lattice, can be tailored by varying the particle size which controls the diffusion rate.  Particle size directly affects the size of the holes and channels in the aggregate lattice, which slow down or speed up the movement of a compound as it is released.  By choosing specific particle sizes and compositions and formulating these with a given active, the drug delivery profile can be tailored for a specific application.

We have developed and are developing a range of products utilizing our Nanoflex® powder in wound care:

▪	Powder dressings for the coverage and protection of acute and chronic wounds without an active ingredient;
▪	Silver containing dressings with antimicrobial properties; and
▪	Collagen containing dressings for management of chronic wounds.

Many other actives can be combined with the base technology, which could lead to significant improvements versus the present standard of care, such as:

▪	Hemostatic agent containing dressings for acute trauma with blood loss;
▪	Antibiotic containing dressings for treatment of infection; and
▪	Growth factor containing dressings for management of slow healing chronic wounds.

Nanoflex® Gel

Our Nanoflex® technology is composed of hydrated nanoparticles that are concentrated into a viscoelastic gel.  The gel fills the shape of a container or envelope and the physical properties such as firmness or elasticity can be varied by changing the particle composition and concentrations.  If the gel is exposed to physiological fluid such as in a body cavity, the particles will aggregate immediately and irreversibly forming a flexible, non-resorbable aggregate.  This technology is currently being developed as an advanced wound filler material suitable for filling tunneling wounds, such as pressure sores.

Nanoflex® Injectable Liquid

Our family of dermal fillers and facial sculpting products has three major components that form the injectable materials:

▪	Hyaluronic acid
▪	Nanoflex® particles
▪	Water

Hyaluronic acid is a nonspecies-specific hydrophilic coiled polysaccharide that is present in all connective tissue.  In dermal and sub-dermal tissue, hyaluronic acid binds with water and provides volume and elasticity.  As a dermal filler, hyaluronic acid provides superb biocompatibility, but applications of this material can be limiting because the material is resorbed in a four to twelve month period requiring repeat injections.  Our dermal filler and sub-dermal filler can be composed of between 1 and 95% hyaluronic acid with several choices of molecular weight.  Materials for facial sculpting containing a lower amount of hyaluronic acid result in a higher degree of permanence.

A suspension of hydrogel nanoparticles containing a small percentage of hyaluronic acid, when injected into tissue, immediately and irreversibly aggregates. With time, the hyaluronic acid portion of the aggregate resorbs, leaving behind a porous, Nanoflex® framework which provides the basis for cellular infiltration and acts as the anchor for collagen attachment.  The resulting non-migrating porous scaffold is projected to have a longevity time significantly greater than currently available commercial products.

This injectable system has been studied extensively for safety and for applications as a dermal filler to provide a family of soft tissue filler materials with different degrees of permanency.

Mucoadhesive OraDiscTM Technology

Treatment of oral conditions generally relies upon the use of medications formulated as gels and pastes, which are applied to lesions in the mouth. The duration of effectiveness of these medications is typically short because the applied dose is worn away through the mechanical actions of speaking, eating, and tongue movement, and is washed away by saliva flow. To address these problems, we developed a novel erodible mucoadhesive film product. This technology, known as OraDisc™, comprises a multi-layered film having an adhesive layer, a pre-formed film layer, and a coated backing layer. Depending upon the intended application, a pharmaceutically active compound can be formulated within any of these layers, providing a wide range of potential applications. The disc stays in place eroding over a period of time, so that subsequent removal is unnecessary. The drug delivery rate is pre-determined by the rate of erosion of the disc, which is in turn controlled by the composition of the backing layer.

Our adhesive film technology has multiple applications, including the localized delivery of drug to a mucosal site, use as a transmucosal delivery device for delivering drugs into the systemic circulation, and incorporating the drug in the outer layer for delivery into the oral cavity. The adhesive film will adhere to any wet mucosal surface, including the vagina, where this technology represents an opportunity to improve the delivery of drugs for female healthcare applications. Additionally, the adhesive film has been formulated to adhere to the surface of teeth and gums for the delivery of dental health and cosmetic dental actives.

OraDisc™ was initially developed as a drug delivery system to treat canker sores with the same active ingredient (amlexanox) that is used in our Aphthasol® paste.  We have continued to develop the OraDisc™ technology and we have generated or are exploring additional prototype drug delivery products, including those for pain palliation in the oral cavity, gingivitis, cough and cold treatment, breath freshener, tooth whitening and other dental applications.

Marketed Products

We have used our drug delivery technology platforms to develop the following products and product candidates:

Altrazeal®

Altrazeal® Transforming Powder Dressing, based on our Nanoflex® technology, has the potential to change the way health care providers approach their treatment of wounds.  Launched in June 2008, the product is indicated for exuding wounds such as partial thickness burns, donor sites, abrasions, surgical, acute and chronic wounds. The powder fills and seals the wound to provide an optimal moist healing environment. The wound exudate is controlled through the high moisture vapor transpiration rate (MVTR) of the material generated by capillary forces that creates a low pressure environment at the wound bed which supports cellular function and tissue repair and holds the dressing in place. Other characteristics of Altrazeal® that promote healing are oxygen permeability and bacteria impermeability.  Patient comfort is enhanced with the easy application and removal of our wound dressing, where no granulating tissue is harmed during the removal procedure.  In a randomized clinical study Altrazeal® demonstrated a statistically significant improvement in patient pain and comfort compared to Aquacel® AG, a market leading product.  Also, in numerous clinical settings, including venous ulcers, arterial ulcers and second degree burns, significant pain reduction has been reported by patients, enabling increased compliance to therapy and improved clinical outcomes.  The dressing is flexible and adherent and is designed to allow greater range of motion. In addition, Altrazeal® reduces the need for frequent dressing changes, which offers a significant pharmaco-economic benefit.

The regulatory status of Altrazeal® is a 510(k) exempt product. The FDA was notified and the product was registered in June 2008.  We plan on filing a 510(k) application to expand label claims to include pain.

Since the roll-out of Altrazeal® in June 2008, there have been many outstanding clinical results; positive clinical experiences have been documented through the completion of one randomized clinical trial, the publishing of more than 35 poster presentations, and one peer reviewed article being published in an international indexed journal.  Altrazeal® has contributed to improved healing and patient quality of life in many acute and chronic wounds, particularly in diabetic foot ulcers, venous ulcers, and geriatric wounds.

The time to achieve the commercial success of Altrazeal® has taken longer than we anticipated.  We have now refined our marketing strategy and are focusing on a limited number of major wound types where Altrazeal® exhibits clinical advantages.  Additionally, our sales call focus has been more clearly defined to include sites of care where barriers to sale are lower, such as home health care where Altrazeal® offers a significant economic benefit to the home health provider.  Also, we continue to expand hospital and wound care center coverage and secure hospital formulary listings which are essential for success in this site of care.  In order to effectively market Altrazeal® we believe that greater sales and marketing resources are needed.  As such, we have been seeking a strategic partner which will allow us to maximize the revenue potential of Altrazeal®.  In the interim, we are executing a parallel sales strategy that involves the hiring throughout the country of experienced wound care Independent Sales Representatives (“ISR’s”) that are compensated on a commission-only basis as well as our own dedicated sales force.

On January 11, 2012, we executed a License and Supply Agreement with Melmed Holding AG (“Melmed”) to market Altrazeal ® throughout the European Union, Australia, New Zealand, North Africa, and the Middle East.  Under the terms of the License Agreement, we received licensing fees of $220,000 in 2012, will receive certain royalties on product sales within the territories, and will supply Altrazeal® at a price equal to 30% of the net sales price.  Contemporaneous with the execution of the License Agreement, we also executed a shareholders’ agreement for the establishment of Altrazeal Trading Ltd., a single purpose entity to be used for the exclusive marketing of Altrazeal® throughout the European Union, Australia, New Zealand, North Africa, and the Middle East.  We received a non-dilutable 25% ownership interest in Altrazeal Trading Ltd.

On September 8, 2010, we entered into a worldwide distribution agreement appointing Novartis Animal Health, Inc. as the exclusive distributor of a veterinary version of Altrazeal® for marketing to the animal health sector.  Under the terms of the agreement, we will supply Novartis Animal Health, Inc. with finished product for marketing in the global markets.  The agreement further states that other wound care products developed by us may also be covered by the agreement upon the mutual agreement of the parties.

On July 29, 2010, we received notification that Altrazeal® Transforming Powder Dressing had been granted CE Mark Certification.  The issuance of a CE Mark for Altrazeal® represents a significant milestone for the commercial expansion of our advanced woundcare product.

On June 28, 2010, we entered into a licensing and supply agreement with Jiangxi Aiqilin Pharmaceuticals Group Company, a corporation in China (“Aiqilin”), for the development and commercialization of Altrazeal® in China, including Hong Kong, Macau, and Taiwan.  Under the terms of the agreement, we will receive an upfront licensing payment, milestone payments based on certain regulatory approvals and on the achievement of certain cumulative product sales performance, and a royalty based on product sales.  Aiqilin has also been granted certain manufacturing rights.  The agreement covers Altrazeal®, Altrazeal® Silver, and Altrazeal® Collagen.

Aphthasol® and Aptheal® (Amlexanox 5% Paste)

Amlexanox 5% paste is the first drug approved by the FDA for the treatment of canker sores. A Phase IV clinical study conducted in Northern Ireland was completed in November 2000 and results confirmed that amlexanox 5% paste was effective in preventing the formation of an ulcer when used at the first sign or symptom of the disease.

The exclusive United States rights for the sale and marketing of amlexanox 5% paste for the treatment of canker sores is licensed to Discus Dental Inc., a specialty dental company.

The exclusive United Kingdom and Ireland rights for the sale and marketing of amlexanox 5% paste were initially licensed to ProStrakan. Under the terms of this license, ProStrakan was responsible for and assumed all costs associated with the regulatory approval process, including product registration, for amlexanox in the United Kingdom and the European Union.

In November 2008, Meda AB expanded their territorial rights to include the United Kingdom, Ireland, France, Germany, Italy, Belgium, Netherland, Turkey, which were in addition to their existing territories of Scandinavia, the Baltic States, and Iceland. In addition to our license agreement with Meda AB, licensing agreements have been executed with Laboratories Esteve for Spain, Portugal and Greece; Pharmascience Inc. for Canada; EpiTan, Ltd. for Australia and New Zealand; and Orient Europharma, Co., Ltd for Taiwan, Hong-Kong, Philippines, Thailand and Singapore; and KunWha Pharmaceutical Co., LTD for South Korea. Currently, Contract Pharmaceuticals Ltd. Canada is our contract manufacturer for all markets including the United States.

ProStrakan received marketing authorization for amlexanox 5% paste in the United Kingdom in September 2001 under the trade name of Aptheal®. Approval to market was granted in Austria, Germany, Greece, Finland, Ireland, Luxembourg, The Netherlands, Norway, Portugal, and Sweden in conjunction with Meda AB.

The therapeutic Products Programme, the Canadian equivalent of the FDA, has issued a notice of compliance permitting the sale of amlexanox 5% paste, called Apthera®, in Canada by Pharmascience Inc., our Canadian partner.

OraDisc™ A

Treatment of oral conditions generally relies upon the use of medications formulated as gels and pastes that are applied to lesions in the mouth. The duration of effectiveness of these medications is typically short because the applied dose is worn away through the mechanical actions of speaking, eating, and tongue movement, and is washed away by saliva flow. To address these problems, we have developed a novel, cost-effective, adhesive film product that is bioerodible. This technology, known as OraDisc™, comprises a multi-layered film having an adhesive layer, an optional pre-formed film layer, and a coated backing layer.

OraDisc™ A was initially developed as a drug delivery system to treat canker sores with the same active ingredient (amlexanox) that is used in Aphthasol® paste. We anticipate that higher amlexanox concentrations will be achieved at the disease site, increasing the effectiveness of the product.  OraDisc™ A was approved by the FDA in September 2004.

This successful development was an important technology milestone which supports the development of our OraDisc™ range of products. To achieve OraDisc™ A approval, in addition to performing the necessary clinical studies to prove efficacy, an irritation study, a 28-day safety study and drug distribution studies were conducted. Additionally, safety in patients as young as 12 years of age was demonstrated. Patients in a 700 patient clinical study and 28-day safety study completed a survey which produced very positive results with regard to perceived effectiveness, ease of application, ability of the disc to remain in place and purchase intent. These data give strong support to our overall development program. The survey data confirms market research studies which indicate a strong patient acceptance of this delivery device.

In order to expedite the commercialization of OraDisc™ A we reacquired the rights in 2008 from Discus Dental Inc. and are pursuing another strategic partner. In the meantime, Discus Dental is continuing to market Aphthasol® in the United States.

In November 2008, we executed an expanded European Agreement with Meda AB, Sweden for OraDisc™ A and Aphthasol (5% amlexanox) paste for distribution into most major European markets. Meda AB paid us an upfront licensing fee and additional milestone payments will be made upon regulatory approval and achievements of commercial milestones.  Meda AB intends to apply for regulatory approval for OraDisc™ A in 2011.

In June 2008, we executed a Licensing and Supply Agreement with KunWha Pharmaceutical Co., Ltd, for OraDisc™ A and Aphthasol (5% amlexanox) paste in South Korea.  KunWha Pharmaceutical Co., Ltd paid us an upfront licensing fee and further milestone payments are to be made on regulatory approval and achievement of certain commercial milestones.

OraDiscTM B

A second mucoadhesive disc product has also been successfully developed for the treatment and management of oral pain. This product contains 15 milligrams of benzocaine which is the maximum allowable strength that falls under the classification of an OTC monograph drug. This classification allows for an easier regulatory pathway to market. The product has been optimized and is ready for commercial scale-up.

In March 2007, we executed a Licensing and Supply Agreement for OraDisc™ B with Meldex International, for the territories of Europe and the Middle East. We received an upfront licensing fee and additional payments based on regulatory approval and commercial milestones.  In January 2010, we terminated the Licensing and Supply Agreement with Meldex International.  We are now pursuing a strategic partner for the commercialization of OraDisc™ B.

For our commercialized products, we currently rely upon the following relationships in the following marketing territories for sales, manufacturing and/or regulatory approval efforts:

Altrazeal®
Melmed Holding AG	▪	European Union, Australia, New Zealand, Middle East, North Africa
Jiangxi Aiqilin Pharmaceuticals Group	▪	China

Altrazeal® - Veterinary
Novartis Animal Health	▪	Worldwide

Amlexanox 5% paste and OraDisc™ A
Discus Dental Inc.	▪	United States;
Meda AB	▪
United Kingdom, Ireland, Scandinavia, the Baltic states, Iceland, Belgium, France, Germany, Italy, Luxembourg, Netherlands, Switzerland, Austria, Bulgaria, Cyprus, Czech Republic, Hungary, Malta, Poland, Romania, Slovenia, Turkey, Russia, and the Commonwealth of Independent States

EpiTan Pharmaceuticals	▪	Australia and New Zealand;
KunWha Pharmaceutical	▪	South Korea;
Laboratories del Dr. Esteve SA	▪	Spain, Portugal, Greece, and Andorra;
Orient Europharma, Co., Ltd.	▪	Taiwan, Hong-Kong, Malaysia, Philippines, Thailand and Singapore;
Pharmascience Inc.	▪	Canada;

Patents

We believe that the value of technology both to us and to our potential corporate partners is established and enhanced by our broad intellectual property positions. Consequently, we have already been issued and seek to obtain additional U.S. and foreign patents for products under development and for new discoveries. Patent applications are filed for our inventions and prospective products with the U.S. Patent and Trademark Office and, when appropriate, with authorities in countries that are part of the Paris Convention’s Patent Cooperation Treaty (“PCT”) (most major countries in Western Europe and the Far East) and with other authorities in major markets not covered by the PCT.

With regards to our Nanoflex® technology, two U.S. patents have issued and one U.S. and four PCT patent applications have been filed. The granted patents and patent applications have a variety of potential applications, such as wound management, burn care, dermal fillers, artificial discs and tissue scaffold.  In December 2006 we acquired from Access Pharmaceuticals Inc. (“Access”) all patent rights and all intellectual properties associated with the Nanoflex® technology.  We then licensed to Access certain specific applications of the Nanoparticle Aggregate technology which include use in intraperotinial, intratumoral, subscutaneous or intramuscular drug delivery implants, excluding aesthetic dermal or facial fillers.

We have one U.S. patent and have filed one U.S. and two PCT patent applications for our OraDisc™ technology. This oral delivery vehicle potentially overcomes the difficulties encountered in using conventional paste and gel formulations for conditions in the mouth. Utilizing this technology, we anticipate that higher drug concentrations will be achieved at the disease site, increasing the effectiveness of the product.  Our patent applications cover the delivery of drugs through or into any mucosal surface and onto the surface of gums and teeth. The patent and patent applications cover our ability to control the erosion time of the adhesive film and the subsequent drug release by adjusting the ratio of hydrophobic to hydrophilic polymers in the outer layer of the composite film.

We also have a patent for amlexanox and the worldwide rights, excluding Japan, for the use of amlexanox for oral and dermatological applications.

We have a strategy of developing an ongoing line of patent continuation applications for both the Nanoflex® and OraDisc™ technologies. By this approach, we are extending the intellectual property protection of our basic technologies to cover additional related inventions, some of which are anticipated to carry the priority dates of the original applications.

The United States patents for our technologies and products expire in the years and during the date ranges indicated below:

▪	OraDisc™ in 2021
▪	Hydrogel Nanoparticle Aggregate in 2022
▪	Altrazeal® wound dressing in 2029

Government Regulation

We are subject to extensive regulation by the federal government, principally by the United States Food and Drug Administration (“FDA”), and, to a lesser extent, by other federal and state agencies as well as comparable agencies in foreign countries where registration of products will be pursued. Although a number of our formulations incorporate extensively tested drug substances, because the resulting formulations make claims of enhanced efficacy and/or improved side effect profiles, they are expected to be classified as new drugs by the FDA.

The Federal Food, Drug and Cosmetic Act and other federal, state and foreign statues and regulations govern the testing, manufacturing, safety, labeling, storage, shipping, and record keeping of our products. The FDA has the authority to approve or not approve new drug applications and/or new medical devices and inspect research, clinical and manufacturing records and facilities.

In Europe, the filing of a Technical File Dossier to a Notified Body allows the medical device to receive a CE mark which allows commercialization of the product in the European Union.

Among the requirements for drug and medical device approval and testing is that the prospective manufacturer’s facilities and methods conform to the Code of Good Manufacturing Practices (“cGMP”) regulations, which establish the manufacturing and quality requirements, and the facilities or controls to be used during, the production process. Such facilities and manufacturing process are subject to ongoing FDA inspection to insure compliance.

The steps required before a pharmaceutical product or medical device product may be produced and marketed in the U.S. can include preclinical tests, the filing of an Investigational New Drug application (“IND”) or an Investigational Device Exemption (“IDE”) with the FDA, which must become effective pursuant to FDA regulations before human clinical trials may commence.  Numerous phases of clinical testing and the FDA approval of a New Drug Application (“NDA”), a Product Marketing Authorization (“PMA”), or a 510(k) application (“510(k)”) is also typically required prior to commercial sale.

Preclinical tests are conducted in the laboratory, usually involving animals, to evaluate the safety and efficacy of the potential product. The results of preclinical tests are submitted as part of the IND and IDE application and are fully reviewed by the FDA prior to granting the sponsor permission to commence clinical trials in humans. All trials are conducted under International Conference on Harmonization, good clinical practice guidelines. All investigator sites and sponsor facilities are subject to FDA inspection to insure compliance. Clinical trials typically involve a three-phase process.  In the case of a pharmaceutical product, Phase I, the initial clinical evaluations, consists of administering the drug and testing for safety and tolerated dosages. Phase II involves a study to evaluate the effectiveness of the drug for a particular indication and to determine optimal dosage and dose interval and to identify possible adverse side effects and risks in a larger patient group. When a product is found safe, an initial efficacy is established in Phase II and it is then evaluated in Phase III clinical trials. Phase III trials consist of expanded multi-location testing for efficacy and safety to evaluate the overall benefit to risk index of the investigational drug in relationship to the disease treated. The results of preclinical and human clinical testing are submitted to the FDA in the form of an NDA, PMA, or 510(k) for approval to commence commercial sales.

The process of performing the requisite testing, data collection, analysis and compilation of an IND, IDE, NDA, PMA, or 510(k) is labor intensive and costly and may take a protracted time period.  In some cases, tests may have to be redone or new tests instituted to comply with FDA requests.  Review by the FDA may also take considerable time and there is no guarantee that an NDA, PMA, or 510(k) will be approved.  Therefore, we cannot estimate with any certainty the length of the approval cycle.

The regulatory status of our principal products is as follows:

▪	Altrazeal® is a product approved for sale in the U.S. and the European Union (together with countries that recognize the CE mark);

▪	Other Altrazeal® products are currently in clinical and development phases;

▪	Nanoparticle aggregate product candidates are in the preclinical and clinical phase;

▪	5% amlexanox paste is a product approved for sale in the U.S. (Aphthasol®); approved in the UK, Canada, and ten EU countries but not yet sold;

▪	OraDisc™ A is a product approved for sale in the U.S. as of September 2004; we are completing steps for manufacturing and sale of the product in 2012; and

▪	Our other OraDisc™ products are currently in the development phase.

We are also governed by other federal, state and local laws of general applicability, such as laws regulating working conditions, employment practices, as well as environmental protection.

Competition

The medical device and pharmaceutical industry is characterized by intense competition, rapid product development and technological change.  Competition is intense among manufacturers of prescription pharmaceuticals, medical devices, and other product areas where we may develop and market products in the future.  Most of our potential competitors in the wound care market such as Smith & Nephew plc, Kinetic Concepts, Inc., ConvaTec Inc., Systagenix Wound Management Limited, 3M Company, and Molnlycke Health Care are large, well established medical device, pharmaceutical or healthcare companies with considerably greater financial, marketing, sales and technical resources than are available to us. Additionally, many of our potential competitors have research and development capabilities that may allow such competitors to develop new or improved products that may compete with our product lines.  Our potential products could be rendered obsolete or made uneconomical by the development of new products to treat the conditions to be addressed by our developments, technological advances affecting the cost of production, or marketing or pricing actions by one or more of our potential competitors.  Our business, financial condition and results of operation could be materially adversely affected by any one or more of such developments.  We cannot assure you that we will be able to compete successfully against current or future competitors or that competition will not have a materially adverse effect on our business, financial condition and results of operations.  Academic institutions, governmental agencies and other public and private research organizations are also conducting research activities and seeking patent protection and may commercialize products on their own or with the assistance of major health care companies in areas where we are developing product candidates.  We are aware of certain developmental projects for products to treat or prevent certain disease targeted by us.  The existence of these potential products or other products or treatments of which we are not aware, or products or treatments that may be developed in the future, may adversely affect the marketability of products developed by us.

In the area of wound management, burn care, and dermal fillers, which are the focus of our development activities, a number of companies are developing or evaluating new technology approaches.  We expect that technological developments will occur at a rapid rate and that competition is likely to intensify as various alternative technologies achieve similar, if not identical, advantages.

Wound care products developed from our Nanoflex® technology, including Altrazeal®, will compete with numerous well established products including Aquacel® marketed by ConvaTec Inc., Silvercel and Promongran marketed by Systagenix Wound Management Limited, Acticoat and Allevyn marketed by Smith and Nephew plc, and Mepitel and Mepliex marketing by Molnlycke Health Care.  There are numerous well established companies that compete in the advanced wound care market including Smith & Nephew plc, Kinetic Concepts, Inc., ConvaTec Inc., Systagenix Wound Management Limited, 3M Company, and Molnlycke Health Care.

Our product, Aphthasol®, is the only product clinically proven to accelerate the healing of canker sores.  There are numerous products, including prescription steroids such as Kenalog in OraBase, and many over-the-counter pain relief formulations that incorporate a local anesthetic used for the treatment of this condition.

Even if our products are fully developed and receive the required regulatory approval, of which there can be no assurance, we believe that our products that require extensive sales efforts directed both at the consumer and the general practitioner can only compete successfully if marketed by a company having expertise and a strong presence in the therapeutic area or in direct to consumer marketing. Consequently, our business model is to form strategic alliances with major or regional pharmaceutical companies for products to compete in these markets.  Management believes that our development risks should be minimized and that the technology potentially could be more rapidly developed and successfully introduced into the marketplace by adopting this strategy.

Employees

As of June 30, 2012, we had 8 full-time employees, including 2 in sales and marketing, 2 in research and development (each with advanced scientific degrees), 3 in general and administration and 1 in manufacturing, quality, and service.  In addition, we use four contract consultants for business development, quality control and quality assurance, clinical administration, and regulatory affairs.  Our employees are not represented by a labor union and are not covered by a collective bargaining agreement.  Management believes that we maintain good relations with our personnel.  At times, we may compliment our internal expertise with external scientific consultants, university research laboratories and contract manufacturing organizations that specialize in various aspects of drug development including clinical development, regulatory affairs, toxicology, preclinical testing and process scale-up.

Web Availability

We make available free of charge through our web site, www.uluruinc.com, our annual reports on Form 10-K and other reports required under the Securities and Exchange Act of 1934, as amended, as soon as reasonably practicable after such reports are filed with, or furnished to, the Securities and Exchange Commission as well as certain of our corporate governance policies, including the charters for the Board of Director's corporate governance committees and our code of ethics, corporate governance guidelines and whistleblower policy. We will provide to any person without charge, upon request, a copy of any of the foregoing materials.  Any such request must be made in writing to ULURU Inc., 4452 Beltway Drive, Addison, TX 75001, Attn: Investor Relations.

Property

As of June 30, 2012, we did not own any real property.  We entered into a lease on January 31, 2006, which commenced on April 1, 2006, for approximately 9,000 square feet of administrative offices and laboratories in Addison, Texas.  The lease agreement expires in April 2013.  Additional space is available in the complex for future expansion which we believe would accommodate growth for the foreseeable future.  The lease required a minimum monthly lease obligation of $9,330, which is inclusive of monthly operating expenses, until April 1, 2011 and at such time increased to $9,776, which is inclusive of monthly operating expenses, for the duration of the lease. As of March 31, 2012 our current monthly lease obligation is $9,867, which is inclusive of monthly operating expenses.

We believe that our existing leased facilities are suitable for the conduct of our business and adequate to meet our growth requirements.

Legal Proceedings

We were served in April 2009 with a complaint in an action in the Supreme Court for New York County, State of New York.  On April 19, 2012, we reached a settlement with the plaintiff, R.C.C. Ventures, LLC, of all outstanding litigation between the two companies.  As a result of the settlement, we reported a charge of $22,500 in the first quarter of 2012.  While we do not believe our actions were a breach of the agreements between both parties, after carefully considering the costs of continued litigation and the inherent uncertainty in this type of action, management concluded that a settlement was in the best interest of the Company, its shareholders and employees.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors, Executive Officers, and Key Employees

The following table sets forth the directors, executive officers, and key employees of the Company, as of the date hereof, along with their respective ages and positions.  Each of the officers listed below have been appointed to hold the office listed opposite his respective name until the earlier to occur of the death or resignation of such officer or until a successor has been duly appointed by the board of directors of the Company.

Name	Age	Position
Kerry P. Gray	59	Chairman, President, Chief Executive Officer
Jeffrey B. Davis	48	Director
Jeffrey A. Stone	54	Director
Terrance K. Wallberg	57	Vice President, Chief Financial Officer, Secretary, Treasurer
Daniel G. Moro	66	Vice President-Polymer Drug Delivery

The following is a brief account of the business experience during the past five years of each director, executive officer, and key employee of the Company, including principal occupations and employment during that period and the name and principal business of any corporation or other organization in which such occupation and employment were carried on.

Kerry P. Gray

Mr. Gray has served as one of our directors since March 2006 and currently serves as the Company’s President and Chief Executive Officer.  Previously, Mr. Gray was the President and CEO of Access Pharmaceuticals, Inc. and a director of Access Pharmaceuticals, Inc. from June 1993 until May 2005.  Mr. Gray served as Chief Financial Officer of PharmaScience, Inc., a company he co-founded to acquire technologies in the drug delivery area. From May 1990 to August 1991, Mr. Gray was Senior Vice President, Americas, Australia and New Zealand for Rhone-Poulenc Rorer, Inc.  Prior to the Rhone-Poulenc Rorer merger, he had been Area Vice President Americas of Rorer International Pharmaceuticals. From 1986 to May 1988, he was Vice President, Finance of Rorer International Pharmaceuticals, having served in the same capacity at Revlon Health Care Group of companies before the acquisition by Rorer Group. Between 1975 and 1985, he held various senior financial positions with the Revlon Health Care Group.

Jeffrey B. Davis

Mr. Davis has served as one of our directors since March 2006.  Since December 2007, Mr. Davis has been President and Chief Executive Officer of Access Pharmaceuticals, Inc.  Since April 1997, Mr. Davis has been President of SCO Financial Group LLC and financial principal of SCO Securities LLC, an NASD-registered broker dealer.  Prior to co-founding SCO, Mr. Davis served as Senior Vice President and Chief Financial Officer of HemaSure, Inc., a publicly traded development stage healthcare technology company.  Prior to that, Mr. Davis was Vice President, Corporate Finance, at Deutsche Bank AG and Deutsche Morgan Grenfell, both in the U.S. and Europe. Mr. Davis also served in senior marketing and product management positions at AT&T Bell Laboratories, where he was also a member of the technical staff. Prior to that, Mr. Davis was involved in marketing and product management at Philips Medical Systems North America.  Mr. Davis served previously as a Director of Bioenvision, Inc. and currently serves as a Director of Access Pharmaceuticals, Inc., a publicly traded company.  Mr. Davis holds a B.S. in Biomedical Engineering from the College of Engineering, Boston University and an M.B.A. from the Wharton School of Business, University of Pennsylvania.

Jeffrey A. Stone

Dr. Stone has served as one of our directors since April 2010. Dr. Stone is currently President of Wound Care Consultants.  He is a past president Texas Affiliate of the American Diabetes Association.  Dr. Stone received his medical degree from the College of Osteopathic Medicine of the Pacific and a Master of Public Health from Harvard University.  He completed a residency in aerospace medicine and a fellowship in hyperbaric medicine and wound care at the U.S. Air Force School of Aerospace Medicine at Brooks Air Force Base.  He is certified in hyperbaric medicine and board certified in aerospace medicine.  He is a Diplomate of the American Academy of Wound Care Management and a Certified Wound Specialist having been active in the wound field for over 20 years.

Terrance K. Wallberg

Mr. Wallberg has served as our Vice President and Chief Financial Officer since March, 2006.  Mr. Wallberg is a Certified Public Accountant and possesses an extensive and diverse background with over 30 years of experience with entrepreneurial/start-up companies.  Prior to joining ULURU Inc., Mr. Wallberg was Chief Financial Officer with Alliance Hospitality Management and previous to that was Chief Financial Officer for DCB Investments, Inc., a Dallas, Texas based diversified real estate holding company.  During his five year tenure at DCB Investments, Mr. Wallberg acquired valuable experience with several successful start-up businesses and dealing with the external financial community.  Prior to DCB Investments, Mr. Wallberg spent 22 years with Metro Hotels, Inc., serving in several finance/accounting capacities and culminating his tenure as Chief Financial Officer.  Mr. Wallberg is a member of the American Society and the Texas Society of Certified Public Accountants and is a graduate of the University of Arkansas, Little Rock.

Daniel G. Moro

Mr. Moro has served as our Vice President-Polymer Drug Delivery since March 2006.  Previously, Mr. Moro served as Vice President-Polymer Drug Delivery at Access Pharmaceuticals, Inc. from September 2000 until October 2005. He managed various drug delivery projects related to Hydrogel polymers. He invented the mucoadhesive erodible drug delivery technology (OraDisc™) for the controlled administration of actives and is the co-inventor of our hydrogel nanoparticle aggregate technology.  Previously, Mr. Moro served as Vice President, Operations for a Division of National Patent Development Corporation (“NPDC”) which developed the soft contact lens. Prior to his operational experience, Mr. Moro spent 20 years at the NPDC as a senior research scientist and invented and commercialized several technologies, including a hydrogel burn and wound dressing and a subcutaneous retrievable drug delivery implant to treat prostate cancer. Mr. Moro has over twenty five years experience of pharmaceutical development and holds nine patents related to drug delivery applications, four of which have been commercialized.

Corporate Governance Practices and Board Independence

The Board has adopted a number of corporate governance documents, including charters for its Audit Committee, Compensation Committee and Nominating and Governance Committee, corporate governance guidelines, a code of business conduct and ethics for employees, executive officers and directors (including its principal executive officer and principal financial officer) and a whistleblower policy regarding the treatment of complaints on accounting, internal accounting controls and auditing matters.  All of these documents are available on the Company’s website at www.uluruinc.com under the heading “Investor Relations,” and a copy of any such document may be obtained, without charge, upon written request to ULURU Inc., c/o Investor Relations, 4452 Beltway Drive, Addison, Texas, 75001.

Board of Directors’ Leadership Structure and Role in Risk Oversight

Although the Board of Directors does not have a formal policy on whether the roles should be combined or separated, from our inception as ULURU Inc. in 2006 until June 2010, we have had a separate Chairman of the Board (“Chairman”) and Chief Executive Officer (“CEO”).  In June 2010, our board of directors determined it appropriate and efficient for Mr. Gray, our Chairman, to also serve as President and CEO, based on Mr. Gray’s extensive knowledge of our company and the pharmaceutical preparation marketplace.  The independent members of our board have named Mr. Jeffrey B. Davis our independent lead director.  Mr. Davis, as independent lead director, chairs the executive sessions of the non-management members of our board of directors, acts as a liaison with Mr. Gray, in consultation with the independent directors and assists in developing the agendas for each board of directors meeting.  We believe that this leadership structure also provides an appropriate forum for the Board to execute its risk oversight function, which is described below.

Our Board of Directors is the central body that oversees the management of material risks at the Company.  The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing Board committees that address risks inherent in their respective areas of oversight.

The Audit Committee has the responsibility to review and discuss certain risk policies, including the Company’s major financial risk exposures and the steps taken by management to monitor and control these exposures, and generally provide oversight of risks related to financial reporting, accounting, credit, and liquidity.  Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.  In addition, as part of its compensation philosophy, the Compensation Committee strives to adopt compensation incentives that encourage appropriate risk-taking behavior that is consistent with the Company’s long term business strategy and objectives.  To meet its obligations under the Securities and Exchange Commission’s Enhanced Disclosure Rules, the Company undertook a process to assess to what extent risks arising from our compensation programs for employees are reasonably likely to have a material adverse effect on the Company.  We concluded that it is not likely that our compensation policies will have such an effect.  The Governance and Nominating Committee oversees risk management practices in its domain, including director candidate selection, governance and succession matters.  Day to day operational risks are generally handled by management, with reporting to and involvement of the Board and the Executive Committee of the Board as necessary.  With respect to strategic and enterprise risk, our Board as a whole is the level at which we address and monitor such issues, through regular interactions with the CEO and other members of senior management.

Board Committees

The Board has an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, and an Executive Committee.

As of June 30, 2012, each committee of the Board is comprised as follows:

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee	Executive Committee
Kerry P. Gray				Chair
Jeffrey B. Davis	Chair	Chair	X
Jeffrey A. Stone	X	X	Chair

All members of each committee, with the exception of the Executive Committee, have been determined by the Board to be independent under applicable SEC and NASDAQ rules and regulations

The Audit Committee has the responsibility to engage the independent auditors, review the audit fees, supervise matters relating to audit functions and review and set internal policies and procedure regarding audits, accounting and other financial controls.  The Board has determined that Jeffrey B. Davis meets the definition of an "Audit Committee Financial Expert".  The charter of the Audit Committee is available on the Company's website at www.uluruinc.com under the heading "Investor Relations."  During the 2011 fiscal year, the Audit Committee held a total of four meetings, either in person or by conference call, and acted by unanimous written consent on two occasions.

The Compensation Committee has responsibility for approval of remuneration arrangements for executive officers of the Company, review and approval of compensation plans relating to executive officers and directors, including grants of stock options under the Company's 2006 Equity Incentive Plan and other benefits and general review of the Company's employee compensation policies.  The charter of the Compensation Committee is available on the Company's website at www.uluruinc.com under the heading "Investor Relations."   During the 2011 fiscal year, the Compensation Committee did not hold a formal meeting but its members discussed compensation issues in several Board of Director meetings and acted by unanimous written consent on one occasion.

The Nominating and Governance Committee is responsible for, among other things, considering potential Board members, making recommendations to the full Board as to nominees for election to the Board, assessing the effectiveness of the Board and implementing the Company's corporate governance guidelines.  The charter of the Nominating and Governance Committee is available on the Company's website at www.uluruinc.com under the heading "Investor Relations."  During the 2011 fiscal year, the Nominating and Governance Committee held one formal meeting and its members discussed governance issues in several Board of Director meetings.

The Executive Committee is responsible for, among other things, working with management with respect to strategic and operational matters.  During the 2011 fiscal year, the Executive Committee did not formally meet but it did meet informally on several occasions.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics for Employees, Executive Officers and Directors, applicable to all employees, management, and directors, designed to deter wrongdoing and promote honest and ethical conduct, full, fair and accurate disclosure, compliance with laws, prompt internal reporting and accountability to adherence to the Code of Business Conduct and Ethics.  A copy of our Code of Business Conduct and Ethics is available on our website at www.uluruinc.com and print copies are available to any shareholder that requests a copy.

EXECUTIVE COMPENSATION

The following table sets forth, for the fiscal years ended December 31, 2011 and December 31, 2010, the total compensation earned by or paid to our Chief Executive Officer, former Chief Executive Officer, Chief Financial Officer, and each of our other most highly compensated key employees who were serving as key employees as of December 31, 2011.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(6)	Option Awards ($)(7)	Non Equity Incentive Plan Compensation ($)(8)	All Other Compensation ($)(9)	Total ($)

Kerry P. Gray	2011	210,000	---	---	---	---	150,000	360,000
President & Chief Executive Officer (1)	2010	210,000	---	---	---	---	150,000	360,000

Renaat Van den Hooff	2011	---	---	---	---	---	137,500	137,500
Former President & Chief Executive Officer (2)	2010	128,333	---	---	26,461	---	93,289	248,083

Terrance K. Wallberg	2011	200,000	---	---	---	---	7,507	207,507
Vice President & Chief Financial Officer (3)	2010	200,000	---	---	---	---	8,730	208,730

Daniel G. Moro	2011	175,000	---	---	---	---	7,942	182,942
Vice President – Polymer Drug Delivery (4)	2010	175,000	---	---	---	---	8,728	183,728

John V. St. John, Ph.D.	2011	160,000	---	---	---	---	7,547	167,547
Former Vice President – Research & Development (5)	2010	160,000	---	---	---	---	7,752	167,752

(1)
On March 9, 2009, Mr. Gray resigned as the Company’s President and Chief Executive Officer and entered into a Separation Agreement with the Company.  After such resignation, Mr. Gray continued to serve as a Director for the Company.  On September 9, 2009, Mr. Gray was appointed to serve as the Company’s Chairman of the Board of Directors.  On February 15, 2010, Mr. Gray was appointed to also serve as Chairman of the Executive Committee of the Board of Directors.  On June 4, 2010, Mr. Gray was appointed to also serve as the Company’s President and Chief Executive Officer.  During 2011, Mr. Gray earned compensation of $360,000 which was comprised of $150,000 pursuant to the Separation Agreement and $210,000 for his duties as Chairman of the Executive Committee of the Company’s Board of Directors.  As part of a plan to conserve the Company’s cash and financial resources during 2011, Mr. Gray temporarily deferred $140,313 of earned compensation thereby receiving cash compensation of $219,687 for the year.  During 2010, Mr. Gray received cash compensation of $360,000 which was comprised of $150,000 pursuant to the Separation Agreement and $210,000 for his duties as Chairman of the Executive Committee of the Company’s Board of Directors.

(2)
On March 9, 2009, Mr. Van den Hooff was promoted from the Company’s Executive Vice President of Operations to President and Chief Executive Officer.  On June 4, 2010, Mr. Van den Hooff resigned as the Company’s President and Chief Executive Officer and entered into a Separation Agreement with the Company.  During 2011, Mr. Van den Hooff earned compensation of $137,500 pursuant to the Separation Agreement.  As part of a plan to conserve the Company’s cash and financial resources during 2011, Mr. Van den Hooff temporarily deferred $30,769 of earned compensation thereby receiving cash compensation of $106,731 for the year.  During 2010, Mr. Van den Hooff received cash compensation of $87,500 pursuant to the Separation Agreement, which was in addition to salary of $128,333 earned prior to June 4, 2010.  The Separation Agreement also provided for full vesting of all awards of restricted stock held by Mr. Van den Hooff, a fully vested stock option to purchase 20,000 shares of common stock, and the continuation of health care coverage for eighteen months.

(3)
During 2011, Mr. Wallberg earned salary compensation of $200,000 for his duties as Vice President and Chief Financial Officer.  As part of a plan to conserve the Company’s cash and financial resources during 2011, Mr. Wallberg temporarily deferred $36,539 of salary compensation thereby receiving cash compensation of $163,461 for the year.

(4)
During 2011, Mr. Moro earned salary compensation of $175,000 for his duties as Vice President–Polymer Drug Delivery.  As part of a plan to conserve the Company’s cash and financial resources during 2011, Mr. Moro temporarily deferred $15,986 of salary compensation thereby receiving cash compensation of $159,014 for the year.

(5)
On July 2, 2012, Dr. St. John resigned as the Company’s Vice President-Research and Development.  During 2011, Dr. St. John earned salary compensation of $160,000 for his duties as Vice President–Research and Development.  As part of a plan to conserve the Company’s cash and financial resources during 2011, Dr St. John temporarily deferred $5,000 of salary compensation thereby receiving cash compensation of $155,000 for the year.

(6)	During 2011 and 2010, we did not grant any restricted stock awards to our named executives and key employees.
(7)
During 2011, we did not award any stock options to our named executives and key employees.  During 2010, we granted a stock option award to Mr. Van den Hooff to purchase 20,000 shares of common stock.  The fair value on the date of grant for the stock option award to Mr. Van den Hooff was $26,461.

(8)
For 2011, and to date for 2012 as well, we did not award or pay any bonuses with respect to 2010 or 2011 performance, respectively.  For 2010, we did not award or pay any bonuses with respect to 2009 performance.

(9)	All Other Compensation includes the following:

Name	Fiscal Year	401(k) Matching Contributions	Life and Disability Insurance	Separation Agreement	Other	Total
Kerry P. Gray	2011	---	---	$150,000	---	$150,000
Renaat Van den Hooff	2011	---	---	$137,500	---	$137,500
Terrance K. Wallberg	2011	$6,538	$699	---	$270	$7,507
Daniel G. Moro	2011	$6,361	$1,473	---	$108	$7,942
John V. St. John, Ph.D.	2011	$6,200	$1,347	---	---	$7,547

Kerry P. Gray	2010	---	---	$150,000	---	$150,000
Renaat Van den Hooff	2010	$5,133	$656	$87,500	---	$93,289
Terrance K. Wallberg	2010	$8,031	$699	---	---	$8,730
Daniel G. Moro	2010	$7,040	$1,473	---	$215	$8,728
John V. St. John, Ph.D.	2010	$6,405	$1,347	---	---	$7,752

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table sets forth information regarding grants of stock options and grants of unvested restricted stock awards held by the named executive officers and key employees at December 31, 2011.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price per Share ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Kerry P. Gray	02/12/08	33,334	---	$38.10	03/01/2012	---	---

Terrance K. Wallberg	02/12/08	5,112	222	$34.65	02/12/2018	303	$67
	01/25/07	---	---	---	---	114	$25
	12/06/06	13,334	---	$14.25	12/06/2016	---	---

Daniel G. Moro	02/12/08	5,112	222	$34.65	02/12/2018	272	$60
	01/25/07	---	---	---	---	105	$23
	12/06/06	13,334	---	$14.25	12/06/2016	---	---

John V. St. John, Ph.D. (4)	02/12/08	5,112	222	$34.65	02/12/2018	195	$43
	01/25/07	---	---	---	---	70	$15
	12/06/06	15,000	---	$14.25	12/06/2016	---	---

(1)
Stock option awards granted in 2008 and 2006 vest over a four year period, with 25% vesting on the first anniversary of the date of grant and 2.0833% vesting every month for three years thereafter.  The stock options expire ten years from date of grant.

(2)
Restricted stock awards granted in 2008 and 2007 vest over a five year period, with 25% vesting on the second anniversary of the date of grant and 25% vesting every twelve months for three years thereafter.

(3)
The market value of the stock awards is determined by multiplying the number of shares times $0.22, which represents the closing price of the Company’s common stock per share quoted on the New York Stock Exchange Amex on December 30, 2011.

(4)	On July 2, 2012, Dr. St. John resigned as the Company’s Vice President-Research and Development.

Compensation Pursuant to Agreements and Plans

Chief Executive Officer

Kerry P. Gray

On March 9, 2009, Mr. Gray resigned as the Company’s President and Chief Executive Officer and entered into a Separation Agreement with the Company.  After such resignation, Mr. Gray continued to serve as a Director for the Company.  On September 9, 2009, Mr. Gray was appointed to serve as the Company’s Chairman of the Board of Directors.  On February 15, 2010, Mr. Gray was appointed to also serve as Chairman of the Executive Committee of the Board of Directors.  On June 4, 2010, Mr. Gray was appointed to also serve as the Company’s President and Chief Executive Officer.

Currently, Mr. Gray is eligible to receive the following:

▪	pursuant to the Separation Agreement, Mr. Gray will receive annual cash compensation of $150,000 in 2012; and
▪	as Chairman of the Executive Committee of the Board, Mr. Gray will receive annual cash compensation of $210,000.

During 2011, Mr. Gray earned compensation of $360,000 which was comprised of $150,000 pursuant to the Separation Agreement and $210,000 for his duties as Chairman of the Executive Committee of the Company’s Board of Directors.  As part of a plan to conserve the Company’s cash and financial resources during 2011, Mr. Gray temporarily deferred $140,313 of earned compensation thereby receiving cash compensation of $219,687 for the year.  During 2011, Mr. Gray was not granted any awards of restricted stock or stock options under the Company’s 2006 Equity Incentive Plan and did not participate in the Company’s Incentive Bonus Plan.

During 2010, Mr. Gray received cash compensation of $360,000 which was comprised of $150,000 pursuant to the Separation Agreement and $210,000 for his duties as Chairman of the Executive Committee of the Company’s Board of Directors.  During 2010, Mr. Gray was not granted any awards of restricted stock or stock options under the Company’s 2006 Equity Incentive Plan and did not participate in the Company’s Incentive Bonus Plan.

Mr. Gray’s services to the Company are not covered by an employment agreement.  The Company has no contractual obligation to Mr. Gray related to employment, severance, or change in control except for certain obligations included in the existing Separation Agreement.

Separation Agreement with Kerry P. Gray

On March 9, 2009, Kerry P. Gray resigned as the President and Chief Executive Officer of the Company.  In connection with Mr. Gray’s departure, the Company and Mr. Gray entered into a Separation Agreement (the “Separation Agreement”) whereby the Company will provide, or has provided, as the case may be, certain benefits to Mr. Gray, including: (i) payments totaling $400,000 during the initial twelve (12) months following March 9, 2009; (ii) commencing March 1, 2010 and continuing for a period of forty-eight (48) months thereafter, the Company has and will continue to pay to Mr. Gray a payment of $12,500 per month; (iii) full acceleration of all vesting schedules for all outstanding Company stock options and shares of restricted stock of the Company held by Mr. Gray, with all such Company stock options remaining exercisable by Mr. Gray until March 1, 2012, provided that Mr. Gray forfeited stock options with respect to 20,000 shares of common stock previously held by him; and (iv) for a period of twenty-four (24) months following March 9, 2009 the Company will maintain and provide coverage under Mr. Gray’s existing health coverage plan.  The Separation Agreement also contains a mutual release of claims, certain stock lock-up provisions, and other standard provisions.

The following table describes the costs that the Company will incur, or has incurred, as the case may be, pursuant to the Separation Agreement with Mr. Gray:

Year	Compensation (1)	Continuation of medical benefits	Sub-total	Accelerated Vesting of Unvested Equity Awards (2)	Forfeiture of stock options (2)	Total
2009	$375,000	$13,233	$388,233	$648,311	$(300,276)	$736,268
2010	150,000	15,879	165,879	---	---	165,879
2011	117,187	2,646	119,833	---	---	119,833
2012	182,813	---	182,813	---	---	182,813
2013	150,000	---	150,000	---	---	150,000
2014	25,000	---	25,000	---	---	25,000
	$1,000,000	$31,758	$1,031,758	$648,311	$(300,276)	$1,379,793

(1)
During 2011, Mr. Gray earned compensation of $150,000 pursuant to the Separation Agreement.  As part of a plan to conserve the Company’s cash and financial resources during 2011, Mr. Gray temporarily deferred $32,813 of earned compensation pursuant to the Separation Agreement thereby receiving cash compensation of $117,187 for the year.  For the purpose of this table, we have assumed such deferral will be paid to Mr. Gray in 2012.

(2)
The amounts shown do not reflect compensation actually received by Mr. Gray or the actual value that may be recognized by Mr. Gray with respect to these equity awards in the future.  Instead, the amounts in this column represent the Black-Scholes fair value of equity awards that we have recorded as expense during 2009 for such equity awards.

Separation Agreement with Renaat Van den Hooff

On June 4, 2010, Renaat Van den Hooff resigned as the President and Chief Executive Officer of the Company.  In connection with Mr. Van den Hooff’s departure, the Company and Mr. Van den Hooff entered into a Separation Agreement (the “Agreement”) whereby the Company will provide, or has provided, as the case may be, certain benefits to Mr. Van den Hooff, including: (i) commencing June 4, 2010 and continuing for a period of eighteen (18) months thereafter, the Company will pay to Mr. Van den Hooff a payment of $12,500 per month; (ii) on June 4, 2010 the Company granted to Mr. Van den Hooff a non-statutory stock option to purchase up to 20,000 shares of the Company’s common stock, which option is immediately exercisable in full and at any time and from time to time through June 4, 2015 at a per share exercise price of $2.10, (iii) full acceleration of all vesting schedules for all shares of restricted stock of the Company held by Mr. Van den Hooff; and (iv) for a period of eighteen (18) months following the date of termination of Mr. Van den Hooff’s employment with the Company, the Company will maintain and provide coverage under Mr. Van den Hooff’s existing health coverage plan.  The Agreement also provides that Mr. Van den Hooff was required to serve as a consultant to the Company for up to two full days per month through August 31, 2010.  Mr. Van den Hooff was not paid for the performance of such consulting services.  The Agreement contains a mutual release of claims and other standard provisions.  The Agreement also provides for the termination of the employment agreement we previously had with Mr. Van den Hooff.

The following table describes the costs that the Company will incur, or has incurred, as the case may be, pursuant to the Separation Agreement with Mr. Van den Hooff:

Year	Compensation (1)	Continuation of medical benefits (2)	Sub-total	Accelerated Vesting of Unvested Equity Awards (3)	Stock option (3)	Total
2010	$87,500	---	$87,500	$20,205	$26,461	$134,166
2011	106,731	---	106,731	---	---	106,731
2012	30,769	---	30,769	---	---	30,769
	$225,000	---	$225,000	$20,205	$26,461	$271,666

(1)
During 2011, Mr. Van den Hooff earned compensation of $137,500 pursuant to the Separation Agreement.  As part of a plan to conserve the Company’s cash and financial resources during 2011, Mr. Van den Hooff temporarily deferred $30,769 of earned compensation thereby receiving cash compensation of $106,731 for the year.  For the purpose of this table, we have assumed such deferral will be paid to Mr. Van den Hooff in 2012.

(2)	Mr. Van den Hooff elected to forego the Company’s obligation to provide coverage for a period of eighteen months under the Company’s existing health coverage plan.
(3)
The amounts shown do not reflect compensation actually received by Mr. Van den Hooff or the actual value that may be recognized by Mr. Van den Hooff with respect to these equity awards in the future.  Instead, the amounts in this column represent the Black-Scholes fair value of equity awards that we have recorded as expense during 2010 for such equity awards.

Named Executive Officer and Key Employees

Terrance K. Wallberg

We have an employment agreement with our Vice President and Chief Financial Officer, Terrance K. Wallberg, which renews automatically for successive one-year periods, with the current term extending until December 31, 2012.  As a result of the Compensation Committee’s evaluation of compensation in March 2011, the Compensation Committee maintained Mr. Wallberg's annual salary at $200,000 during 2011.  As part of a plan to conserve the Company’s cash and financial resources during 2011, Mr. Wallberg temporarily deferred $36,539 of salary compensation thereby receiving cash compensation of $163,461 for the year.

Mr. Wallberg is eligible to participate in all of our employee benefits programs available to executives.  Mr. Wallberg is also eligible to receive:

▪	a bonus payable in cash and common stock related to the attainment of reasonable performance goals specified by our Board; and
▪	stock options and restricted stock at the discretion of our Board.

During 2011, Mr. Wallberg was not granted any awards of restricted stock or stock options under the Company’s 2006 Equity Incentive Plan or any bonus awards under the Company’s Incentive Bonus Plan.

Mr. Wallberg's employment agreement contains non-solicitation, confidentiality and non-competition covenants, and a requirement that Mr. Wallberg assign all invention and intellectual property rights to us.  The employment agreement may be terminated by either party with or without cause with sixty days' written notice.

Mr. Wallberg is entitled to certain severance benefits in the event that (a) we terminate his employment without cause or he resigns with reason, or (b) either we or he terminate his employment within six months following a change of control in certain circumstances.  Upon any such event, Mr. Wallberg would receive one year of salary plus target bonus for the year in which his termination occurs, he would continue to receive all health benefits for a period of one year after the date of his termination and all stock options held by Mr. Wallberg would become immediately exercisable and would remain exercisable for (i) in the case of such termination without cause or resignation with reason, two years after the date of his termination and (ii) in the case of such termination following a change of control, one year after the date of his termination. With respect to each of these post-employment compensation provisions, the Board of Directors has determined that both the terms and the payout levels of each provision are appropriate to accomplish the objectives of attracting and retaining executive talent.

Daniel G. Moro

We have an employment agreement with our Vice President-Polymer Drug Delivery, Daniel G. Moro, which renews automatically for successive one-year periods, with the current term extending until December 31, 2012.  As a result of the Compensation Committee’s evaluation of compensation in March 2011, the Compensation Committee maintained Mr. Moro's annual salary at $175,000 during 2011.  As part of a plan to conserve the Company’s cash and financial resources during 2011, Mr. Moro temporarily deferred $15,986 of salary compensation thereby receiving cash compensation of $159,014 for the year.

Mr. Moro is eligible to participate in all of our employee benefits programs available to executives.  Mr. Moro is also eligible to receive:

▪	a bonus payable in cash and common stock related to the attainment of reasonable performance goals specified by our Board; and
▪	stock options and restricted stock at the discretion of our Board.

During 2011, Mr. Moro was not granted any awards of restricted stock or stock options under the Company’s 2006 Equity Incentive Plan or any bonus awards under the Company’s Incentive Bonus Plan.

Mr. Moro's employment agreement contains non-solicitation, confidentiality and non-competition covenants, and a requirement that Mr. Moro assign all invention and intellectual property rights to us.  The employment agreement may be terminated by either party with or without cause with sixty days' written notice.

Our employment agreement with Mr. Moro provides that Mr. Moro is entitled to certain severance benefits in the event that (a) we terminate his employment without cause or he resigns with reason, or (b) either we or he terminate his employment within six months following a change of control in certain circumstances.  Upon any such event, Mr. Moro would receive one year of salary plus target bonus for the year in which his termination occurs, he would continue to receive all health benefits for a period of one year after the date of his termination and all stock options held by Mr. Moro would become immediately exercisable and would remain exercisable for (i) in the case of such termination without cause or resignation with reason, two years after the date of his termination and (ii) in the case of such termination following a change of control, one year after the date of his termination.  With respect to each of these post-employment compensation provisions, the Board of Directors has determined that both the terms and the payout levels of each provision are appropriate to accomplish the objectives of attracting and retaining executive talent.

Potential Payments upon Termination

The following table describes the potential payments upon termination of employment of our Named Executive Officer and Key Employees, other than Mr. Gray, by the Company as a result of termination without cause, resigning with reason, termination following a change of control in certain circumstances and resignation following a change of control in certain circumstances, as further described in each individual employment agreement discussed above

Name	Severance Payment Upon Termination (1)	Accelerated Vesting of Unvested Equity Awards(2)	Continuation of Benefits (3)	Total
Terrance K. Wallberg	$260,000	$92	$12,072	$272,164
Daniel G. Moro	$227,500	$83	$5,508	$233,091

(1)	Represents one year salary and target bonus based on salary as of December 31, 2011.
(2)
Calculated based on a change of control taking place as of December 31, 2011.  For purposes of valuing equity awards, the amounts noted are based on a per share price of $0.22, which was the closing price as reported on the New York Stock Exchange Amex on December 30, 2011.

(3)	Represents one year of COBRA health benefits.

DIRECTOR COMPENSATION

Each director who is not also our employee is entitled to receive stock option awards to purchase a number of shares of our common stock, as determined by the Board, on the date of each annual meeting of stockholders.  In addition, we reimburse each director, whether an employee or not, the expenses of attending Board and committee meetings.  At the 2011annual meeting of stockholders, held on June 1, 2011, the Board did not grant any stock option awards to the directors for their services during 2011.  On April 26, 2010, the Board approved the grant of certain stock option awards to the directors for their services during 2010 and 2009.

Compensation

The following table sets forth information regarding the compensation we paid to our directors in 2011:

Name	Fee Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total
William W. Crouse (2)	---	---	---	---	---	---

Jeffrey B. Davis	---	---	---	---	---	---

Kerry P. Gray (3)	---	---	---	---	---	---

Jeffrey A. Stone	---	---	---	---	---	---

(1)
During 2011, we did not award any stock options to our directors.  During 2010, we granted stock option awards to Messrs. Crouse, Davis, and Stone to each purchase 33,334 shares of common stock, respectively.  The aggregate fair value on the date of grant for the stock option awards to Messrs. Crouse, Davis, and Stone was $68,226, $68,226, and $66,798, respectively. Stock option awards granted during 2010 for our directors are subject to a vesting schedule of 20% vesting on the date of grant and 20% vesting on each one year anniversary thereafter.  For a description of the assumptions used to determine the fair value of stock options granted in 2010, see Note 13 to our Consolidated Financial Statement in our Annual Report on Form 10-K for the year ended December 31, 2010. For information on the valuation assumptions used for stock option awards made prior to 2010, see the notes to the Company’s Consolidated Financial Statements regarding stock-based compensation in our Annual Report on Form 10-K for the respective year.

(2)	On April 25, 2012, Mr. Crouse resigned as a Director of the Company.
(3)
On March 9, 2009, Mr. Gray resigned as the Company’s President and Chief Executive Officer and entered into a Separation Agreement with the Company.  After such resignation, Mr. Gray continued to serve as a Director for the Company.  On September 9, 2009, Mr. Gray was appointed to serve as the Company’s Chairman of the Board of Directors.  On February 15, 2010, Mr. Gray was appointed to also serve as Chairman of the Executive Committee of the Board of Directors.  On June 4, 2010, Mr. Gray was appointed to also serve as the Company’s President and Chief Executive Officer.  During 2011, Mr. Gray earned compensation of $360,000 which was comprised of $150,000 pursuant to the Separation Agreement and $210,000 for his duties as Chairman of the Executive Committee of the Company’s Board of Directors.  As part of a plan to conserve the Company’s cash and financial resources during 2011, Mr. Gray temporarily deferred $140,313 of earned compensation thereby receiving cash compensation of $219,687 for the year.  During 2010, Mr. Gray received cash compensation of $360,000 which was comprised of $150,000 pursuant to the Separation Agreement and $210,000 for his duties as Chairman of the Executive Committee of the Company’s Board of Directors.  During 2011 and 2010, Mr. Gray was not granted any awards of restricted stock or stock options under the Company’s 2006 Equity Incentive Plan and did not participate in the Company’s Incentive Bonus Plan.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table sets forth information regarding all outstanding stock option awards for each of our directors as of December 31, 2011.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
William W. Crouse (1)	13,334	---	$24.75	12/13/2016
	2,000	---	$74.25	05/08/2017
	5,000	---	$20.70	05/15/2018
	3,000	---	$13.80	06/19/2018
	13,334	20,000	$2.55	04/26/2020

Jeffrey B. Davis	10,000	---	$24.75	12/13/2016
	1,667	---	$74.24	05/08/2017
	3,334	---	$20.70	05/15/2018
	1,667	---	$13.80	06/19/2018
	13,334	20,000	$2.55	04/26/2020

Kerry P. Gray	33,334	---	$38.10	03/01/2012

Jeffrey A. Stone	13,334	20,000	$2.55	04/26/2020

(1)	On April 25, 2012, Mr. Crouse resigned as a Director of the Company.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

On occasion we may engage in certain related party transactions. Pursuant to our Audit Committee charter, our policy is that all related party transactions are reviewed and approved by the Board of Directors or Audit Committee prior to our entering into any related party transactions.

Convertible Debt Transactions

On July 28, 2011, we completed a second convertible debt financing with Kerry P. Gray, the Company’s Chairman, President, and Chief Executive Officer (the “July 2011 Debt Offering”).  The convertible note of $125,000 will bear interest at the rate of 10.0% per annum, with annual payments of interest commencing on July 1, 2012.  The full amount of principal and any unpaid interest will be due on July 28, 2014.  The outstanding principal balance of the note may be converted into shares of the Company’s common stock, at the option of the note holder and at any time, at a conversion price of $1.08 per share or 115,741 shares of common stock.  The Company may force conversion of the convertible note if our common stock trades for a defined period of time at a price greater than $2.16.  The convertible note is collateralized by the grant of a security interest in the inventory, accounts receivables and capital equipment held by the Company.  As part of the convertible debt financing, Mr. Gray also received a warrant to purchase up to 34,722 shares of the Company’s common stock.  The warrant has an exercise price of $1.08 per share and is exercisable at any time until July 28, 2016.

On June 13, 2011, we completed a $140,000 convertible debt financing with Kerry P. Gray, the Company’s Chairman, President, and Chief Executive Officer (the “June 2011 Debt Offering”).  The convertible note will bear interest at the rate of 10% per annum, with annual payments of interest commencing on July 1, 2012.  The full amount of principal and any unpaid interest will be due on June 13, 2014.  The outstanding principal balance of the note may be converted into shares of the Company’s common stock, at the option of the note holder and at any time, at a conversion price of $1.20 per share or 116,667 shares of common stock.  The Company may force conversion of the convertible note if our common stock trades for a defined period of time at a price greater than $1.80.  The convertible note is collateralized by the grant of a security interest in the inventory, accounts receivables, and capital equipment held by the Company.  As part of the convertible debt financing, Mr. Gray also received a warrant to purchase up to 35,000 shares of the Company’s common stock.  The warrant has an exercise price of $1.20 per share and is exercisable at any time until June 13, 2016.

The securities issuable on conversion of each note have not been registered under the Securities Act of 1933 and may not be sold absent registration or an applicable exemption from the registration requirements.  In connection with the foregoing issuance, the Company relied upon the exemption from securities registration afforded by Rule 506 of Regulation D as promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and/or Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities.  The offering and sale was made to a single person, who is an accredited investor, and transfer is restricted by the Company in accordance with the requirements of the Securities Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based solely upon information made available to us, the following table sets forth certain information with respect to the beneficial ownership of the Company’s common stock as of May 31, 2012, as to (1) each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of the Company’s common stock; (2) each of our directors; (3) each Named Executive Officer; and (4) all directors and executive officers of the Company as a group.

We believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, except as noted. Unless otherwise indicated, the address of each stockholder listed in the table is c/o ULURU Inc., 4452 Beltway Drive, Addison, Texas 75001.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. All shares of common stock subject to options or warrants exercisable within 60 days of May 31, 2012 are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Subject to the paragraph above, percentage ownership of outstanding shares is based on 8,086,398 shares of common stock outstanding as of May 31, 2012.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	% of Class

5% or Greater Stockholders:
Ironridge Global III, LLC (1)	889,100	9.9%
Huy Son Nguyen (2)	517,466	6.4%
Kerry P. Gray, Chairman, Director, Chief Executive Officer, President (3)(4)	424,115	5.2%

Directors and Named Executive Officers:
Kerry P. Gray, Chairman, Director, Chief Executive Officer, President (3)(4)	424,115	5.2%
Jeffrey B. Davis, Director (5)	36,669	*
Jeffrey A. Stone, Director (6)	20,001	*
Terrance K. Wallberg, Chief Financial Officer, Vice President (7)	42,774	*

Directors and Executive Officers as a Group (4 persons) (8)	523,558	6.4%

* Less than 1% of the total outstanding common stock.

(1)
Ironridge Global III, LLC (“Ironridge Global”), Ironridge Global Partners, LLC (“IGP”), and Brendan T. O’Neil, Richard H. Kreger, John C. Kirkland and Keith Coulston, each being a managing member of IGP and Ironridge Global, may be deemed to beneficially own the shares issuable to Ironridge Global pursuant to the shares issuable upon conversion of the Company’s Series A Preferred Stock.  The address of the principal business office of IGP and Ironridge Global, and Messrs. O’Neil, Kreger and Coulston is 425 California Street, Suite 1010, San Francisco, California 94104. The address of the principal business office of Mr. Kirkland is 881 Alma Real Drive, Suite 305, Los Angeles, California 90272.  Voting and dispositive power with respect to shares of our common stock owned by Ironridge Global are exercised by Mr. O’Neil and Mr. Coulston. However, for so long as Ironridge Global or any of their affiliates hold any shares of our common stock, they are prohibited from, among other actions: (1) voting any shares of our common stock owned or controlled by them, or soliciting any proxies or seeking to advise or influence any person with respect to any voting securities of the issuer; (2) engaging or participating in any actions or plans that relate to or would result in, among other things, (a) acquiring additional securities of us, alone or together with any other person, which would result in them collectively beneficially owning or controlling, or being deemed to beneficially own or control, more than 9.99% of our total outstanding common stock or other voting securities, (b) an extraordinary corporate transaction such as a merger, reorganization or liquidation, (c) a sale or transfer of a material amount of assets, (d) changes in our present board of directors or management, (e) material changes in our capitalization or dividend policy, (f) any other material change in our business or corporate structure, (g) actions which may impede the acquisition of control us by any person or entity, (h) causing a class of our securities to be delisted, (i) causing a class of our equity securities to become eligible for termination of registration; or (3) any actions similar to the foregoing.  Each of IGP and Messrs. O’Neil, Kreger, Kirkland and Coulston disclaims beneficial ownership or control of any of the securities listed above.  IGP and Messrs. O’Neil, Kreger, Kirkland and Coulston directly own no shares of the issuer.  However, by reason of the provisions of Rule 13d-3 of the Exchange Act, as amended, IGP or Messrs. O’Neil, Kreger, Kirkland and Coulston may be deemed to beneficially own or control the shares owned by Ironridge Global.  Messrs. O’Neil, Kreger and Kirkland are each managing directors of Ironridge Global, and managing directors, members and 30% beneficial owners of IGP.  Mr. Coulston is a director, member and 10% beneficial owner of IGP.  IGP is a member and beneficial owner of Ironridge Global.  For purposes of calculating the percent of class, we have assumed that there were a total of 8,975,498 shares of our common stock outstanding such that 889,100 shares beneficially owned would represent approximately 9.99% of the outstanding common stock after such issuance.  The 9.99% ownership limitation does not prevent Ironridge from selling some of its holdings and then receiving additional shares.  In this way, Ironridge could sell more than the 9.99% ownership limitation while never holding more than this limit.  The Series A Preferred Stock has a provision precluding the applicable Ironridge entity from converting any shares of Series A Preferred Stock if such conversion would result in Ironridge being deemed to beneficially own or control more than 9.99% of our outstanding common stock.  Subject to the foregoing overall limitation, shares include 928,572 shares of common stock issuable upon conversion of 65 shares of our Series A Preferred Stock.

(2)
The address for Huy Son Nguyen is 39962 Cedar Boulevard, #150, Newark, CA 94560-5326.  The beneficial ownership of our common stock by Huy Son Nguyen is based upon a Schedule 13G filed with the SEC on April 5, 2012.

(3)
Includes 50,000 shares held by Kerry P. Gray, Trustee for benefit of Michael J. Gray and 50,000 shares held by Kerry P. Gray, Trustee for benefit of Lindsay K. Gray. Mr. Gray disclaims beneficial ownership of such shares.

(4)	Includes 67,222 shares of common stock issuable on exercise of warrants that are currently exercisable or will become exercisable within 60 days of May 31, 2012.
(5)	Includes 36,669 shares of common stock issuable on exercise of stock options that are currently exercisable or will become exercisable within 60 days of May 31, 2012.
(6)	Includes 20,001 shares of common stock issuable on exercise of stock options that are currently exercisable or will become exercisable within 60 days of May 31, 2012.
(7)	Includes 18,668 shares of common stock issuable on exercise of stock options that are currently exercisable or will become exercisable within 60 days of May 31, 2012.
(8)	Includes 142,560 shares of common stock issuable on exercise of stock options and warrants that are currently exercisable or will become exercisable within 60 days of May 31, 2012.

DESCRIPTION OF SECURITIES

The Company’s certificate of incorporation authorizes the issuance of 200,000,000 shares of its common stock, $0.001 par value per share, and 20,000 shares of preferred stock, $0.001 par value per share, which may be issued in one or more series.  Currently, 1,000 shares of preferred stock are designated as Preferred Stock Series A.

As of May 31, 2012, there were 8,086,398 shares of ULURU’s common stock outstanding and there were 65 shares of its Preferred Stock Series A outstanding.

The following description of our common stock and preferred stock is a summary.  It is not complete and is subject to and qualified in its entirety by our Amended and Restated Articles of Incorporation, and Amended and Restated Bylaws, each as amended to date, and a copy of each of which has been incorporated as an exhibit to the registration statement of which this prospectus supplement forms a part.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and have the right to vote cumulatively for the election of directors.  This means that in the voting at our annual meeting, each stockholder or his proxy, may multiply the number of his shares by the number of directors to be elected then cast the resulting total number of votes for a single nominee, or distribute such votes on the ballot among the nominees as desired.  Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of funds legally available therefor, subject to any preferential dividend rights for our outstanding preferred stock. Upon the Company’s liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably the Company’s net assets available after the payment of all debts and other liabilities and subject to the prior rights of any of our outstanding preferred stock.  Holders of our common stock have no preemptive, subscription, redemption or conversion rights.  The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of the Company’s preferred stock which we may designate and issue in the future.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 20,000 shares of preferred stock in one or more series, and to fix the designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such class or series and the qualifications, limitations and restrictions thereof, including dividend rights, conversion rights, voting rights, sinking-fund provisions, terms of redemption, liquidation preferences, preemption rights, and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and could have the effect of delaying, deferring or preventing a change in control of us.

Series A Preferred Stock

On September 13, 2011, we entered into a Preferred Stock Purchase Agreement (the “Series A Agreement”) with Ironridge Global III, LLC, a Delaware limited liability company (“Ironridge Global”), under which Ironridge Global committed to purchase for cash up to $650,000 of the Company’s redeemable, convertible Series A Preferred Stock (the “Series A Stock”) at $10,000 per share of Series A Stock.  The Series A Stock is convertible at the option of the Company at a fixed conversion price of $0.70.  The conversion price for the holder is fixed with no adjustment mechanisms, resets, or anti-dilution covenants, other than the customary adjustments for stock splits.  The conversion price, if we elect to convert the Series A Stock, is subject to adjustment based on the market price of our common stock and any applicable early redemption price at the time we convert.

Under the terms of the Series A Agreement, on September 20, 2011, we presented Ironridge Global with our initial notice to purchase Series A Stock and Ironridge Global funded the purchase of 15 shares of Series A Stock for cash of $150,000.  On November 8, 2011, we and Ironridge Global entered into a First Amendment to Preferred Stock Purchase Agreement (the “First Amendment”) for the purpose of revising certain terms and conditions contained in the Series A Agreement, to include an updated schedule for the timing and number of shares for certain purchase obligations, the option by us to set the per share price of the Series A Stock below $10,000 subject to certain calculations, and to define certain terms contained therein.  Pursuant to the First Amendment, we presented Ironridge Global with notice and Ironridge Global funded the purchase of additional Series A Stock in installments as follows:

•	10 Series A Stock shares for $100,000 on November 9, 2011;
•	25 Series A Stock shares for $148,750 on January 13, 2012; and
•	15 Series A Stock shares for $141,525 on January 23, 2012.

On August 22, 2011, we entered into a Finder’s Fee and Indemnity Agreement with Maxim to assist us, on a non-exclusive basis, with finding and introducing investors as a potential source for financing.  We paid Maxim a finder’s fee, in cash, equal to 5% of the total cash consideration paid to us as a result of each preferred stock financing event resulting from Maxim’s introduction of Ironridge Global.

On September 13, 2011, the Company filed a Certificate of Designations of Preferences, Rights and Limitations of Series A Stock (the “Series A Certificate of Designations”) with the Secretary of State of the State of Nevada.  A summary of the Certificate of Designations is set forth below:

Ranking and Voting.  The Series A Stock will, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank: (a) senior with respect to dividends and pari passu in right of liquidation with the Company’s common stock; (b) pari passu with respect to dividends and junior in right of liquidation with respect to any other class or series of Preferred Stock; and (c) junior to all existing and future indebtedness of the Company. Holders of Series A Stock have no voting rights, except as required by law, and no preemptive rights. There are no sinking-fund provisions applicable to the Series A Stock.

Dividends and Other Distributions.  Commencing on the date of issuance of any such shares of Series A Stock, holders of Series A Stock are entitled to receive dividends on each outstanding share of Series A Stock, which accrue in shares of Series A Stock, at a rate equal to 7.50% per annum from the date of issuance.  Accrued dividends are payable upon redemption of the Series A Stock.  So long as any shares of Series A Stock are outstanding, no dividends or other distributions will be paid, delivered or set apart with respect to the shares of common stock.

Liquidation.  Upon any liquidation, dissolution or winding up, after payment or provision for payment of the Company’s debts and other liabilities, pari passu with any distribution or payment made to the holders of the Company’s common stock, the holders of Series A Stock shall be entitled to be paid out of the Company’s assets available for distribution to the Company’s stockholders an amount with respect to the Series A Liquidation Value, as defined below, after which any of the Company’s remaining assets will be distributed among the holders of the Company’s other classes or series of stock as applicable.

Redemption.  The Company may redeem any or all of the Series A Stock at any time after the seventh anniversary of the issuance date at the redemption price of $10,000 per share of Series A Stock, plus any accrued but unpaid dividends with respect to such shares of Series A Stock (the “Series A Liquidation Value”).  Prior to the seventh anniversary of the issuance of the Series A Stock, the Company may redeem the shares at any time after six-months from the issuance date at a price per share (the “Early Redemption Price”) equal to 100% of the Series A Liquidation Value divided by (b) the British Pound Sterling Exchange Rate, multiplied by (c) one plus the LIBOR Rate, multiplied by (d) the Rate Factor, for the first calendar month after the issuance date, and decreasing each calendar month thereafter by an amount equal to 0.595% of the Early Redemption Price for the first month.  Any capitalized defined terms that are undefined have been defined in the Series A Certificate of Designations.

In addition, if the Company liquidates, dissolves or winds-up its business, or engages in any deemed liquidation event, it must redeem the Series A Stock at the applicable early redemption price set forth above.

Conversion.  The Series A Stock is convertible into shares of the Company’s common stock at the Company’s option at any time after six-months from the date of issuance of the Series A Stock.  The conversion price for the holder is fixed at $0.70 per share with no adjustment mechanisms, resets, ratchets, or anti-dilution covenants other than the customary adjustments for stock splits.

If the Company elects to convert the Series A Stock into common stock, the Company will issue a number of conversion shares (the “Series A Reconciling Conversion Shares”), so that the total number of conversion shares under the conversion notice equals the early redemption price set forth above multiplied by the number of shares subject to conversion, divided by the lower of (i) the Series A Conversion Price and (ii) 85% of the average of the daily volume-weighted average prices of the Company’s common stock for the 20 trading days following Ironridge Global's receipt of the conversion notice, provided, however, in no event shall the lower of (i) and (ii) be less than $0.001.

The Series A Stock automatically converts into common stock if the closing price of the Company’s common stock exceeds 150% of the Series A Conversion Price for any 20 consecutive trading days.  The Company will issue that number of shares of its common stock equal to the early redemption price set forth above multiplied by the number of shares subject to conversion, divided by the Series A Conversion Price.

Secured Convertible Note

On June 27, 2012, we entered into a Securities Purchase Agreement related to its issue of a $2,210,000 Secured Convertible Note (the “Note”) with Inter-Mountain.  The purchase price for the Note was paid $500,000 at closing in cash and $1,500,000 in the form of six promissory notes in favor of Uluru the principal amount of $250,000 (the “Investor Notes”), each of which becomes due as the outstanding balance under the Note is reduced to a certain level.  The purchase price of the Note also reflected a $200,000 original issue discount and $10,000 in attorney’s fees. The Purchase Agreement also includes representations and warranties, restrictive covenants, and indemnification provisions standard for similar transactions.

The Note bears interest at the rate of 8.0% per annum, with monthly installment payments of $83,333 commencing on the date that is the earlier of (i) thirty calendar days after the effective date of a registration statement registering the re-sale of the shares issuable upon conversion under the Note and (ii) December 24, 2012, but in no event sooner than September 25, 2012.  At our option, subject to certain volume, price, and other conditions, the monthly installment may be paid in whole, or in part, in cash or in our common stock.  If the monthly installment is paid in common stock, such shares being issued will be based on a price that is 80% of the average of the three lowest volume weighted average prices of the shares of common stock during the preceding twenty trading days.  The percentage declines to 70% if the average of the three lowest volume weighted average prices of the shares of common stock during the preceding twenty trading days is less than $0.05.

At the option of Inter-Mountain, the outstanding principal balance of the Note may be converted into shares of common stock at a conversion price of $0.35 per share, subject to certain pricing adjustments and ownership limitations.  The initial tranche is $710,000 and the six subsequent tranches are each $250,000, plus interest.  At our option, the outstanding principal balance of the convertible note, or a portion thereof, may be prepaid in cash at 120% of the amount elected to be prepaid.  The Note is secured by a Security Agreement pursuant to which we granted to Inter-Mountain a first-priority security interest in the assets held by the Company.

Events of default under the Note include failure to make required payments or to deliver shares upon conversion, the entry of a $100,000 judgment not stayed within 30 days, breach of representations or covenants under the transaction documents, various events associated with insolvency or failure to pay debts, delisting of the common stock, a restatement of financial statements, and a default under certain other agreements.  In the event of default, the interest rate under the Note increases to 18% and the Note becomes callable at a premium.  In addition, the holder has all remedies under law and equity, including foreclosing on Uluru’s assets under the Security Agreement.

Warrants

As of May 31, 2012, warrants for the issuance of 612,594 shares of our common stock were outstanding, all of which are exercisable at a weighted average exercise price of $2.45 per share, all of which are exercisable through various dates expiring between July 23, 2014 and July 28, 2016.

The descriptions of the warrants are only a summary and are qualified in their entirety by the provisions of the forms of the warrant.

As part of the financing relating to the Note referenced in “Secured Convertible Note” above, Inter-Mountain has received a total of seven warrants (the “Warrants”) to purchase an aggregate of 3,142,857 shares of common stock, which number of shares could increased based upon the terms and conditions of the Warrants.  The Warrants have an exercise price of $0.35 per share, subject to certain pricing adjustments, and are exercisable, subject to vesting provisions and ownership limitations, until June 27, 2017.  The Warrant for the initial 785,714 shares of common stock vested immediately.  Each of the other Warrants vest upon the payment by the holder of each of the six Investor Notes.

Registration Rights

As part of the financing relating to the Note referenced in “Secured Convertible Note” above, we entered into a Registration Rights Agreement whereby we agreed to prepare and file with the SEC a registration statement for the shares as set forth herein no later than July 27, 2012 and to cause such registration statement to be declared effective no later than ninety days after such filing with the SEC and to keep such registration statement effective for a period of no less than one hundred and eighty days.  The Registration Rights Agreement also grants Inter-Mountain piggy-back registration rights with respect to future offerings by the Company.

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is Continental Stock Transfer & Trust Company, New York, New York.

Penny Stock

The SEC has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

▪	that a broker or dealer approve a person's account for transactions in penny stocks; and
▪	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

▪	obtain financial information and investment experience objectives of the person; and
▪
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

▪	sets forth the basis on which the broker or dealer made the suitability determination; and
▪	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules.

This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

PLAN OF DISTRIBUTION

This prospectus relates to the resale of 2,308,434 shares of our common stock, par value $0.001 per share, by Inter-Mountain pursuant to the Securities Purchase Agreement, the Note, the Warrants, and the Registration Rights Agreement.

Inter-Mountain may, from time to time, sell any or all of its shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. Inter-Mountain may use any one or more of the following methods when selling shares:

▪	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
▪	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
▪	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
▪	an exchange distribution in accordance with the rules of the applicable exchange;
▪	privately negotiated transactions;
▪	broker-dealers may agree with Inter-Mountain to sell a specified number of such shares at a stipulated price per share;
▪	through the writing of options on the shares;
▪	a combination of any such methods of sale; and
▪	any other method permitted pursuant to applicable law.

To the extent permitted by law, Inter-Mountain may also engage in short sales against the box after this registration statement becomes effective, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Inter-Mountain may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or its customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from Inter-Mountain and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that Inter-Mountain will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. Inter-Mountain cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, Inter-Mountain. In addition, Inter-Mountain and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus may be “underwriters” as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by Inter-Mountain. Inter-Mountain may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

Inter-Mountain acquired the securities offered hereby in the ordinary course of business and have advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by Inter-Mountain. We will file a supplement to this prospectus if Inter-Mountain enters into a material arrangement with a broker-dealer for sale of common stock being registered. If Inter-Mountain uses this prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

Pursuant to a requirement by FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act, may apply to sales of our common stock and activities of Inter-Mountain. Inter-Mountain will act independently of us in making decisions with respect to the timing, manner and size of each sale.

Inter-Mountain may be an “underwriter” within the meaning of the Securities Act in connection with the sale of the Put Shares under the Equity Purchase Agreement. No other underwriter or person has been engaged to facilitate the sale of shares of our common stock in this offering.

We will not receive any proceeds from the resale of those shares of common stock offered by Inter-Mountain.  To the extent that Inter-Mountain exercises for cash any warrants covering any shares registered for resale under this prospectus, we would receive proceeds from such exercises at a rate of $0.35 per share issued.  We shall use our reasonable efforts to prepare are file with the SEC such amendments and supplements to the registration statement and this prospectus as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of the common stock covered by this registration statement for the period required to effect the distribution of such common stock.

In order to comply with certain state securities laws, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers.  In certain states the shares of common stock may not be sold unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Parr Brown Gee & Loveless PC, Salt Lake City, Utah.

EXPERTS

The consolidated financial statements of ULURU Inc. incorporated by reference from ULURU Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2011 have been audited by Lane Gorman Trubitt, PLLC, an independent registered public accounting firm, as set forth in their reports thereon, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INTEREST OF NAMED EXPERTS

No expert or counsel named in this registration statement as having prepared or certified any part of this statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or will receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Nevada Revised Statutes provide that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that his act or failure to act constituted a breach of his fiduciary duties as a director or officer and his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.  The articles of incorporation or an amendment thereto may, however, provide for greater individual liability.  Furthermore, directors may be jointly and severally liable for the payment of certain distributions in violation of Chapter 78 of the Nevada Revised Statutes.

This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer.  As a consequence of this provision, stockholders of our company will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct meets the requirements of Nevada law to impose such liability.  The provision, however, does not alter the applicable standards governing a director’s or officer’s fiduciary duty and does not eliminate or limit the right of our company or any stockholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

The Nevada Revised Statutes also provide that under certain circumstances, a corporation may indemnify any person for amounts incurred in connection with a pending, threatened or completed action, suit or proceeding in which he is, or is threatened to be made, a party by reason of his being a director, officer, employee or agent of the corporation or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation’s articles of incorporation; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  Additionally, a corporation may indemnify a director, officer, employee or agent with respect to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation’s articles of incorporation; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, however, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court to be liable to the corporation or for amounts paid in settlement to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.  To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our Bylaws provide, among other things, that a director, officer, employee or agent of the corporation will be indemnified against all expense, liability, and loss (including attorneys’ fees, judgments, fines, taxes, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered in connection with any threatened, pending, or completed action suit, or proceeding, whether civil, criminal, administrative, or investigative provided that he or she either is not liable pursuant to Nevada Revised Statutes 78.138 (relating to liability of directors and officers to the corporation in certain instances) or acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. We have also entered into contractual indemnification agreements with each of our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, under the Securities Act of 1933, a registration statement on Form S-1 relating to the shares of common stock offered hereby.  This Prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto.  For further information with respect to our company and the shares we are offering by this Prospectus you should refer to the registration statement, including the exhibits and schedules thereto.  You may inspect a copy of the registration statement without charge at the Public Reference Section of the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.  The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.  The Securities and Exchange Commission's World Wide Web address is http://www.sec.gov.

We file periodic reports, proxy statements and other information with the Securities and Exchange Commission in accordance with requirements of the Exchange Act.  These periodic reports, proxy statements and other information are available for inspection and copying at the regional offices, public reference facilities and Internet site of the Securities and Exchange Commission referred to above.  In addition, you may request a copy of any of our periodic reports filed with the Securities and Exchange Commission at no cost, by writing or telephoning us at the following address:

Investor Relations
ULURU Inc.
4452 Beltway Drive
Addison, Texas  75001
(214) 905-5145

Information contained on our website is not a prospectus and does not constitute a part of this Prospectus.

You should rely only on the information contained in or incorporated by reference or provided in this Prospectus.  We have not authorized anyone else to provide you with different information.  We are not making an offer of these securities in any state where the offer is not permitted.  You should not assume the information in this Prospectus is accurate as of any date other than the date on the front of this Prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
ULURU Inc.
Addison, Texas

We have audited the consolidated balance sheets of ULURU Inc. (a Nevada corporation) as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2011.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ULURU Inc. at December 31, 2011 and 2010, and the consolidated results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, negative cash flows from operating activities and is dependent upon raising additional funds from strategic transactions, sales of equity, and/or issuance of debt.  The Company’s ability to consummate such transactions is uncertain.  As a result, there is substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 1.  The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ Lane Gorman Trubitt, PLLC
Lane Gorman Trubitt, PLLC
Dallas, TX

March 30, 2012

ULURU Inc.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010
ASSETS
Current Assets
Cash and cash equivalents	$46,620	$641,441
Accounts receivable, net	45,421	74,466
Other receivable, current portion	246,410	246,430
Inventory	799,483	818,304
Prepaid expenses and deferred charges	211,522	215,624
Total Current Assets	1,349,456	1,996,265

Property, Equipment and Leasehold Improvements, net	1,072,460	1,375,484

Other Assets
Intangible assets, net	4,622,435	5,391,567
Other receivable, net of current portion	---	239,128
Deposits	18,069	18,069
Total Other Assets	4,640,504	5,648,764

TOTAL ASSETS	$7,062,420	$9,020,513

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$1,640,211	$758,578
Accrued liabilities	376,542	236,486
Accrued interest	13,053	---
Deferred revenue, current portion	24,061	24,533
Total Current Liabilities	2,053,867	1,019,597

Long Term Liabilities
Convertible note payable, net of unamortized debt discount	234,882	---
Deferred revenue, net of current portion	672,282	594,653
Total Long Term Liabilities	907,164	594,653

TOTAL LIABILITIES	2,961,031	1,614,250

COMMITMENTS AND CONTINGENCIES	---	---

STOCKHOLDERS' EQUITY

Preferred stock – $0.001 par value; 20,000 shares authorized;
1,000 shares designated Series A Preferred Stock; 25 and 0 shares issued and outstanding, aggregate liquidation value of $254,387 and $0, at December 31, 2011 and December 31, 2010, respectively	---	---

Common Stock – $ 0.001 par value; 200,000,000 shares authorized;
7,269,063 and 5,474,482 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively	7,269	5,474
Additional paid-in capital	49,750,792	48,257,937
Promissory notes receivable and accrued interest	(725,045)	---
Accumulated (deficit)	(44,931,627)	(40,857,148)
TOTAL STOCKHOLDERS’ EQUITY	4,101,389	7,406,263

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$7,062,420	$9,020,513

The accompanying notes are an integral part of these consolidated financial statements.

ULURU Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2011	2010
REVENUES
License fees	$22,843	$1,099,554
Royalty income	68,656	158,464
Product sales, net	393,037	299,339
Total Revenues	484,536	1,557,357

COSTS AND EXPENSES
Cost of goods sold	203,154	153,470
Research and development	946,553	1,258,060
Selling, general and administrative	2,276,806	3,119,881
Amortization of intangible assets	769,132	905,706
Depreciation	303,024	256,073
Total Costs and Expenses	4,498,669	5,693,190

OPERATING (LOSS)	(4,014,133)	(4,135,833)

Other Income (Expense)
Interest and miscellaneous income	11,341	9,930
Interest expense	(67,300)	(50,851)
Loss on sale of intangible assets	---	(857,839)
(LOSS) Before Income Taxes	(4,070,092)	(5,034,593)

Income taxes	---	---
NET (LOSS)	$(4,070,092)	$(5,034,593)

Less preferred stock dividends	(4,387)	---
NET (LOSS) Allocable to Common Stockholders	$(4,074,479)	$(5,034,593)

Basic and diluted net (loss) per common share	$(0.67)	$(0.93)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	6,065,615	5,436,033

The accompanying notes are an integral part of these consolidated financial statements.

ULURU Inc.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Years Ended December 31, 2011 and 2010
	Preferred Stock		Common Stock		Additional Paid-in	Promissory Notes Receivable		Accumulated	Stockholders’
	Shares Issued	Amount	Shares Issued	Amount	(Deficit)	and Accrued Interest		(Deficit)	Equity (Deficit)

Balance as of December 31, 2009	---	---	5,120,926	$5,121	$46,995,192	$	---	$(35,822,555)	$11,177,758

Issuance of common stock in a private placement, net of fund raising costs ($142,020)	---	---	333,333	333	857,647		---	---	857,980

Issuance of common stock – vesting of restricted stock	---	---	20,223	20	(20)		---	---	---

Share-based compensation of employees	---	---		---	267,416		---	---	267,416
Share-based compensation of non-employees	---	---		---	98,708		---	---	98,708
		---
Warrants issued for services	---	---		---	38,994		---	---	38,994

Net (loss) for the year	---	---		---	---		---	(5,034,593)	(5,034,593)
Balance as of December 31, 2010	---	---	5,474,482	$5,474	$48,257,937	$	---	$(40,857,148)	$7,406,263

Issuance of common stock in a private placement	---		1,446,364	1,446	723,599		(725,045)	---	---

Issuance of common stock and warrants in a private placement, net of fund raising costs ($88,010)	---	---	333,333	333	411,657		---	---	411,990

Issuance of common stock for services	---	---	9,722	10	14,990		---	---	15,000

Issuance of common stock – vesting of restricted stock	---	---	5,243	6	(6)		---	---	---

Issuance of Series A preferred stock in a private placement, net of fund raising costs ($80,010)	25	---	---	---	169,990		---	---	169,990

Share-based compensation of employees	---	---	---	---	110,228		---	---	110,228
Share-based compensation of non-employees	---	---	---	---	60,898		---	---	60,898

Cancellation of warrants issued for services	---	---	---	---	(38,994)		---	---	(38,994)

Issuance of warrants in connection with convertible promissory notes	---	---	---	---	36,141		---	---	36,141

Repurchase of common stock (fractional shares from reverse stock split)	---	---	(81)	---	(35)		---	---	(35)

Accrued dividends on Series A preferred stock	---	---	---	---	4,387		---	(4,387)	---

Net (loss) for the year	---	---		---	---		---	(4,070,092)	(4,070,092)
Balance as of December 31, 2011	25	---	7,269,063	$7,269	$49,750,792		$(725,045)	$(44,931,627)	$4,101,389

The accompanying notes are an integral part of these consolidated financial statements.

ULURU Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2011	2010
OPERATING ACTIVITIES :
Net (loss)	$(4,070,092)		$(5,034,593)

Adjustments to reconcile net (loss) to net cash used in operating activities:

Amortization of intangible assets	769,132		905,706
Depreciation	303,024		256,073
Share-based compensation for stock and options issued to employees	110,228		267,416
Share-based compensation for options issued to non-employees	60,898		98,708
Amortization of debt discount on convertible promissory note	6,023		---
Warrants issued (cancelled) for services	(38,994)		38,994
Common stock issued for services	15,000		---
Loss on sale of intangible assets	---		857,839

Change in operating assets and liabilities:
Accounts receivable	29,045		143,790
Other receivable	(10,852)		(7,524)
Inventory	18,821		190,694
Prepaid expenses and deferred charges	4,102		167,795
Deposits	---		2,750
Accounts payable	881,633		141,135
Accrued liabilities	140,056		21,055
Accrued interest	13,053		---
Deferred revenue	77,157		(750,554)
Total	2,378,326		2,333,877

Net Cash Used in Operating Activities	(1,691,766)		(2,700,716)

INVESTING ACTIVITIES :
Proceeds from sale of intangible assets	250,000		550,000
Net Cash Provided by Investing Activities	250,000		550,000

FINANCING ACTIVITIES :
Proceeds from sale of common stock, net	---		857,980
Proceeds from sale of common stock and warrants, net	411,990		---
Proceeds from sale of preferred stock, net	169,990		---
Proceeds from issuance of convertible promissory note and warrant	265,000		---
Cash paid in lieu of fractional shares	(35)		---
Net Cash Provided by Financing Activities	846,945		857,980

Net Decrease in Cash	(594,821)		(1,292,736)

Cash, beginning of period	641,441		1,934,177
Cash, end of period	$46,620		$641,441

SUPPLEMENTAL CASH FLOW DISCLOSURE:
Cash paid for interest	$4,863		$3,495

Non-cash investing and financing activities:
Sale of intangible assets included in Other receivable	$235,558		$478,034

Issuance of 1,446,364 shares of common stock for promissory note	$723,182	$	---

The accompanying notes are an integral part of these consolidated financial statements.

ULURU Inc.

NOTES TO
CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	COMPANY OVERVIEW AND BASIS OF PRESENTATION

Company Overview

ULURU Inc. (hereinafter “we”, “our”, “us”, “ULURU”, or the “Company”) is a Nevada corporation.  We are a diversified specialty pharmaceutical company committed to developing and commercializing a broad range of innovative wound care and muco-adhesive film products based on our patented Nanoflex® and OraDiscTM drug delivery technologies, with the goal of improving outcomes for patients, health care professionals, and health care payers.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United State of America (“U.S. GAAP”) and include the accounts of ULURU Inc., a Nevada corporation, and its wholly-owned subsidiary, Uluru Delaware Inc., a Delaware corporation.  Both companies have a December 31 fiscal year end.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods.  Actual results may differ from those estimates and assumptions.  These differences are usually minor and are included in our consolidated financial statements as soon as they are known.  Our estimates, judgments, and assumptions are continually evaluated based on available information and experience. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

All intercompany transactions and balances have been eliminated in consolidation.

Explanatory Note Regarding Share Amounts:

All share amounts and per share prices in this Annual Report on Form 10-K have been retroactively adjusted to reflect the effect of our reverse stock split, on a 15 for 1 basis, effective June 29, 2011, unless otherwise indicated.  The exercise price for all stock options and warrants and the conversion price for convertible debt in the accompanying condensed consolidated financial statements have been adjusted to reflect the reverse stock split by multiplying the original exercise or conversion price by fifteen.

Liquidity and Going Concern

The Company currently believes its existing liquidity, the expected level of operating expenses, projected sales of our existing products combined with other revenues and proceeds from the divestiture of non-core assets, will be sufficient to meet our working capital and capital expenditure requirements into the second quarter of 2012.  We are unable to assert that its liquidity will be sufficient to fund operations beyond the second quarter of 2012, and as a result, there is substantial doubt about our ability to continue as a going concern beyond the second quarter of 2012.  These consolidated financial statements have been prepared with the assumption that we will continue as a going concern and will be able to realize its assets and discharge its liabilities in the normal course of business and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the inability of us to continue as a going concern.  We may not be able to raise sufficient capital on acceptable terms, or at all, to continue operations and may not be able to execute any strategic transaction.

Our liquidity, and our ability to raise additional capital or complete any strategic transaction, depends on a number of factors, including, but not limited to, the following:

•	the market price of our stock and the availability and cost of additional equity capital from existing and potential new investors;

•	our ability to trade our common stock on the OTC Marketplace;

•	general economic and industry conditions affecting the availability and cost of capital;

•	our ability to control costs associated with its operations;

•	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; and

•	the terms and conditions of our existing collaborative and licensing agreements.

The sale of additional equity or convertible debt securities would likely result in substantial additional dilution to our stockholders.  If we raise additional funds through the incurrence of indebtedness, the obligations related to such indebtedness would be senior to rights of holders of our capital stock and could contain covenants that would restrict our operations.  We also cannot predict what consideration might be available, if any, to us or our stockholders, in connection with any strategic transaction.  Should strategic alternatives or additional capital not be available to us in the near term, or not be available on acceptable terms, we may be unable to realize value from its assets and discharge its liabilities in the normal course of business which may, among other alternatives, cause us to further delay, substantially reduce or discontinue operational activities to conserve its cash resources.

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies used in the preparation of these consolidated financial statements:

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments with original maturities of three months or less.  The carrying value of these cash equivalents approximates fair value.

We invest cash in excess of immediate requirements in money market accounts, certificates of deposit, corporate commercial paper with high quality ratings, and U.S. government securities taking into consideration the need for liquidity and capital preservation.  These investments are not held for trading or other speculative purposes.

Trade Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and do not bear interest.  We estimate the collectability of our trade accounts receivable. In order to assess the collectability of these receivables, we monitor the current creditworthiness of each customer and analyze the balances aged beyond the customer's credit terms. Theses evaluations may indicate a situation in which a certain customer cannot meet its financial obligations due to deterioration of its financial viability, credit ratings or bankruptcy. The allowance requirements are based on current facts and are reevaluated and adjusted as additional information is received. Trade accounts receivable are subject to an allowance for collection when it is probable that the balance will not be collected. As of December 31, 2011 and 2010, the allowance for doubtful accounts was $1,776 and $314, respectively. For the years ended December 31, 2011 and 2010, the accounts written off as uncollectible were $6,580 and $471, respectively.

Inventory

Inventories are stated at the lower of cost or market value. Raw material inventory cost is determined on the first-in, first-out method. Costs of finished goods are determined by an actual cost method.

Prepaid Expenses and Deferred Charges

From time to time fees are payable to the United States Food and Drug Administration (“FDA”) in connection with new drug applications submitted by us and annual prescription drug user fees. Such fees are being amortized ratably over the FDA’s prescribed fiscal period of 12 months ending September 30th.

Additionally, we amortize our insurance costs ratably over the term of each policy.  Typically, our insurance policies are subject to renewal in July and October of each year.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method.  Estimated useful lives for property and equipment categories are as follows:

Furniture, fixtures, and laboratory equipment	7 years
Computer and office equipment	5 years
Computer software	3 years
Leasehold improvements	Lease term

Patents and Applications

We expense internal patent and application costs as incurred because, even though we believe the patents and underlying processes have continuing value, the amount of future benefits to be derived from them are uncertain. Purchased patents are capitalized and amortized over the life of the patent.

Impairment of Assets

In accordance with the provisions of Accounting Standards Codification (“ASC”) Topic 350-30, Intangibles Other than Goodwill, our policy is to evaluate whether there has been a permanent impairment in the value of long-lived assets and certain identifiable intangibles when certain events have taken place that indicate the remaining unamortized balance may not be recoverable, or at least annually to determine the current value of the intangible asset. When factors indicate that the intangible assets should be evaluated for possible impairment, we use an estimate of undiscounted cash flows.  Considerable management judgment is necessary to estimate the undiscounted cash flows.  Accordingly, actual results could vary significantly from management’s estimates.

Accrual for Clinical Study Costs

We record accruals for estimated clinical study costs.  Clinical study costs represent costs incurred by clinical research organizations, or CROs, and clinical sites.  These costs are recorded as a component of R&D expenses.  We analyze the progress of the clinical trials, including levels of patient enrollment and/or patient visits, invoices received and contracted costs when evaluating the adequacy of the accrued liabilities.  Significant judgments and estimates must be made and used in determining the accrued balance in any accounting period.  Actual costs incurred may or may not match the estimated costs for a given accounting period.

Shipping and Handling Costs

Shipping and handling costs incurred for product shipments are included in cost of goods sold.

Income Taxes

We use the liability method of accounting for income taxes pursuant to ASC Topic 740, Income Taxes.  Under this method, deferred income taxes are recorded to reflect the tax consequences in future periods of temporary differences between the tax basis of assets and liabilities and their financial statement amounts at year-end.

Revenue Recognition and Deferred Revenue

License Fees

We recognize revenue from license payments not tied to achieving a specific performance milestone ratably during the period over which we are obligated to perform services. The period over which we are obligated to perform services is estimated based on available facts and circumstances. Determination of any alteration of the performance period normally indicated by the terms of such agreements involves judgment on management's part. License revenues with no specific performance criteria are recognized when received from our foreign licensee and their various foreign sub-licensees as there is no control by us over the various foreign sub-licensees and no performance criteria to which we are subject.

We recognize revenue from performance payments ratably, when such performance is substantially in our control and when we believe that completion of such performance is reasonably probable, over the period during which we estimate that we will complete such performance obligations.  In circumstances where the arrangement includes a refund provision, we defer revenue recognition until the refund condition is no longer applicable unless, in our judgment, the refund circumstances are within our operating control and are unlikely to occur.

Substantive at-risk milestone payments, which are based on achieving a specific performance milestone when performance of such milestone is contingent on performance by others or for which achievement cannot be reasonably estimated or assured, are recognized as revenue when the milestone is achieved and the related payment is due, provided that there is no substantial future service obligation associated with the milestone.

Royalty Income

We receive royalty revenues under license agreements with a number of third parties that sell products based on technology we have developed or to which we have rights. The license agreements provide for the payment of royalties to us based on sales of the licensed product. We record these revenues based on estimates of the sales that occurred during the relevant period. The relevant period estimates of sales are based on interim data provided by licensees and analysis of historical royalties we have been paid (adjusted for any changes in facts and circumstances, as appropriate).

We maintain regular communication with our licensees in order to gauge the reasonableness of our estimates. Differences between actual royalty revenues and estimated royalty revenues are reconciled and adjusted for in the period in which they become known, typically the following quarter. Historically, adjustments have not been material based on actual amounts paid by licensees. As it relates to royalty income, there are no future performance obligations on our part under these license agreements. To the extent we do not have sufficient ability to accurately estimate revenue; we record it on a cash basis.

Product Sales

We recognize revenue and related costs from the sale of our products at the time the products are shipped to the customer.  Provisions for returns, rebates, and discounts are established in the same period the related product sales are recorded.

We review the supply levels of our products sold to major wholesalers in the U.S., primarily by reviewing reports supplied by our major wholesalers and available volume information for our products, or alternative approaches.  Causes of unusual wholesaler buying patterns include actual or anticipated product supply issues, weather patterns, anticipated changes in the transportation network, redundant holiday stocking, and changes in wholesaler business operations.  When we believe wholesaler purchasing patterns have caused an unusual increase or decrease in the sales of a major product compared with underlying demand, we disclose this in our product sales discussion if we believe the amount is material to the product sales trend; however, we are not always able to accurately quantify the amount of stocking or destocking.  Wholesaler stocking and destocking activity historically has not caused any material changes in the rate of actual product returns.

We establish sales return accruals for anticipated product returns. We record the return amounts as a deduction to arrive at our net product sales.  Consistent with Revenue Recognition accounting guidance, we estimate a reserve when the sales occur for future product returns related to those sales. This estimate is primarily based on historical return rates as well as specifically identified anticipated returns due to known business conditions and product expiry dates. Actual product returns have been nil over the past two years.

We establish sales rebate and discount accruals in the same period as the related sales.  The rebate and discount amounts are recorded as a deduction to arrive at our net product sales.  We base these accruals primarily upon our historical rebate and discount payments made to our customer segment groups and the provisions of current rebate and discount contracts.

Sponsored Research Income

Sponsored research income has no significant associated costs since it is being paid only for information pertaining to a specific research and development project in which the sponsor may become interested in acquiring products developed thereby.  Payments received prior to our performance are deferred. Contract amounts are not recognized as revenue until the customer accepts or verifies the research has been completed.

Research and Development Expenses

Pursuant to ASC Topic 730, Research and Development, our research and development costs are expensed as incurred.

Research and development expenses include, but are not limited to, salaries and benefits, laboratory supplies, facilities expenses, preclinical development cost, clinical trial and related clinical manufacturing expenses, contract services, consulting fees and other outside expenses. The cost of materials and equipment or facilities that are acquired for research and development activities and that have alternative future uses are capitalized when acquired. There were no such capitalized materials, equipment or facilities for the years ended December 31, 2011 and 2010.

We may enter into certain research agreements in which we share expenses with a collaborator. We may also enter into other collaborations where we are reimbursed for work performed on behalf of our collaborative partners.  We record the expenses for such work as research and development expenses. If the arrangement is a cost-sharing arrangement and there is a period during which we receive payments from the collaborator, we record payments by the collaborator for their share of the development effort as a reduction of research and development expense. If the arrangement is a reimbursement of research and development expenses, we record the reimbursement as sponsored research income.

Basic and Diluted Net Loss Per Share

In accordance with ASC Topic 260, Earnings per Share, basic earnings (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period.  Diluted earnings (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period increased to include potential dilutive common shares.  The effect of outstanding stock options, restricted vesting common stock and warrants, when dilutive, is reflected in diluted earnings (loss) per common share by application of the treasury stock method.  We have excluded all outstanding stock options, restricted vesting common stock and warrants from the calculation of diluted net loss per common share because all such securities are antidilutive for all periods presented.

Concentrations of Credit Risk

Concentration of credit risk with respect to financial instruments, consisting primarily of cash and cash equivalents, that potentially expose us to concentrations of credit risk due to the use of a limited number of banking institutions and due to maintaining cash balances in banks, which, at times, may exceed the limits of amounts insured by the Federal Deposit Insurance Corporation.  During 2011, we utilized Bank of America, N.A. and Bank of America Investment Services, Inc. as our banking institutions.  At December 31, 2011 and December 31, 2010 our cash and cash equivalents totaled $46,620 and $641,441, respectively.  We also invest cash in excess of immediate requirements in money market accounts, certificates of deposit, corporate commercial paper with high quality ratings, and U.S. government securities.  These investments are not held for trading or other speculative purposes.  We are exposed to credit risk in the event of default by these high quality corporations.

Concentration of credit risk with respect to trade accounts receivable are customers with balances that exceed 5% of total consolidated trade accounts receivable at December 31, 2011 and at December 31, 2010.  As of December 31, 2011, four customers exceeded the 5% threshold, each customer with 36%, 24%, 14%, and 6%, respectively.  Three customers exceeded the 5% threshold at December 31, 2010, each customer with 56%, 19%, and 6%, respectively.  We believe that the customer accounts are fully collectible as of December 31, 2011.

Fair Value of Financial Instruments

In accordance with portions of ASC Topic 820, Fair Value Measurements, certain assets and liabilities of the Company are required to be recorded at fair value.  Fair value is determined based on the exchange price that would be received for an asset or paid to transfer a liability in an orderly transaction between market participants.

Our financial instruments, including cash, cash equivalents, accounts receivable, and accounts payable are carried at cost, which approximates their fair value because of the short-term maturity of these instruments.  We believe that the carrying value of our other receivable and convertible note payable balances approximates fair value based on a valuation methodology using the income approach and a discounted cash flow model.

Derivatives

We occasionally issue financial instruments that contain an embedded instrument. At inception, we assess whether the economic characteristics of the embedded derivative instrument are clearly and closely related to the economic characteristics of the financial instrument (host contract), whether the financial instrument that embodies both the embedded derivative instrument and the host contract is currently measured at fair value with changes in fair value reported in earnings, and whether a separate instrument with the same terms as the embedded instrument would meet the definition of a derivative instrument.

If the embedded derivative instrument is determined not to be clearly and closely related to the host contract, is not currently measured at fair value with changes in fair value reported in earnings, and the embedded derivative instrument would qualify as a derivative instrument, the embedded derivative instrument is recorded apart from the host contract and carried at fair value with changes recorded in current-period earnings.

We determined that all embedded items associated with financial instruments during 2011 and 2010 which qualify for derivative treatment, were properly separated from their host.  As of December 31, 2011 and 2010, we did not have any derivative instruments.

NOTE 3.	THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

In September 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-08, “Intangibles – Goodwill and Other (Topic 350): Testing Goodwill for Impairment” (“ASU 2011-08”). ASU 2011-08 updated guidance on the periodic testing of goodwill for impairment. This guidance will allow companies to assess qualitative factors to determine if it is more-likely-than-not that goodwill might be impaired and whether it is necessary to perform the two-step goodwill impairment test required under current accounting standards. This new guidance is effective for fiscal years beginning after December 15, 2011, however, early adoption is permitted in certain circumstances.  We will adopt the provisions of ASU 2011-08 in the first quarter of 2012, and do not believe the adoption of this update will materially impact our financial statements.

In June 2011, the FASB issued Accounting Standards Update No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income” (“ASU 2011-05”). ASU 2011-05 amends existing guidance by allowing only two options for presenting the components of net income and other comprehensive income: (1) in a single continuous financial statement, statement of comprehensive income or (2) in two separate but consecutive financial statements, consisting of an income statement followed by a separate statement of other comprehensive income. Also, items that are reclassified from other comprehensive income to net income must be presented on the face of the financial statements. ASU No. 2011-05 requires retrospective application, and it is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011.  We will adopt the provisions of ASU 2011-05 in the first quarter of 2012, and are currently evaluating which presentation option for the components of net income and other comprehensive income we will use.

In May 2011, the FASB issued Accounting Standards Update No. 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” (“ASU 2011-04”). ASU 2011-04 generally provides a uniform framework for fair value measurements and related disclosures between U.S. generally accepted accounting principles and International Financial Reporting Standards. Additional disclosure requirements in the update include: (1) for Level 3 fair value measurements, quantitative information about unobservable inputs used, a description of the valuation processes used by the entity, and a qualitative discussion about the sensitivity of the measurements to changes in the unobservable inputs; (2) for an entity’s use of a nonfinancial asset that is different from the asset’s highest and best use, the reason for the difference; (3) for financial instruments not measured at fair value but for which disclosure of fair value is required, the fair value hierarchy level in which the fair value measurements were determined; and (4) the disclosure of all transfers between Level 1 and Level 2 of the fair value hierarchy. ASU 2011-04 will be effective for interim and annual periods beginning on or after December 15, 2011. We will adopt the provisions of ASU 2011-04 in the first quarter of 2012, and do not believe the adoption of this update will materially impact our financial statements.

In April 2010, the FASB issued Accounting Standard Update No. 2010-17, Milestone Method of Revenue Recognition (“ASU 2010-17”), which provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions.  Research or development arrangements frequently include payment provisions whereby a portion or all of the consideration is contingent upon milestone events such as successful completion of phases in a study or achieving a specific result from the research or development efforts.  The amendments in this ASU provide guidance on the criteria that should be met for determining whether the milestone method of revenue recognition is appropriate.  ASU 2010-17 is effective for fiscal years, and interim periods within those years, beginning on or after September 15, 2010, with early adoption permitted.  Our adoption of the provisions of ASU 2010-17 did not have a material effect on its consolidated results of operations, financial position or liquidity.

There are no other new accounting pronouncements adopted or enacted during the year ended December 31, 2011 that had, or are expected to have, a material impact on our financial statements.

NOTE 4.	SEGMENT INFORMATION

We operate in one business segment: the research, development and commercialization of pharmaceutical products.  Our corporate headquarters in the United States collects product sales, licensing fees, royalties, and sponsored research revenues from our arrangements with external customers and licensees.  Our entire business is managed by a single management team, which reports to the Chief Executive Officer.

Our revenues are currently derived primarily from one licensee for domestic activities, three licensees for international activities, and our sales force for the domestic sales of Altrazeal®.

Revenues per geographic area for the year ended December 31, are summarized as follows:

Revenues	2011	%	2010	%
Domestic	$22,843	5%	$371,265	24%
International	461,693	95%	1,186,092	76%
Total	$484,536	100%	$1,557,357	100%

A significant portion of our revenues are derived from a few major customers.  Customers with greater than 10% of total revenues for the year ended December 31 are represented on the following table:

Customers	Product	2011	2010
Discus Dental, Inc.	Aphthasol®	53%	14%
Meldex International	OraDisc™ B	---	63%
ProStrakan, Ltd.	Zindaclin®	---	12%
Total		53%	89%

NOTE 5.	OTHER RECEIVABLE

On June 25, 2010, we entered into an acquisition and license agreement (the “Agreement”) with Strakan International Limited and Zindaclin Limited, a subsidiary of Crawford Healthcare Limited, a pharmaceutical company based in England.  Under the terms of the Agreement, Zindaclin Limited will pay up to $5.1 million for the exclusive product rights to Zindaclin®, a zinc clindamycin for the treatment of acne, which consideration will be shared equally by Strakan International Limited and ULURU.  Guaranteed payments of $1,050,000 are scheduled to be received by us, of which $550,000 occurred in 2010, $250,000 occurred in 2011, and $250,000 will occur in June 2012.  The receipt of the full purchase price will be dependent on product approval in the United States.

Other receivables consisted of the following at December 31:

	2011						2010
Payment obligation due:	Gross Receivable		Imputed Interest		Net Receivable		Gross Receivable	Imputed Interest	Net Receivable
2011	$	---	$	---	$	---	$250,000	$3,570	$246,430
2012		250,000		3,590		246,410	250,000	10,872	239,128
Total		$250,000		$3,590		$246,410	$500,000	$14,442	$485,558

NOTE 6.	INVENTORY

As of December 31, 2011, our inventory was comprised of Altrazeal® finished goods, manufacturing costs incurred in the production of our finished goods, and raw materials.  Inventories are stated at the lower of cost (first-in, first-out method) or market.  Appropriate consideration is given to deterioration, obsolescence and other factors in evaluating net realizable value.  Inventory consisted of the following at December 31:

Inventory	2011	2010
Finished goods	$398,634	$450,820
Work-in-progress	367,779	296,485
Raw materials	33,070	70,999
Total	$799,483	$818,304

NOTE 7.	PROPERTY, EQUIPMENT and LEASEHOLD IMPROVEMENTS

Property, equipment and leasehold improvements, net, consisted of the following at December 31:

Property, equipment and leasehold improvements	2011	2010
Laboratory equipment	$424,888	$424,888
Manufacturing equipment	1,483,223	1,483,223
Computers, office equipment, and furniture	140,360	140,360
Computer software	4,108	4,108
Leasehold improvements	95,841	95,841
	2,148,420	2,148,420
Less: accumulated depreciation and amortization	(1,075,960)	(772,936)
Property, equipment and leasehold improvements, net	$1,072,460	$1,375,484

Depreciation expense on property, equipment, and leasehold improvements was $303,024 and $256,073 for the years ended December 31, 2011 and 2010, respectively.

NOTE 8.	INTANGIBLE ASSETS

Intangible assets are comprised of patents acquired in October, 2005.  Intangible assets, net consisted of the following at December 31:

Intangible assets	2011	2010
Patent - Amlexanox (Aphthasol®)	$2,090,000	$2,090,000
Patent - Amlexanox (OraDisc™ A)	6,873,080	6,873,080
Patent - OraDisc™	73,000	73,000
Patent - Hydrogel nanoparticle aggregate	589,858	589,858
	9,625,938	9,625,938
Less: accumulated amortization	(5,003,503)	(4,234,371)
Intangible assets, net	$4,622,435	$5,391,567

We performed an evaluation of our intangible assets for purposes of determining possible impairment as of December 31, 2011.  Based upon recent market conditions and comparable market transactions for similar intangible assets, we determined that an income approach using a discounted cash flow model was an appropriate valuation methodology to determine each intangible asset’s fair value.  The income approach converts future amounts to a single present value amount (discounted cash flow model).  Our discounted cash flow models are highly reliant on various assumptions, including estimates of future cash flow (including long-term growth rates), discount rate, and expectations about variations in the amount and timing of cash flows and the probability of achieving the estimated cash flows, all of which we consider level 3 inputs for determination of fair value.  We believe we have appropriately reflected our best estimate of the assumptions that market participants would use in determining the fair value of our intangible assets at the measurement date.  Upon completion of the evaluation, the fair value of our intangible assets exceeded the recorded remaining book value.

Amortization expense for intangible assets was $769,132 and $905,706 for the years ended December 31, 2011 and 2010, respectively.  The future aggregate amortization expense for intangible assets, remaining as of December 31, 2011, is as follows:

Calendar Years	Future Amortization Expense
2012	$476,450
2013	475,148
2014	475,148
2015	475,148
2016	476,450
2016 & Beyond	2,244,091
Total	$4,622,435

NOTE 9.	ACCRUED LIABILITIES

Accrued liabilities consisted of the following at December 31:

Accrued Liabilities	2011	2010
Accrued taxes – payroll	$106,299	$106,299
Accrued compensation/benefits	184,080	48,078
Accrued insurance payable	78,246	74,603
Product rebates/returns	3,160	282
Other	4,757	7,224
Total accrued liabilities	$376,542	$236,486

NOTE 10.	CONVERTIBLE DEBT

On June 13, 2011, we completed a $140,000 convertible debt financing with Kerry P. Gray, the Company’s Chairman, President, and Chief Executive Officer (the “June 2011 Debt Offering”).  The convertible note will bear interest at the rate of 10% per annum, with annual payments of interest commencing on July 1, 2012.  The full amount of principal and any unpaid interest will be due on June 13, 2014.  The outstanding principal balance of the note may be converted into shares of the Company’s common stock, at the option of the note holder and at any time, at a conversion price of $1.20 per share or 116,667 shares of common stock.  We may force conversion of the convertible note if our common stock trades for a defined period of time at a price greater than $1.80.  The convertible note is secured by the grant of a security interest in the inventory, accounts receivables, and capital equipment held by the Company.  The securities issuable on conversion have not been registered under the Securities Act of 1933 and may not be sold absent registration or an applicable exemption from the registration requirements.  As part of the convertible debt financing, Mr. Gray also received a warrant to purchase up to 35,000 shares of the Company’s common stock.  The warrant has an exercise price of $1.20 per share and is exercisable at any time until June 13, 2016.

On July 28, 2011, we completed a second convertible debt financing for $125,000 with Mr. Gray (the “July 2011 Debt Offering”).  The convertible note will bear interest at the rate of 10.0% per annum, with annual payments of interest commencing on July 1, 2012.  The full amount of principal and any unpaid interest will be due on July 28, 2014.  The outstanding principal balance of the note may be converted into shares of the Company’s common stock, at the option of the note holder and at any time, at a conversion price of $1.08 per share or 115,741 shares of common stock.  We may force conversion of the convertible note if our common stock trades for a defined period of time at a price greater than $2.16.  The convertible note is collateralized by the grant of a security interest in the inventory, accounts receivables and capital equipment held by the Company.  As part of the convertible debt financing, Mr. Gray also received a warrant to purchase up to 34,722 shares of the Company’s common stock.  The warrant has an exercise price of $1.08 per share and is exercisable at any time until July 28, 2016.  The securities issuable on conversion have not been registered under the Securities Act of 1933 and may not be sold absent registration or an applicable exemption from the registration requirements.

We account for convertible debt using specific guidelines in accordance with U.S. GAAP.  We allocated the value of the proceeds received to the convertible instrument and to the warrant on a relative fair value basis.  We calculated the fair value of the warrant issued with the convertible instrument using the Black-Scholes valuation method, using the same assumptions used for valuing employee stock options, except the contractual life of the warrant was used. Using the effective interest method, the allocated fair value was recorded as a debt discount and is being amortized over the expected term of the convertible debt to interest expense.

On the date of issuance of the June 2011 convertible note and the July 2011 convertible note, no portion of the proceeds were attributable to a beneficial conversion feature since the conversion price of the June 2011 convertible note and the July 2011 convertible note exceeded the market price of the Company’s common stock.

Information relating to our convertible notes payable is as follows:
					As of December 31, 2011
Transaction	Initial Principal Amount	Interest Rate	Maturity Date	Fixed Conversion Price	Principal Balance	Unamortized Debt Discount	Carrying Value
June 2011 Note	$140,000	10.0%	06/13/2014	$1.20	$140,000	$10,219	$129,781
July 2011 Note	125,000	10.0%	07/28/2014	$1.08	125,000	19,899	105,101
Total	$265,000				$265,000	$30,118	$234,882

The amount of interest cost recognized from the two convertible notes outstanding was $13,053 and nil for years ended December 31, 2011 and 2010, respectively.

NOTE 11.	EQUITY TRANSACTIONS

Common Stock Transactions

On January 3, 2011, we entered into a Securities Purchase Agreement with an institutional investor whereby we agreed to sell and issue to the investor the following securities (the “January 2011 Offering”):

▪	333,333 shares of our common stock, par value $0.001 per share; and
▪	Warrants to purchase up to 116,667 shares of our common stock (the “Warrants”).

The Warrants have an initial exercise price of $1.53 per share, and may be exercised at any time and from time to time on or after July 6, 2011 through and including July 6, 2016.

On January 6, 2011, we closed the January 2011 Offering and received aggregate net proceeds of approximately $412,000 after deducting placement fees and offering expenses payable by us (and excluding any proceeds from exercise of the Warrants).

Rodman & Renshaw, LLC acted as our exclusive placement agent and received a placement fee of $35,000 (equal to 7% of the aggregate gross proceeds of the January 2011 Offering) as well as compensation warrants to purchase up to an aggregate of 16,667 shares (equal to 5% of the aggregate number of shares sold in the January 2011 Offering) of our common stock at an exercise price of $1.92 per share (equal to 125% of the then public offering price per share).  The compensation warrants will expire on July 23, 2014 and will otherwise comply with Rule 5110 of the Financial Industry Regulatory Authority.

We completed the offering and sale of the above shares and warrants in the January 2011 Offering pursuant to a shelf registration statement on Form S-3 (Registration No. 333-160568) declared effective by the Securities and Exchange Commission on July 23, 2009, and a base prospectus dated as of the same date, as supplemented by a prospectus supplement filed with the Securities and Exchange Commission on January 5, 2011.

On September 13, 2011, we entered into a Common Stock Purchase Agreement (the “Common Stock Agreement”) with Ironridge Global BioPharma, a division of Ironridge Global IV, Ltd. (“Ironridge”), under which we delivered four notices to Ironridge exercising our right to require Ironridge to purchase up to $969,000 of our common stock at a price per share equal to $0.50.

We presented the notices to Ironridge for the purchase of common stock, with Ironridge purchasing each tranche of shares of common stock with a promissory note, as follows:

•	646,364 shares of common stock for $323,182 on September 16, 2011;
•	300,000 shares of common stock for $150,000 on November 7, 2011;
•	500,000 shares of common stock for $250,000 on December 22, 2011; and
•	491,636 shares of common stock for $245,818 on January 12, 2012.

The promissory notes bear interest at 1.5% per year calculated on a simple interest basis.  The entire principal balance and interest thereon is due and payable seven and one-half years from the date of each promissory note, but no payments are due so long as we are in default under the Common Stock Agreement or the Series A Agreement or if there are any shares of Series A Stock issued or outstanding. Each promissory note is secured by the borrower’s right, title and interest in all shares legally or beneficially owned by Ironridge or an affiliate, as more fully described in the note.

On August 22, 2011, we entered into a Finder’s Fee and Indemnity Agreement with Maxim Group LLC (“Maxim”) to assist us, on a non-exclusive basis, with finding and introducing investors as a potential source for financing.  We will pay Maxim a finder’s fee equal to 5% of the total cash consideration paid to us as a result of the cash proceeds received from Ironridge.

We completed the offering and sale of shares of common stock to Ironridge pursuant to a shelf registration statement on Form S-3 (Registration No. 333-160568) declared effective by the Securities and Exchange Commission on July 23, 2009, and a base prospectus dated as of the same date, as supplemented by a prospectus supplement filed with the Securities and Exchange Commission on September 15, 2011.

Preferred Stock Transaction

On September 13, 2011, we entered into a Preferred Stock Purchase Agreement (the “Series A Agreement”) with Ironridge Global III, LLC, a Delaware limited liability company (“Ironridge Global”), under which Ironridge Global committed to purchase for cash up to $650,000 of the Company’s redeemable, convertible Series A Preferred Stock (the “Series A Stock”) at $10,000 per share of Series A Stock.  The Series A Stock is convertible at the option of the Company at a fixed conversion price of $0.70.  The conversion price for the holder is fixed with no adjustment mechanisms, resets, or anti-dilution covenants, other than the customary adjustments for stock splits.  The conversion price, if we elect to convert the Series A Stock, is subject to adjustment based on the market price of our common stock and any applicable early redemption price at the time we convert.

Under the terms of the Series A Agreement, on September 20, 2011, we presented Ironridge Global with our initial notice to purchase Series A Stock and Ironridge Global funded the purchase of 15 shares of Series A Stock for cash of $150,000.  On November 8, 2011, we and Ironridge Global entered into a First Amendment to Preferred Stock Purchase Agreement (the “First Amendment”) for the purpose of revising certain terms and conditions contained in the Series A Agreement, to include an updated schedule for the timing and number of shares for certain purchase obligations, the option by us to set the per share price of the Series A Stock below $10,000 subject to certain calculations, and to define certain terms contained therein.  Pursuant to the First Amendment, we presented Ironridge Global with notice and Ironridge Global funded the purchase of additional Series A Stock in installments as follows:

•	10 Series A Stock shares for $100,000 on November 9, 2011;
•	25 Series A Stock shares for $148,750 on January 13, 2012; and
•	15 Series A Stock shares for $141,525 on January 23, 2012.

On August 22, 2011, we entered into a Finder’s Fee and Indemnity Agreement with Maxim to assist us, on a non-exclusive basis, with finding and introducing investors as a potential source for financing.  We paid Maxim a finder’s fee, in cash, equal to 5% of the total cash consideration paid to us as a result of each preferred stock financing event resulting from Maxim’s introduction of Ironridge Global.

On September 13, 2011, we filed a Certificate of Designations of Preferences, Rights and Limitations of Series A Stock (the “Series A Certificate of Designations”) with the Secretary of State of the State of Nevada.  A summary of the Certificate of Designations is set forth below:

Ranking and Voting.  The Series A Stock will, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank: (a) senior with respect to dividends and pari passu in right of liquidation with the Company’s common stock; (b) pari passu with respect to dividends and junior in right of liquidation with respect to any other class or series of Preferred Stock; and (c) junior to all existing and future indebtedness of the Company.  Holders of Series A Stock have no voting rights, except as required by law, and no preemptive rights. There are no sinking-fund provisions applicable to the Series A Stock.

Dividends and Other Distributions.  Commencing on the date of issuance of any such shares of Series A Stock, holders of Series A Stock are entitled to receive dividends on each outstanding share of Series A Stock, which accrue in shares of Series A Stock, at a rate equal to 7.50% per annum from the date of issuance.  Accrued dividends are payable upon redemption of the Series A Stock.  So long as any shares of Series A Stock are outstanding, no dividends or other distributions will be paid, delivered or set apart with respect to the shares of common stock.

Liquidation.  Upon any liquidation, dissolution or winding up, after payment or provision for payment of the Company’s debts and other liabilities, pari passu with any distribution or payment made to the holders of the Company’s common stock, the holders of Series A Stock shall be entitled to be paid out of the Company’s assets available for distribution to our stockholders an amount with respect to the Series A Liquidation Value, as defined below, after which any of the Company’s remaining assets will be distributed among the holders of the Company’s other classes or series of stock as applicable.

Redemption.  The Company may redeem any or all of the Series A Stock at any time after the seventh anniversary of the issuance date at the redemption price of $10,000 per share of Series A Stock, plus any accrued but unpaid dividends with respect to such shares of Series A Stock (the “Series A Liquidation Value”).  Prior to the seventh anniversary of the issuance of the Series A Stock, the Company may redeem the shares at any time after six-months from the issuance date at a price per share (the “Early Redemption Price”) equal to 100% of the Series A Liquidation Value divided by (b) the British Pound Sterling Exchange Rate, multiplied by (c) one plus the LIBOR Rate, multiplied by (d) the Rate Factor, for the first calendar month after the issuance date, and decreasing each calendar month thereafter by an amount equal to 0.595% of the Early Redemption Price for the first month.  Any capitalized defined terms that are undefined have been defined in the Series A Certificate of Designations.

In addition, if the Company liquidates, dissolves or winds-up its business, or engages in any deemed liquidation event, it must redeem the Series A Stock at the applicable early redemption price set forth above.

Conversion.  The Series A Stock is convertible into shares of the Company’s common stock at our option at any time after six-months from the date of issuance of the Series A Stock.  The conversion price for the holder is fixed at $0.70 per share with no adjustment mechanisms, resets, ratchets, or anti-dilution covenants other than the customary adjustments for stock splits.

If we elect to convert the Series A Stock into common stock, we will issue a number of conversion shares (the “Series A Reconciling Conversion Shares”), so that the total number of conversion shares under the conversion notice equals the early redemption price set forth above multiplied by the number of shares subject to conversion, divided by the lower of (i) the Series A Conversion Price and (ii) 85% of the average of the daily volume-weighted average prices of the Company’s common stock for the 20 trading days following Ironridge Global's receipt of the conversion notice, provided, however, in no event shall the lower of (i) and (ii) be less than $0.001.

The Series A Stock automatically converts into common stock if the closing price of the Company’s common stock exceeds 150% of the Series A Conversion Price for any 20 consecutive trading days.  We will issue that number of shares of its common stock equal to the early redemption price set forth above multiplied by the number of shares subject to conversion, divided by the Series A Conversion Price.

NOTE 12.	STOCKHOLDERS’ EQUITY

Common Stock

As of December 31, 2011, we had 7,269,063 shares of common stock issued and outstanding.  We issued 1,794,662 shares of common stock for the year ended December 31, 2011 comprised of 5,243 shares of common stock for the vesting of certain restricted stock awards, 9,722 shares of common stock issued for consulting services, 333,333 shares of common stock for the January 2011 Offering, and 1,446,364 shares of common stock for the equity raise with Ironridge completed in September, November, and December 2011.

Preferred Stock

As of December 31, 2011, we had 25 shares of Series A preferred stock issued and outstanding.

Warrants

The following table summarizes the warrants outstanding and the number of shares of common stock subject to exercise as of December 31, 2011 and the changes therein during the two years then ended:

	Number of Shares of Common Stock Subject to Exercise	Weighted – Average Exercise Price
Balance as of December 31, 2009	579,206	$7.14

Warrants issued	56,667	2.06
Warrants exercised	---	---
Warrants cancelled	---	---
Balance as of December 31, 2010	635,873	$6.69

Warrants issued	203,056	1.43
Warrants exercised	---	---
Warrants cancelled	(226,335)	13.46
Balance as of December 31, 2011	612,594	$2.45

Of the warrant shares subject to exercise as of December 31, 2011, expiration of the right to exercise is as follows:
Date of Expiration	Number of Warrant Shares of Common Stock Subject to Expiration
July 23, 2014	69,050
May 15, 2015	357,155
June 13, 2016	35,000
July 16, 2016	116,667
July 28, 2016	34,722
Total	612,594

For the year ended December 31, 2011, we issued warrants to purchase up to an aggregate of 203,056 shares of our common stock which consisted of (i) a warrant issued pursuant to the January 2011 Offering, to purchase up to an aggregate of 116,667 shares of our common stock at an exercise price of $1.53 per share, (ii) a warrant issued to Rodman & Renshaw, as compensation for acting as our exclusive placement agent in the January 2011 Offering, to purchase up to an aggregate of 16,667 shares of our common stock at an exercise price of $1.92 per share, and (iii) warrants issued, as a result of the two convertible note transactions in 2011, to purchase up to an aggregate of 69,722 shares of our common stock at a weighted average exercise price of $1.14 per share.

NOTE 13.	EARNINGS PER SHARE

Basic and Diluted Net Loss Per Share

In accordance with ASC Topic 260, Earnings per Share, basic earnings (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period.  Diluted earnings (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period, increased to include potential dilutive common shares.  The effect of outstanding stock options, restricted vesting common stock and warrants, when dilutive, is reflected in diluted earnings (loss) per common share by application of the treasury stock method.  We have excluded all outstanding stock options, restricted vesting common stock and warrants from the calculation of diluted net loss per common share because all such securities are antidilutive for all periods presented.

Shares used in calculating basic and diluted net loss per common share exclude these potential common shares as of December 31:

	2011	2010
Warrants to purchase common stock	612,594	635,873
Stock options to purchase common stock	287,745	290,411
Unvested restricted common stock	1,096	6,336
Common stock issuable upon the assumed conversion of our convertible promissory notes	232,408	---
Common stock issuable upon the assumed conversion of our convertible preferred stock	357,143	---
Total	1,490,986	932,620

NOTE 14.	SHARE BASED COMPENSATION

The Company’s share-based compensation plan, the 2006 Equity Incentive Plan (“Incentive Plan”), is administered by the compensation committee of the Board of Directors, which selects persons to receive awards and determines the number of shares subject to each award and the terms, conditions, performance measures and other provisions of the award.

We account for share-based compensation under ASC Topic 718, Stock Compensation, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees, consultants, and directors in the financial statements and is measured based on the estimated fair value of the award on the grant date.  We use the Black-Scholes option-pricing model to estimate the fair value of share-based awards with the following weighted average assumptions for the years ended December 31:

	2011	2010
Incentive Stock Options
Expected volatility (1)	94.6%	86.5%
Risk-fee interest rate % (2)	1.93%	2.27%
Expected term (in years)	6.0	6.0
Dividend yield (3)	0.0%	0.0%

Nonstatutory Stock Options (4)
Expected volatility (1)	---	86.9%
Risk-fee interest rate % (2)	---	2.50%
Expected term (in years)	---	7.2
Dividend yield (3)	---	0.0%

(1)	Expected volatility assumption was based upon a combination of historical stock price volatility measured on a daily basis and an estimate of expected future stock price volatility.
(2)	Risk-free interest rate assumption is based upon U.S. Treasury bond interest rates appropriate for the term of the stock options.
(3)	The Company does not currently intend to pay cash dividends, thus has assumed a 0% dividend yield.
(4)	The Company did not award any nonstatutory stock options for the year ended December 31, 2011.

Our Board of Directors granted the following incentive stock option awards to executives or employees and nonstatutory stock option awards to directors or non-employees for the years ended December 31:

	2011	2010
Incentive Stock Options
Quantity	1,334	6,667
Weighted average fair value per share	$1.15	$1.77
Fair value	$1,534	$11,819

Nonstatutory Stock Options
Quantity	---	120,002
Weighted average fair value per share	---	$1.91
Fair value	---	$229,711

Stock Options (Incentive and Nonstatutory)

The following table summarizes share-based compensation related to stock options for the years ended December 31:

	2011	2010
Research and development	$53,330	$103,701
Selling, general and administrative	90,108	176,654
Total share-based compensation expense	$143,438	$280,355

At December 31, 2011, the balance of unearned share-based compensation to be expensed in future periods related to unvested stock option awards, as adjusted for expected forfeitures, is approximately $106,094.  The period over which the unearned share-based compensation is expected to be recognized is approximately two years.

The following table summarizes the stock options outstanding and the number of shares of common stock subject to exercise as of December 31, 2011 and the changes therein during the two years then ended:

	Stock Options	Weighted Average Exercise Price per Share
Outstanding as of December 31, 2009	220,411	$35.10
Granted	126,667	2.40
Forfeited/cancelled	(56,667)	55.95
Exercised	---	---
Outstanding as of December 31, 2010	290,411	16.76
Granted	1,334	1.50
Forfeited/cancelled	(4,000)	2.40
Exercised	---	---
Outstanding as of December 31, 2011	287,745	$16.89

The following table presents the stock option grants outstanding and exercisable as of December 31, 2011:

Options Outstanding			Options Exercisable
Stock Options Outstanding	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Life in Years	Stock Options Exercisable	Weighted Average Exercise Price per Share
180,005	$5.94	6.8	118,143	$7.73
37,669	23.73	5.5	37,669	23.73
58,737	36.57	2.7	57,890	36.60
11,334	66.04	5.2	11,334	66.04
287,745	$16.89	5.8	225,036	$20.77

Restricted Stock Awards

Restricted stock awards, which typically vest over a period of two to five years, are issued to certain key employees and are subject to forfeiture until the end of an established restriction period.  We utilize the market price on the date of grant as the fair market value of restricted stock awards and expense the fair value on a straight-line basis over the vesting period.

The following table summarizes share-based compensation related to restricted stock awards for the years ended December 31:

	2011	2010
Research and development	$16,205	$32,750
Selling, general and administrative	11,483	53,019
Total share-based compensation expense	$27,688	$85,769

At December 31, 2011, the balance of unearned share-based compensation to be expensed in future periods related to restricted stock awards, as adjusted for expected forfeitures, is approximately $12,302. The period over which the unearned share-based compensation related to restricted stock awards is expected to be recognized is approximately one year.

The following table summarizes the non-vested restricted stock awards outstanding and the number of shares of common stock subject to potential issue as of December 31, 2011 and the changes therein during the two years then ended:
	Restricted stock	Weighted Average Grant Date Fair Value
Outstanding as of December 31, 2009	27,059	$7.65
Granted	---	---
Forfeited/cancelled	(500)	12.75
Exercised/issued	(20,223)	5.55
Outstanding as of December 31, 2010	6,336	$14.23
Granted	---	---
Forfeited/cancelled	---	---
Exercised/issued	(5,240)	8.53
Outstanding as of December 31, 2011	1,096	$41.47

Summary of Plans

2006 Equity Incentive Plan

In March 2006, our Board adopted and our stockholders approved our Incentive Plan, which initially provided for the issuance of up to 133,333 shares of our Common Stock pursuant to stock option and other equity awards.  At the annual meetings of the stockholders held on May 8, 2007, December 17, 2009, and on June 15, 2010, our stockholders approved amendments to the Incentive Plan to increase the total number of shares of Common Stock issuable under the Incentive Plan pursuant to stock options and other equity awards by 266,667 shares, 200,000 shares, and 200,000 shares, respectively.

In December 2006, we began issuing stock options to employees, consultants, and directors.  The stock options issued generally vest over a period of one to four years and have a maximum contractual term of ten years.  In January 2007, we began issuing restricted stock awards to our employees.  Restricted stock awards generally vest over a period of six months to five years after the date of grant.  Prior to vesting, restricted stock awards do not have dividend equivalent rights, do not have voting rights and the shares underlying the restricted stock awards are not considered issued and outstanding.  Shares of common stock are issued on the date the restricted stock awards vest.

As of December 31, 2011, we had granted options to purchase 408,667 shares of Common Stock since the inception of the Incentive Plan, of which 287,745 were outstanding at a weighted average exercise price of $16.89 per share and we had granted awards for 68,616 shares of restricted stock since the inception of the Incentive Plan, of which 1,096 were outstanding.  As of December 31, 2011, there were 442,712 shares that remained available for future grant under our Incentive Plan.

NOTE 15.	EMPLOYMENT BENEFIT PLAN

We maintain a defined contribution or 401(k) Plan for its qualified employees.  Participants may contribute a percentage of their compensation on a pre-tax basis, subject to a maximum annual contribution imposed by the Internal Revenue Code.  We may make discretionary matching contributions as well as discretionary profit-sharing contributions to the 401(k) Plan.  Our contributions to the 401(k) Plan are made in cash and vest immediately.  The Company’s common stock is not an investment option available to participants in the 401(k) Plan.  We contributed $30,880 and $41,359 to the 401(k) Plan during the years ended December 31, 2011 and 2010, respectively.

NOTE 16.	FAIR VALUE MEASUREMENTS

In accordance with ASC Topic 820, Fair Value Measurements, (“ASC Topic 820”) certain assets and liabilities of the Company are required to be recorded at fair value.  Fair value is determined based on the exchange price that would be received for an asset or paid to transfer a liability in an orderly transaction between market participants.  The guidance in ASC Topic 820 also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimized the use of unobservable inputs by requiring that the most observable inputs be used when available.

Observable inputs are based on market data obtained from independent sources, while unobservable inputs are based on our market assumptions.  Unobservable inputs require significant management judgment or estimation.  In some cases, the inputs used to measure an asset or liability may fall into different levels of the fair value hierarchy.  In those instances, the fair value measurement is required to be classified using the lowest level of input that is significant to the fair value measurement.  Such determination requires significant management judgment.

The three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies, is as follows:

Level 1	—	Valuations based on quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	—
Valuations based on observable inputs other than quoted prices in Level 1, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.

Level 3	—	Valuations based on unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants.

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements.  We review the fair value hierarchy classification on a quarterly basis.  Changes in the observability of valuation inputs may result in a reclassification of levels for certain securities within the fair value hierarchy.

Our financial instruments, including cash, cash equivalents, accounts receivable, and accounts payable are carried at cost, which approximates their fair value because of the short-term maturity of these instruments.  We believe that the carrying value of our other receivable and convertible note payable balances approximates fair value based on a valuation methodology using the income approach and a discounted cash flow model.

The following table summarizes the fair value of our financial instruments at December 31, 2011 and 2010.

Description	December 31, 2011	December 31, 2010
Assets:
Other receivable	$246,410		$485,558

Liabilities:
Convertible notes payable	$234,882	$	---

NOTE 17.	INCOME TAXES

There was no current federal tax provision or benefit recorded for any period since inception, nor were there any recorded deferred income tax assets, as such amounts were completely offset by valuation allowances. Deferred tax assets as of December 31, 2011, of $16,053,896 were reduced to zero, after considering the valuation allowance of $16,053,896, since there is no assurance of future taxable income.  As of December 31, 2011 we have consolidated net operating loss carryforwards (“NOL”) and research credit carryforwards for income tax purposes of approximately $42,666,798 and $487,377, respectively.

The following are the consolidated operating loss carryforwards and research credit carryforwards that will begin expiring as follows:

Calendar Years	Consolidated Operating Loss Carryforwards	Research Activities Carryforwards
2021	$34,248	$	---
2023	95,666		---
2024	910,800		13,584
2025	1,687,528		21,563
2026	11,950,281		60,797
2027	3,431,365		85,052
2028	8,824,940		139,753
2029	6,889,761		81,940
2030	5,113,583		41,096
2031	3,728,626		43,592
Total	$42,666,798		$487,377

The Tax Reform Act of 1986 contains provisions, which limit the amount of NOL and tax credit carryforwards that companies may utilize in any one year in the event of cumulative changes in ownership over a three-year period in excess of 50%.  Since the effective date of the Tax Reform Act of 1986, the Company has completed significant share issuances in 2003 and 2006 which may significantly limit our ability to utilize its NOL and tax credit carryforwards against taxable earnings in future periods.  Ownership changes in future periods may place additional limits on our ability to utilize NOLs and tax credit carryforwards.

An analysis of the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2011 and 2010 are as follows:

	2011		2010
Deferred tax assets:
Net operating loss carryforwards		$15,257,981		$13,962,815
Intangible assets		363,399		318,809
Other		489,105		443,994
Total gross deferred tax assets		16,110,485		14,725,618

Deferred tax liabilities:
Property and equipment		56,589		70,102
Total gross deferred tax liabilities		56,589		70,102

Net total of deferred assets and liabilities		16,053,896		14,655,516
Valuation allowance		(16,053,896)		(14,655,516)
Net deferred tax assets	$	---	$	---

The valuation allowance increased by $1,398,380 and $1,670,245 in 2011 and 2010, respectively.

The following a reconciliation of the expected statutory federal income tax rate to our actual income tax rate for the year ended December 31:

	2011		2010
Expected income tax (benefit) at federal statutory tax rate -35%	$	(1,364,770)	$	(1,922,141)

Permanent differences		59,803		132,387
Research tax credits		(43,592)		(41,096)
Amortization of deferred start up costs		---		---
Valuation allowance		1,348,559		1,830,850
Income tax expense	$	---	$	---

Effective January 1, 2007, we adopted ASC Topic 740, Accounting for Uncertainty in Income Taxes, which clarifies the accounting for uncertainty in income taxes recognized in accordance with SFAS No. 109, Accounting for Income Taxes.  ASC Topic 740 is a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that we have taken or expects to take on a tax return.  If an income tax position exceeds a more likely than not (greater than 50%) probability of success upon tax audit, we will recognize an income tax benefit in its financial statements.  Additionally, companies are required to accrue interest and related penalties, if applicable, on all tax exposures consistent with jurisdictional tax laws.  We did not have any unrecognized tax benefits and there was no effect on our financial condition or results of operations as a result of implementing ASC Topic 740.

We file income tax returns in the U.S. federal and state of Texas jurisdictions.  We are no longer subject to tax examinations for years before 2008.  We do not believe there will be any material changes in our unrecognized tax positions over the next 12 months.  Our policy is that we recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.  As of the date of adoption of ASC 740, we did not have any accrued interest or penalties associated with any unrecognized tax benefits nor was any interest expense recognized during the period.  The liability for unrecognized tax benefits is zero at December 31, 2011 and 2010.

NOTE 18.	COMMITMENTS AND CONTINGENCIES

Operating Leases

On January 31, 2006 we entered into a lease agreement for office and laboratory space in Addison, Texas.  The lease commenced on April 1, 2006 and continues until April 1, 2013.  The lease required a minimum monthly lease obligation of $9,330, which is inclusive of monthly operating expenses, until April 1, 2011 and at such time increased to $9,776, which is inclusive of monthly operating expenses.  As of December 31, 2011 our current monthly lease obligation is $9,867, which is inclusive of monthly operating expenses.

On December 10, 2010 we entered into a lease agreement for certain office equipment.  The lease, which commenced on February 1, 2011 and continues until February 1, 2015, requires a minimum lease obligation of $744 per month.

The future minimum lease payments are as follows as of December 31, 2011:

Calendar Years	Future Lease Expense
2012	$127,335
2013	38,529
2014	8,926
2015	744
Total	$175,534

Rent expense for our operating leases amounted to $124,772 and $118,562 for the years ended December 31, 2011 and 2010, respectively.

Indemnification

In the normal course of business, we enter into contracts and agreements that contain a variety of representations and warranties and provide for general indemnifications. Our exposure under these agreements is unknown because it involves claims that may be made against us in the future, but have not yet been made. To date, we have not paid any claims or been required to defend any action related to our indemnification obligations. However, we may record charges in the future as a result of these indemnification obligations.

In accordance with our restated articles of incorporation and our amended and restated bylaws, we have indemnification obligations to our officers and directors for certain events or occurrences, subject to certain limits, while they are serving at our request in their respective capacities. There have been no claims to date and we have a director and officer insurance policy that enables us to recover a portion of any amounts paid for future potential claims. We have also entered into contractual indemnification agreements with each of our officers and directors.

Employment Agreements

As of December 31, 2011, we are party to employment agreements with our Vice President and Chief Financial Officer, Terrance K. Wallberg, as well as other key executives including Daniel G. Moro, Vice President – Polymer Drug Delivery and John V. St. John, Ph.D., Vice President - Research and Development.  The employment agreements with Messrs. Wallberg, Moro, and St. John each have a term of one year and include an automatic one-year term renewal for each year thereafter.  Each employment agreement provides for a base salary, bonus, stock options, stock grants, and eligibility for Company provided benefit programs.  Under certain circumstances, the employment agreements provide for certain severance benefits in the event of termination or a change in control.  The employment agreements also contain non-solicitation, confidentiality and non-competition covenants, and a requirement for the assignment of certain invention and intellectual property rights to the Company.

Separation Agreements

As of December 31, 2011, we continue to be a party to a separation agreement with Kerry P. Gray, dated March 9, 2009.  Mr. Gray currently serves as our Chairman of the Board, Chairman of the Board’s Executive Committee, Chief Executive Officer, and President.  Pursuant to the terms of the separation agreement, we provide or have provided, as applicable, certain benefits to Mr. Gray, including: (i) payments totaling $400,000 during the initial 12 month period following March 9, 2009; (ii) commencing March 1, 2010 and continuing for a period of forty-eight (48) months,  and will continue to pay to Mr. Gray a payment of $12,500 per month; (iii) full acceleration of all vesting schedules for all outstanding Company stock options and shares of restricted stock of the Company held by Mr. Gray, with all such Company stock options remaining exercisable by Mr. Gray until March 1, 2012, provided that Mr. Gray forfeited 20,000 stock options previously held by him; and (iv) for a period of twenty-four (24) months following March 9, 2009 we are required to maintain and provide coverage under Mr. Gray’s existing health coverage plan.  The separation agreement contains a mutual release of claims, certain stock lock-up provisions, and other standard provisions.

As of December 31, 2011, we continue to be a party to a separation agreement with Renaat Van den Hooff, our former Chief Executive Officer, dated June 4, 2010.  Pursuant to the terms of the separation agreement we provide or have provided, as applicable, certain benefits to Mr. Van den Hooff, including: (i) payments of $12,500 per month for a period of eighteen (18) months; (ii) a non-statutory stock option to purchase up to 20,000 shares of our common stock, which option is immediately exercisable in full and at any time and from time to time through June 4, 2015 at a per share exercise price of $2.10 (the closing price of our common stock on June 4, 2010); (iii) full acceleration of all vesting schedules for all shares of restricted stock of the Company held by Mr. Van den Hooff; and (iv) for a period of eighteen (18) months following June 4, 2010 we are required to maintain and provide coverage under Mr. Van den Hooff’s existing health coverage plan.  The separation agreement contains a mutual release of claims and other standard provisions.

Related Party Obligations

As part of a plan to conserve the Company’s cash and financial resources during 2011, our named executive officers, our former Chief Executive Officer, and certain key executives temporarily deferred a portion of their compensation.

The following table summarizes the compensation earned, compensation paid in cash, and compensation temporarily deferred during 2011:

Name	Compensation -earned	Compensation - cash	Compensation - deferred
Kerry P. Gray (1)	$360,000	$219,687	$140,313
Terrance K. Wallberg	$200,000	$163,461	$36,539
Renaat Van den Hooff (2)	$137,500	$106,731	$30,769
Key executives (3)	$335,000	$314,014	$20,986

(1)
During 2011, Mr. Gray earned compensation of $360,000 which was comprised of $150,000 pursuant to a Separation Agreement and $210,000 for his duties as Chairman of the Executive Committee of the Company’s Board of Directors.

(2)	During 2011, Mr. Van den Hooff earned compensation of $137,500 pursuant to a Separation Agreement.
(3)	Key executives are Daniel G. Moro and John V. St. John, Ph.D.

The Company’s obligation for temporarily deferred compensation was $228,607 and nil, as of December 31, 2011 and 2010, respectively.

Contingent Milestone Payments

We are subject to paying Access Pharmaceuticals, Inc. (“Access”) for certain milestones based on our achievement of certain annual net sales, cumulative net sales, and/or our having reached certain defined technology milestones including licensing agreements and advancing products to clinical development.  As of December 31, 2011, the future milestone obligations that we are subject to paying Access, if the milestones related thereto are achieved, total $4,750,000.  Such milestones are based on total annual sales of 20 and 40 million dollars of certain products, annual sales of 20 million dollars of any one certain product, and cumulative sales of such products of 50 and 100 million dollars.

On March 7, 2008, we terminated the license agreement with ProStrakan Ltd. for Amlexanox-related products in the United Kingdom and Ireland.  As part of the termination, we agreed to pay ProStrakan Ltd. a royalty of 30% on any future payments received by us from a new licensee in the United Kingdom and Ireland territories, up to a maximum of $1,400,000.  On November 17, 2008, we entered into a licensing agreement for Amlexanox-related product rights to the United Kingdom and Ireland territories with MEDA AB.

NOTE 19.	LEGAL PROCEEDINGS

We were served in April 2009 with a complaint in an action in the Supreme Court for New York County, State of New York.  The plaintiff, R.C.C. Ventures, LLC, alleges that it is due a fee for its performance in procuring or arranging a loan for us.  We denied all allegations of the complaint and any liability to the plaintiff and will vigorously defend against this claim.  We have also made a counterclaim against R.C.C. Ventures, LLC for breach of contract and are seeking monetary damages.

NOTE 20.	SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table contains condensed information from the Company’s Consolidated Statements of Operations for each quarter of the years ended December 31, 2011 and 2010. We have derived this data from its unaudited quarterly financial statements. We believe that the following information reflects all normal recurring adjustments necessary for a fair presentation of the information for the periods presented. The operating results for any quarter are not necessarily indicative of results for any future period.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2011
Revenues	$75,171	$80,186	$73,652	$255,527
Costs and expenses	1,227,979	1,083,451	1,092,506	1,094,733
Operating (loss)	(1,152,808)	(1,003,265)	(1,018,854)	(839,206)
Other income (expense)	(8,815)	(9,851)	(20,688)	(16,605)
Net (loss)	$(1,161,623)	$(1,013,116)	$(1,039,542)	$(855,811)

Basic and diluted net (loss) per common share	$(0.20)	$(0.17)	$(0.18)	$(0.13)

2010
Revenues	$235,230	$231,634	$61,617	$1,028,876
Costs and expenses	1,529,861	1,591,857	1,253,929	1,317,543
Operating (loss)	(1,294,631)	(1,360,223)	(1,192,312)	(288,667)
Other income (expense)	(7,867)	(865,745)	(15,810)	(9,338)
Net (loss)	$(1,302,498)	$(2,225,968)	$(1,208,122)	$(298,005)

Basic and diluted net (loss) per common share	$(0.24)	$(0.41)	$(0.22)	$(0.05)

NOTE 21.	SUBSEQUENT EVENTS

We have evaluated, for potential recognition and disclosure, subsequent events that have occurred after the balance sheet date but before the financial statements were available to be issued, which we consider to be the date of filing with the Securities and Exchange Commission.

Licensing Agreement

On January 11, 2012, we executed a License and Supply Agreement (the “Melmed Agreement”) with Melmed Holding AG (“Melmed”) to market Altrazeal ® throughout the European Union, Australia, New Zealand, North Africa, and the Middle East.  Under the terms of the Melmed Agreement, we will receive licensing fees of $250,000 in 2012, certain royalties on product sales within the territories, and will supply Altrazeal® at a price equal to 30% of the net sales price.  Contemporaneous with the execution of the Melmed Agreement, we also executed a shareholders’ agreement for the establishment of Altrazeal Trading Ltd., a single purpose entity to be used for the exclusive marketing of Altrazeal® throughout the European Union, Australia, New Zealand, North Africa, and the Middle East.  We received a non-dilutable 25% ownership interest in Altrazeal Trading Ltd.

Common Stock Transaction

On September 13, 2011, we entered into a Common Stock Purchase Agreement (the “Common Stock Agreement”) with Ironridge Global BioPharma, a division of Ironridge Global IV, Ltd. (“Ironridge”), under which we delivered four notices to Ironridge exercising our right to require Ironridge to purchase up to $969,000 of our common stock at a price per share equal to $0.50.

During 2011, we presented three notices to Ironridge for the purchase of our common stock, with Ironridge purchasing each tranche of shares of common stock with a promissory note, as follows:

•	646,364 shares of common stock for $323,182 on September 16, 2011;
•	300,000 shares of common stock for $150,000 on November 7, 2011; and
•	500,000 shares of common stock for $250,000 on December 22, 2011.

During 2012, we presented our fourth and final notice to Ironridge for the purchase of our common stock, with Ironridge purchasing such shares of common stock with a promissory note, as follows:

•	491,636 shares of common stock for $245,818 on January 12, 2012.

Preferred Stock Transaction

On September 13, 2011, we entered into a Preferred Stock Purchase Agreement (the “Series A Agreement”) with Ironridge Global III, LLC, a Delaware limited liability company (“Ironridge Global”), under which Ironridge Global committed to purchase for cash up to $650,000 of the Company’s redeemable, convertible Series A Preferred Stock (the “Series A Stock”) at $10,000 per share of Series A Stock.  Under the terms of the Series A Agreement, on September 20, 2011 we presented Ironridge Global with our initial notice to purchase Series A Stock and Ironridge Global funded the purchase of 15 shares of Series A Stock for cash of $150,000.  On November 8, 2011, we and Ironridge Global entered into a First Amendment to Preferred Stock Purchase Agreement (the “First Amendment”) for the purpose of revising certain terms and conditions contained in the Series A Agreement, to include an updated schedule for the timing and number of shares for certain purchase obligations, the option by us to set the per share price of the Series A Stock below $10,000 subject to certain calculations, and to define certain terms contained therein.  Under the terms of the First Amendment, on November 9, 2011 we presented Ironridge Global with our second notice to purchase Series A Stock and Ironridge Global funded the purchase of 10 shares of Series A Stock shares for cash of $100,000.

During 2012, we presented our third and fourth notice to Ironridge Global to purchase Series A Stock, with Ironridge Global purchasing each tranche of shares of Series A stock for cash, as follows:

•	25 Series A Stock shares for $148,750 on January 13, 2012; and
•	15 Series A Stock shares for $141,525 on January 23, 2012.

ULURU Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2012	December 31, 2011
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash and cash equivalents	$258,266	$46,620
Accounts receivable, net	35,372	45,421
Other receivable, current portion	---	246,410
Inventory	776,735	799,483
Prepaid expenses and deferred charges	242,365	211,522
Total Current Assets	1,312,738	1,349,456

Property, Equipment and Leasehold Improvements, net	997,198	1,072,460

Other Assets
Intangible assets, net	4,503,972	4,622,435
Deposits	18,069	18,069
Total Other Assets	4,522,041	4,640,504

TOTAL ASSETS	$6,831,977	$7,062,420

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$1,627,713	$1,640,211
Accrued liabilities	315,927	376,542
Accrued interest	19,588	13,053
Deferred revenue, current portion	43,757	24,061
Total Current Liabilities	2,006,985	2,053,867

Long Term Liabilities
Convertible notes payable, net of unamortized debt discount	238,033	234,882
Deferred revenue, net of current portion	869,627	672,282
Total Long Term Liabilities	1,107,660	907,164

TOTAL LIABILITIES	3,114,645	2,961,031

COMMITMENTS AND CONTINGENCIES	---	---

STOCKHOLDERS' EQUITY

Preferred stock - $0.001 par value; 20,000 shares authorized;
Preferred Stock Series A, 1,000 shares designated; 65 and 25 shares issued and outstanding, aggregate liquidation value of $665,113 and $254,387, at March 31, 2012 and December 31, 2011, respectively	---	---

Common Stock - $0.001 par value; 200,000,000 shares authorized;
8,086,398 and 7,269,063 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively	8,086	7,269
Additional paid-in capital	50,469,344	49,750,792
Promissory notes receivable and accrued interest for common stock issuance	(974,336)	(725,045)
Accumulated (deficit)	(45,785,762)	(44,931,627)
TOTAL STOCKHOLDERS’ EQUITY	3,717,332	4,101,389

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,831,977	$7,062,420

The accompanying notes are an integral part of these condensed consolidated financial statements.

ULURU Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2012	2011
REVENUES
License fees	$7,959	$6,049
Royalty income	16,185	13,387
Product sales, net	35,861	55,735
Total Revenues	60,005	75,171

COSTS AND EXPENSES
Cost of goods sold	16,734	16,262
Research and development	192,960	273,798
Selling, general and administrative	476,299	659,093
Amortization of intangible assets	118,463	201,968
Depreciation	75,261	76,858
Total Costs and Expenses	879,717	1,227,979

OPERATING (LOSS)	(819,712)	(1,152,808)

Other Income (Expense)
Interest and miscellaneous income	1,654	4,036
Interest expense	(25,351)	(12,851)
(LOSS) Before Income Taxes	(843,409)	(1,161,623)

Income taxes	---	---
NET (LOSS)	$(843,409)	$(1,161,623)

Less preferred stock dividends	(10,726)	---
NET (LOSS) Allocable to Common Stockholders	$(854,135)	$(1,161,623)

Basic and diluted net (loss) per common share	$(0.11)	$(0.20)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	7,962,421	5,800,595

The accompanying notes are an integral part of these condensed consolidated financial statements.

ULURU Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2012	2011
OPERATING ACTIVITIES :
Net loss	$(843,409)		$(1,161,623)

Adjustments to reconcile net loss to net cash used in operating activities:

Amortization of intangible assets	118,463		201,968
Depreciation	75,261		76,858
Share-based compensation for stock and options issued to employees	12,551		29,343
Share-based compensation for options issued to non-employees	12,112		16,018
Amortization of debt discount on convertible note	3,151		---
Common stock issued for services	130,000		15,000

Change in operating assets and liabilities:
Accounts receivable	10,049		37,932
Other receivable	26,410		(3,605)
Inventory	22,748		(13,942)
Prepaid expenses and deferred charges	(30,843)		60,974
Accounts payable	(12,498)		68,951
Accrued liabilities	(60,614)		(46,185)
Accrued interest	6,535		---
Deferred revenue	217,041		(6,049)
Total	530,366		437,263

Net Cash Used in Operating Activities	(313,043)		(724,360)

INVESTING ACTIVITIES :
Proceeds from sale of intangible asset	220,000		---
Net Cash Provided by Investing Activities	220,000		---

FINANCING ACTIVITIES :
Proceeds from sale of common stock and warrants, net	---		411,990
Proceeds from sale of preferred stock, net	275,761		---
Offering cost adjustment – preferred stock sale in 2011	28,928		---
Net Cash Provided by Financing Activities	304,689		411,990

Net Increase (Decrease) in Cash	211,646		(312,370)

Cash, beginning of period	46,620		641,441
Cash, end of period	$258,266		$329,071

SUPPLEMENTAL CASH FLOW DISCLOSURE:
Cash paid for interest	$1,095		$757

Non-cash investing and financing activities:
Issuance of 491,636 shares of common stock for promissory note	$245,818	$	---

The accompanying notes are an integral part of these condensed consolidated financial statements.

ULURU Inc.

NOTES TO
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1.	COMPANY OVERVIEW AND BASIS OF PRESENTATION

Company Overview

ULURU Inc. (hereinafter “we”, “our”, “us”, “ULURU”, or the “Company”) is a Nevada corporation.  We are a diversified specialty pharmaceutical company committed to developing and commercializing a broad range of innovative wound care and muco-adhesive film products based on our patented Nanoflex® and OraDiscTM drug delivery technologies, with the goal of improving outcomes for patients, health care professionals, and health care payers.

Basis of Presentation

In the opinion of management, the accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and include the account of ULURU Inc., a Nevada corporation, and its wholly-owned subsidiary, Uluru Delaware Inc., a Delaware corporation.  Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the Company’s financial position as of March 31, 2012 and the results of its operations for the three months ended March 31, 2012 and 2011 and cash flows for the three months ended March 31, 2012 and 2011 have been made.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods.  Actual results may differ from those estimates and assumptions.  These differences are usually minor and are included in our consolidated financial statements as soon as they are known.  Our estimates, judgments, and assumptions are continually evaluated based on available information and experience. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

All intercompany transactions and balances have been eliminated in consolidation.

Operating results for the three months ended March 31, 2012 are not necessarily indicative of the results that may be expected for the year ending December 31, 2012.

These condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission on March 30, 2012, including the risk factors set forth therein.

Liquidity and Going Concern

The report of our independent registered public accounting firm for the fiscal year ended December 31, 2011, contained an explanatory paragraph to reflect its significant doubt about our ability to continue as a going concern as a result of our history of losses and our liquidity position, as discussed herein and in this Form 10-Q.  Based on our existing liquidity, the expected level of operating expenses, projected sales of our existing products combined with other revenues and proceeds from the divestiture of non-core assets, we believe that we will be able to meet our working capital and capital expenditure requirements through the second quarter of 2012.  However, we cannot be sure that our anticipated revenue growth will be realized or that we will generate significant positive cash flow from operations.  Moreover, we may not be able to raise sufficient additional capital on acceptable returns, or at all, to continue operations and may not be able to execute any strategic transactions.  Therefore, we are unable to assert that our financial position is sufficient to fund operations beyond the second quarter of 2012, and as a result, there is substantial doubt about our ability to continue as a going concern beyond the second quarter of 2012.

Explanatory Note Regarding Share Amounts:

All share amounts and per share prices in this Quarterly Report on Form 10-Q have been retroactively adjusted to reflect the effect of our reverse stock split, on a 15 for 1 basis, effective June 29, 2011, unless otherwise indicated.  The exercise price for all stock options and warrants and the conversion price for convertible debt in the accompanying condensed consolidated financial statements have been adjusted to reflect the reverse stock split by multiplying the original exercise or conversion price by fifteen.

NOTE 2.	SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies used in preparation of these condensed consolidated financial statements for the three ended March 31, 2012 are consistent with those discussed in Note 2 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission on March 30, 2012.

NOTE 3.	THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

In September 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-08, “Intangibles – Goodwill and Other (Topic 350): Testing Goodwill for Impairment” (“ASU 2011-08”). ASU 2011-08 updated guidance on the periodic testing of goodwill for impairment. This guidance will allow companies to assess qualitative factors to determine if it is more-likely-than-not that goodwill might be impaired and whether it is necessary to perform the two-step goodwill impairment test required under current accounting standards. This new guidance is effective for fiscal years beginning after December 15, 2011, however, early adoption is permitted in certain circumstances.  We adopted the provisions of ASU 2011-08 in the first quarter of 2012.  The adoption of this update does not materially impact our financial statements.

In June 2011, the FASB issued Accounting Standards Update No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income” (“ASU 2011-05”). ASU 2011-05 amends existing guidance by allowing only two options for presenting the components of net income and other comprehensive income: (1) in a single continuous financial statement, statement of comprehensive income or (2) in two separate but consecutive financial statements, consisting of an income statement followed by a separate statement of other comprehensive income. Also, items that are reclassified from other comprehensive income to net income must be presented on the face of the financial statements. ASU No. 2011-05 requires retrospective application, and it is effective for fiscal years beginning after December 15, 2011.  We adopted the provisions of ASU 2011-05 in the first quarter of 2012.  The adoption of this update does not materially impact our financial statements.

In May 2011, the FASB issued Accounting Standards Update No. 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” (“ASU 2011-04”). ASU 2011-04 generally provides a uniform framework for fair value measurements and related disclosures between U.S. generally accepted accounting principles and International Financial Reporting Standards. Additional disclosure requirements in the update include: (1) for Level 3 fair value measurements, quantitative information about unobservable inputs used, a description of the valuation processes used by the entity, and a qualitative discussion about the sensitivity of the measurements to changes in the unobservable inputs; (2) for an entity’s use of a nonfinancial asset that is different from the asset’s highest and best use, the reason for the difference; (3) for financial instruments not measured at fair value but for which disclosure of fair value is required, the fair value hierarchy level in which the fair value measurements were determined; and (4) the disclosure of all transfers between Level 1 and Level 2 of the fair value hierarchy. ASU 2011-04 will be effective for interim and annual periods beginning on or after December 15, 2011. We adopted the provisions of ASU 2011-04 in the first quarter of 2012.  The adoption of this update does not materially impact our financial statements.

There are no other new accounting pronouncements adopted or enacted during the three months ended March 31, 2012 that had, or are expected to have, a material impact on our financial statements.

NOTE 4.	SEGMENT INFORMATION

We operate in one business segment: the research, development and commercialization of pharmaceutical products.  Our corporate headquarters in the United States collects product sales, licensing fees, royalties, and sponsored research revenues from our arrangements with external customers and licensees.  Our entire business is managed by a single management team, which reports to the Chief Executive Officer.

Our revenues are currently derived primarily from one licensee for domestic activities, three licensees for international activities, and our sales force for the domestic sale of Altrazeal®.

Revenues per geographic area for the three months ended March 31 are summarized as follows:

Revenues	2012	%	2011	%
Domestic	$52,046	87%	$69,122	92%
International	7,959	13%	6,049	8%
Total	$60,005	100%	$75,171	100%

A significant portion of our revenues are derived from a few major customers.  Customers with greater than 10% of total sales for the three months ended March 31 are represented on the following table:

Customers	Product	2012	2011
Customer A	Aphthasol®	27%	18%
Customer B	Altrazeal®	16%	*
Customer C	Altrazeal®	11%	*
Total		54%	18%
* Sales from this customer were less than 10% of total sales for the period reported.

NOTE 5.	OTHER RECEIVABLE

On June 25, 2010, we entered into an acquisition and license agreement (the “Agreement”) with Strakan International Limited and Zindaclin Limited, a subsidiary of Crawford Healthcare Limited, a pharmaceutical company based in England.  Under the terms of the Agreement, Zindaclin Limited will pay up to $5.1 million for the exclusive product rights to Zindaclin®, a zinc clindamycin for the treatment of acne, which consideration will be shared equally by Strakan International Limited and us.  Guaranteed payments of $1,050,000 were scheduled to be received by us, of which $550,000 occurred in 2010, $250,000 occurred in 2011, and $250,000 was to occur in June 2012.  On March 22, 2012, we agreed to accept $220,000 for the early remittance of the final guaranteed payment, to be received by March 29, 2012.

NOTE 6.	INVENTORY

As of March 31, 2012, our inventory was comprised of Altrazeal® finished goods, manufacturing costs incurred in the production of Altrazeal® and Aphthasol®, and raw materials.  Inventories are stated at the lower of cost (first in, first out method) or market.  Appropriate consideration is given to deterioration, obsolescence, and other factors in evaluating net realizable value.  Inventory consisted of the following at March 31, 2012 and December 31, 2011:

Inventory	March 31, 2012	December 31, 2011
Finished goods	$375,886	$398,634
Work-in-progress	367,779	367,779
Raw materials	33,070	33,070
Total	$776,735	$799,483

NOTE 7.	PROPERTY, EQUIPMENT and LEASEHOLD IMPROVEMENTS

Property, equipment and leasehold improvements, net, consisted of the following at March 31, 2012 and December 31, 2011:

Property, equipment and leasehold improvements	March 31, 2012	December 31, 2011
Laboratory equipment	$424,888	$424,888
Manufacturing equipment	1,483,223	1,483,223
Computers, office equipment, and furniture	140,360	140,360
Computer software	4,108	4,108
Leasehold improvements	95,841	95,841
	2,148,420	2,148,420
Less: accumulated depreciation and amortization	(1,151,222)	(1,075,960)
Property, equipment and leasehold improvements, net	$997,198	$1,072,460

Depreciation expense on property, equipment and leasehold improvements was $75,261 and $76,858 for the three months ended March 31, 2012 and 2011, respectively.

NOTE 8.	INTANGIBLE ASSETS

Intangible assets are comprised of patents acquired in October, 2005.  Intangible assets, net consisted of the following at March 31, 2012 and December 31, 2011:

Intangible assets	March 31, 2012	December 31, 2011
Patent - Amlexanox (Aphthasol®)	$2,090,000	$2,090,000
Patent - Amlexanox (OraDisc™ A)	6,873,080	6,873,080
Patent - OraDisc™	73,000	73,000
Patent - Hydrogel nanoparticle aggregate	589,858	589,858
	9,625,938	9,625,938
Less: accumulated amortization	(5,121,966)	(5,003,503)
Intangible assets, net	$4,503,972	$4,622,435

Amortization expense for intangible assets was $118,463 and $201,968 for the three months ended March 31, 2012 and 2011, respectively.

The future aggregate amortization expense for intangible assets, remaining as of March 31, 2012, is as follows:
Calendar Years	Future Amortization Expense
2012 (Nine months)	$357,987
2013	475,148
2014	475,148
2015	475,148
2016	476,450
2017 & Beyond	2,244,091
Total	$4,503,972

NOTE 9.	INVESTMENTS IN UNCONSOLIDATED ENTITIES

On January 11, 2012, we executed a shareholders’ agreement for the establishment of Altrazeal Trading Ltd., a single purpose entity to be used for the exclusive marketing of Altrazeal® throughout the European Union, Australia, New Zealand, North Africa, and the Middle East.  We received a non-dilutable 25% ownership interest in Altrazeal Trading Ltd.

We use the equity method of accounting for investments in other companies that are not controlled by us and in which our interest is generally between 20% and 50% of the voting shares or we have significant influence over the entity, or both.

As of March 31, 2012, Altrazeal Trading Ltd. has not begun operations and accordingly the net book value of the investee assets has not been determined and there were no equity method investee gains or losses for the three months then ended.

NOTE 10.	ACCRUED LIABILITIES

Accrued liabilities consisted of the following at March 31, 2012 and December 31, 2011:

Accrued Liabilities	March 31, 2012	December 31, 2011
Accrued taxes – payroll	$106,299	$106,299
Accrued compensation/benefits	186,881	184,080
Accrued insurance payable	18,829	78,246
Product rebates/returns	113	3,160
Other	3,805	4,757
Total accrued liabilities	$315,927	$376,542

NOTE 11.	CONVERTIBLE DEBT

On June 13, 2011, we completed a $140,000 convertible debt financing with Kerry P. Gray, the Company’s Chairman, President, and Chief Executive Officer (the “June 2011 Debt Offering”).  The convertible note bears interest at the rate of 10% per annum, with annual payments of interest commencing on July 1, 2012.  The full amount of principal and any unpaid interest will be due on June 13, 2014.  The outstanding principal balance of the note may be converted into shares of the Company’s common stock, at the option of the note holder and at any time, at a conversion price of $1.20 per share or 116,667 shares of common stock.  We may force conversion of the convertible note if our common stock trades for a defined period of time at a price greater than $1.80.  The convertible note is secured by the grant of a security interest in the inventory, accounts receivables, and capital equipment held by the Company.  The securities issuable on conversion have not been registered under the Securities Act of 1933 and may not be sold absent registration or an applicable exemption from the registration requirements.  As part of the convertible debt financing, Mr. Gray also received a warrant to purchase up to 35,000 shares of the Company’s common stock.  The warrant has an exercise price of $1.20 per share and is exercisable at any time until June 13, 2016.

On July 28, 2011, we completed a second convertible debt financing for $125,000 with Mr. Gray (the “July 2011 Debt Offering”).  The convertible note bears interest at the rate of 10.0% per annum, with annual payments of interest commencing on July 1, 2012.  The full amount of principal and any unpaid interest will be due on July 28, 2014.  The outstanding principal balance of the note may be converted into shares of the Company’s common stock, at the option of the note holder and at any time, at a conversion price of $1.08 per share or 115,741 shares of common stock.  We may force conversion of the convertible note if our common stock trades for a defined period of time at a price greater than $2.16.  The convertible note is collateralized by the grant of a security interest in the inventory, accounts receivables and capital equipment held by the Company.  As part of the convertible debt financing, Mr. Gray also received a warrant to purchase up to 34,722 shares of the Company’s common stock.  The warrant has an exercise price of $1.08 per share and is exercisable at any time until July 28, 2016.  The securities issuable on conversion have not been registered under the Securities Act of 1933 and may not be sold absent registration or an applicable exemption from the registration requirements.

We account for convertible debt using specific guidelines in accordance with U.S. GAAP.  We allocated the value of the proceeds received to the convertible instrument and to the warrant on a relative fair value basis.  We calculated the fair value of the warrant issued with the convertible instrument using the Black-Scholes valuation method, using the same assumptions used for valuing employee stock options, except the contractual life of the warrant was used. Using the effective interest method, the allocated fair value was recorded as a debt discount and is being amortized over the expected term of the convertible debt to interest expense.

On the date of issuance of the June 2011 convertible note and the July 2011 convertible note, no portion of the proceeds were attributable to a beneficial conversion feature since the conversion price of the June 2011 convertible note and the July 2011 convertible note exceeded the market price of the Company’s common stock.

Information relating to our convertible notes payable is as follows:
					As of March 31, 2012
Transaction	Initial Principal Amount	Interest Rate	Maturity Date	Fixed Conversion Price	Principal Balance	Unamortized Debt Discount	Carrying Value
June 2011 Note	$140,000	10.0%	06/13/2014	$1.20	$140,000	$9,095	$130,905
July 2011 Note	125,000	10.0%	07/28/2014	$1.08	125,000	17,872	107,128
Total	$265,000				$265,000	$26,967	$238,033

The amount of interest cost recognized from the two convertible notes outstanding was $6,535 and nil for three months ended March 31, 2012 and 2011, respectively.

NOTE 12.	EQUITY TRANSACTIONS

Common Stock Transaction

On September 13, 2011, we entered into a Common Stock Purchase Agreement (the “Common Stock Agreement”) with Ironridge Global BioPharma, a division of Ironridge Global IV, Ltd. (“Ironridge”), under which we delivered four notices to Ironridge exercising our right to require Ironridge to purchase up to $969,000 of our common stock at a price per share equal to $0.50.

During 2011, we presented three notices to Ironridge for the purchase of our common stock, with Ironridge purchasing each tranche of shares of common stock with a promissory note, as follows:

•	646,364 shares of common stock for $323,182 on September 16, 2011;
•	300,000 shares of common stock for $150,000 on November 7, 2011; and
•	500,000 shares of common stock for $250,000 on December 22, 2011.

During 2012, we presented our fourth and final notice to Ironridge for the purchase of our common stock, with Ironridge purchasing such shares of common stock with a promissory note, as follows:

•	491,636 shares of common stock for $245,818 on January 12, 2012.

Preferred Stock Transaction

On September 13, 2011, we entered into a Preferred Stock Purchase Agreement (the “Series A Agreement”) with Ironridge Global III, LLC, a Delaware limited liability company (“Ironridge Global”), under which Ironridge Global committed to purchase for cash up to $650,000 of the Company’s redeemable, convertible Series A Preferred Stock (the “Series A Stock”) at $10,000 per share of Series A Stock.  Under the terms of the Series A Agreement, on September 20, 2011 we presented Ironridge Global with our initial notice to purchase Series A Stock and Ironridge Global funded the purchase of 15 shares of Series A Stock for cash of $150,000.  On November 8, 2011, we and Ironridge Global entered into a First Amendment to Preferred Stock Purchase Agreement (the “First Amendment”) for the purpose of revising certain terms and conditions contained in the Series A Agreement, to include an updated schedule for the timing and number of shares for certain purchase obligations, the option by us to set the per share price of the Series A Stock below $10,000 subject to certain calculations, and to define certain terms contained therein.  Under the terms of the First Amendment, on November 9, 2011 we presented Ironridge Global with our second notice to purchase Series A Stock and Ironridge Global funded the purchase of 10 shares of Series A Stock shares for cash of $100,000.

During 2012, we presented our third and fourth notice to Ironridge Global to purchase Series A Stock, with Ironridge Global purchasing each tranche of shares of Series A stock for cash, as follows:

•	25 Series A Stock shares for $148,750 on January 13, 2012; and
•	15 Series A Stock shares for $141,525 on January 23, 2012.

NOTE 13.	STOCKHOLDERS’ EQUITY

Common Stock

As of March 31, 2012, we had 8,086,398 shares of common stock issued and outstanding.  We issued 817,335 shares of common stock for the three months ended March 31, 2012 comprised of 699 shares of common stock for the vesting of certain restricted stock awards, 325,000 shares of common stock issued for consulting services, and 491,636 shares of common stock for the final drawdown of the Common Stock Purchase Agreement with Ironridge Global BioPharma, a division of Ironridge Global IV, Ltd.

Preferred Stock

As of March 31, 2012, we had 65 shares of Series A preferred stock issued and outstanding.  We issued 40 shares of Series A preferred stock for the three months ended March 31, 2012, with all shares being issued to Ironridge Global III, LLC for the final drawdown of the Preferred Stock Purchase Agreement.

Warrants

The following table summarizes the warrants outstanding and the number of shares of common stock subject to exercise as of March 31, 2012 and the changes therein during the three months then ended:

	Number of Shares of Common Stock Subject to Exercise	Weighted – Average Exercise Price
Balance as of December 31, 2011	612,594	$2.45
Warrants issued	---	---
Warrants exercised	---	---
Warrants cancelled	---	---
Balance as of March 31, 2012	612,594	$2.45

Of the warrant shares subject to exercise as of March 31, 2012, expiration of the right to exercise is as follows:
Date of Expiration	Number of Warrant Shares of Common Stock Subject to Expiration
July 23, 2014	69,050
May 15, 2015	357,155
June 13, 2016	35,000
July 16, 2016	116,667
July 28, 2016	34,722
Total	612,594

NOTE 14.	EARNINGS PER SHARE

Basic and Diluted Net Loss Per Share

In accordance with FASB Accounting Standards Codification (“ASC”) Topic 260, Earnings per Share, basic earnings (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period.  Diluted earnings (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period, increased to include potential dilutive common shares.  The effect of outstanding stock options, restricted vesting common stock, convertible debt, convertible preferred stock, and warrants, when dilutive, is reflected in diluted earnings (loss) per common share by application of the treasury stock method.  We have excluded all outstanding stock options, restricted vesting common stock, convertible debt, convertible preferred stock, and warrants from the calculation of diluted net loss per common share because all such securities are antidilutive for all periods presented.

Shares used in calculating basic and diluted net loss per common share exclude these potential common shares as of March 31, 2012 and December 31, 2011:

	March 31, 2012	December 31, 2011
Warrants to purchase common stock	612,594	612,594
Stock options to purchase common stock	254,411	287,745
Unvested restricted common stock	397	1,096
Common stock issuable upon the assumed conversion of our convertible notes payable	232,408	232,408
Common stock issuable upon the assumed conversion of our convertible preferred stock	928,572	357,143
Total	2,028,382	1,490,986

NOTE 15.	SHARE BASED COMPENSATION

The Company’s share-based compensation plan, the 2006 Equity Incentive Plan (“Incentive Plan”), is administered by the compensation committee of the Board of Directors (“Board”), which selects persons to receive awards and determines the number of shares subject to each award and the terms, conditions, performance measures and other provisions of the award.

We account for share-based compensation under FASB ASC Topic 718, Stock Compensation, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees, consultants, and directors based on estimated fair values of the award on the grant date.  We use the Black-Scholes option-pricing model to estimate the fair value of share-based awards with the following weighted average assumptions for the three months ended March 31:

	2012 (4)	2011(5)
Incentive Stock Options
Expected volatility (1)	---	94.6%
Risk-free interest rate % (2)	---	1.93%
Expected term (in years)	---	6.0
Dividend yield (3)	---	0.0%
Forfeiture rate	---	0.0%

Nonstatutory Stock Options
Expected volatility (1)	---	---
Risk-free interest rate % (2)	---	---
Expected term (in years)	---	---
Dividend yield (3)	---	---
Forfeiture rate	---	---

(1)	Expected volatility assumption was based upon a combination of historical stock price volatility measured on a daily basis and an estimate of expected future stock price volatility
(2)	Risk-free interest rate assumption is based upon U.S. Treasury bond interest rates appropriate for the term of the stock options.
(3)	The Company does not currently intend to pay cash dividends, thus has assumed a 0% dividend yield.
(4)	The Company did not award any shared-based compensation for the three months ended March 31, 2012.
(5)	The Company did not award any nonstatutory stock options for the three months ended March 31, 2011.

Our Board granted the following incentive stock option awards to executives or employees and nonstatutory stock option awards to directors or non-employees for the three months ended March 31:

	Three Months Ended March 31,
	2012	2011
Incentive Stock Options
Quantity	---	1,334
Weighted average fair value per share	---	$1.15
Fair value	---	$1,534

Nonstatutory Stock Options
Quantity	---	---
Weighted average fair value per share	---	---
Fair value	---	---

Stock Options (Incentive and Nonstatutory)

The following table summarizes share-based compensation related to stock options for the three months ended March 31:

	Three Months Ended March 31,
	2012	2011
Research and development	$6,280	$13,150
Selling, general and administrative	15,671	23,637
Total share-based compensation expense	$21,951	$36,787

At March 31, 2012, the balance of unearned share-based compensation to be expensed in future periods related to unvested stock option awards, as adjusted for expected forfeitures, is approximately $84,143.  The period over which the unearned share-based compensation is expected to be recognized is approximately two years.

The following table summarizes the stock options outstanding and the number of shares of common stock subject to exercise as of March 31, 2012 and the changes therein during the three months then ended:

	Stock Options	Weighted Average Exercise Price per Share
Outstanding as of December 31, 2011	287,745	$16.89
Granted	---	---
Forfeited/cancelled	(33,334)	38.10
Exercised	---	---
Outstanding as of March 31, 2012	254,411	$14.11

The following table presents the stock option grants outstanding and exercisable as of March 31, 2012:

Options Outstanding			Options Exercisable
Stock Options Outstanding	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Life in Years	Stock Options Exercisable	Weighted Average Exercise Price per Share
180,005	$5.94	6.6	118,310	$7.73
37,669	23.73	5.3	37,669	23.73
25,403	34.57	5.9	24,556	34.57
11,334	66.04	5.0	11,334	66.04
254,411	$14.11	6.2	191,869	$17.75

Restricted Stock Awards

Restricted stock awards, which typically vest over a period of two to five years, are issued to certain key employees and are subject to forfeiture until the end of an established restriction period.  We utilize the market price on the date of grant as the fair market value of restricted stock awards and expense the fair value on a straight-line basis over the vesting period.

The following table summarizes share-based compensation related to restricted stock awards for the three months ended March 31:

	Three Months Ended March 31,
	2012	2011
Research and development	$1,594	$5,019
Selling, general and administrative	1,118	3,555
Total share-based compensation expense	$2,712	$8,574

At March 31, 2012, the balance of unearned share-based compensation to be expensed in future periods related to restricted stock awards, as adjusted for expected forfeitures, is approximately $9,590.  The period over which the unearned share-based compensation related to restricted stock awards is expected to be recognized is approximately one year.

The following table summarizes the non-vested restricted stock awards outstanding and the number of shares of common stock subject to potential issue as of March 31, 2012 and the changes therein during the three months then ended:

	Restricted stock	Weighted Average Grant Date Fair Value
Outstanding as of December 31, 2011	1,096	$41.47
Shares granted	---	---
Shares forfeited/cancelled	---	---
Shares exercised/issued	(699)	45.39
Outstanding as of March 31, 2012	397	$34.59

Summary of Plans

2006 Equity Incentive Plan

In March 2006, our Board adopted and our stockholders approved our Incentive Plan, which initially provided for the issuance of up to 133,333 shares of our Common Stock pursuant to stock option and other equity awards.  At the annual meetings of the stockholders held on May 8, 2007, December 17, 2009, and on June 15, 2010, our stockholders approved amendments to the Incentive Plan to increase the total number of shares of Common Stock issuable under the Incentive Plan pursuant to stock options and other equity awards by 266,667 shares, 200,000 shares, and 200,000 shares, respectively.

In December 2006, we began issuing stock options to employees, consultants, and directors.  The stock options issued generally vest over a period of one to four years and have a maximum contractual term of ten years.  In January 2007, we began issuing restricted stock awards to our employees.  Restricted stock awards generally vest over a period of six months to five years after the date of grant.  Prior to vesting, restricted stock awards do not have dividend equivalent rights, do not have voting rights and the shares underlying the restricted stock awards are not considered issued and outstanding.  Shares of common stock are issued on the date the restricted stock awards vest.

As of March 31, 2012, we had granted options to purchase 408,667 shares of Common Stock since the inception of the Incentive Plan, of which 254,411 were outstanding at a weighted average exercise price of $14.11 per share and we had granted awards for 68,616 shares of restricted stock since the inception of the Incentive Plan, of which 397 were outstanding.  As of March 31, 2012, there were 476,046 shares that remained available for future grant under our Incentive Plan.

NOTE 16.	FAIR VALUE MEASUREMENTS

In accordance with ASC Topic 820, Fair Value Measurements, (“ASC Topic 820”) certain assets and liabilities of the Company are required to be recorded at fair value.  Fair value is determined based on the exchange price that would be received for an asset or paid to transfer a liability in an orderly transaction between market participants.  The guidance in ASC Topic 820 also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimized the use of unobservable inputs by requiring that the most observable inputs be used when available.

Observable inputs are based on market data obtained from independent sources, while unobservable inputs are based on our market assumptions.  Unobservable inputs require significant management judgment or estimation.  In some cases, the inputs used to measure an asset or liability may fall into different levels of the fair value hierarchy.  In those instances, the fair value measurement is required to be classified using the lowest level of input that is significant to the fair value measurement.  Such determination requires significant management judgment.

The three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies, is as follows:

Level 1	—	Valuations based on quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	—
Valuations based on observable inputs other than quoted prices in Level 1, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.

Level 3	—	Valuations based on unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants.

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements.  We review the fair value hierarchy classification on a quarterly basis.  Changes in the observability of valuation inputs may result in a reclassification of levels for certain securities within the fair value hierarchy.

Our financial instruments, including cash, cash equivalents, accounts receivable, and accounts payable are carried at cost, which approximates their fair value because of the short-term maturity of these instruments.  We believe that the carrying value of our other receivable and convertible note payable balances approximates fair value based on a valuation methodology using the income approach and a discounted cash flow model.

The following table summarizes the fair value of our financial instruments at March 31, 2012 and December 31, 2011.

Description	March 31, 2012		December 31, 2011
Assets:
Other receivable (1)	$	---	$246,410

Liabilities:
Convertible notes payable		$238,033	$234,882

(1)	The Company received remittance in March 2012.

NOTE 17.	INCOME TAXES

There was no current federal tax provision or benefit recorded for any period since inception, nor were there any recorded deferred income tax assets, as such amounts were completely offset by valuation allowances.

NOTE 18.	COMMITMENTS AND CONTINGENCIES

Operating Leases

On January 31, 2006 we entered into a lease agreement for office and laboratory space in Addison, Texas.  The lease commenced on April 1, 2006 and continues until April 1, 2013.  The lease required a minimum monthly lease obligation of $9,330, which is inclusive of monthly operating expenses, until April 1, 2011 and at such time increased to $9,776, which is inclusive of monthly operating expenses.  As of March 31, 2012 our current monthly lease obligation is $9,867, which is inclusive of monthly operating expenses.

On December 10, 2010 we entered into a lease agreement for certain office equipment.  The lease, which commenced on February 1, 2011 and continues until February 1, 2015, requires a minimum lease obligation of $744 per month.

The future minimum lease payments are as follows as of March 31, 2012:

Calendar Years	Future Lease Expense
2012 (Nine months)	$95,502
2013	38,529
2014	8,926
2015	744
2016	---
Total	$143,701

Rent expense for our operating leases amounted to $31,969 and $28,486 for the three months ended March 31, 2012 and 2011, respectively.

Indemnification

In the normal course of business, we enter into contracts and agreements that contain a variety of representations and warranties and provide for general indemnifications. Our exposure under these agreements is unknown because it involves claims that may be made against us in the future, but have not yet been made. To date, we have not paid any claims or been required to defend any action related to our indemnification obligations. However, we may record charges in the future as a result of these indemnification obligations.

In accordance with our restated articles of incorporation and our amended and restated bylaws, we have indemnification obligations to our officers and directors for certain events or occurrences, subject to certain limits, while they are serving at our request in their respective capacities. There have been no claims to date and we have a director and officer insurance policy that enables us to recover a portion of any amounts paid for future potential claims. We have also entered into contractual indemnification agreements with each of our officers and directors.

Employment Agreements

As of March 31, 2012, we were a party to employment agreements with our Vice President and Chief Financial Officer, Terrance K. Wallberg, as well as other key executives including Daniel G. Moro, Vice President – Polymer Drug Delivery and John V. St. John, Ph.D., Vice President - Research and Development.  The employment agreements with Messrs. Wallberg, Moro, and St. John each have a term of one year and include an automatic one-year term renewal for each year thereafter.  Each employment agreement provides for a base salary, bonus, stock options, stock grants, and eligibility for our benefit programs.  Under certain circumstances, the employment agreements provide for certain severance benefits in the event of termination or a change in control.  The employment agreements also contain non-solicitation, confidentiality and non-competition covenants, and a requirement for the assignment of certain invention and intellectual property rights in favor of us.

Separation Agreements

As of March 31, 2012, we continue to be a party to a separation agreement with Renaat Van den Hooff, our former Chief Executive Officer, dated June 4, 2010.  Pursuant to the terms of the separation agreement we provide or have provided, as applicable, certain benefits to Mr. Van den Hooff, including: (i) payments of $12,500 per month for a period of eighteen (18) months; (ii) a non-statutory stock option to purchase up to 20,000 shares of our common stock, which option is immediately exercisable in full and at any time and from time to time through June 4, 2015 at a per share exercise price of $2.10 (the closing price of our common stock on June 4, 2010); (iii) full acceleration of all vesting schedules for all shares of restricted stock of the Company held by Mr. Van den Hooff; and (iv) for a period of eighteen (18) months following June 4, 2010 we are required to maintain and provide coverage under Mr. Van den Hooff’s existing health coverage plan.  The separation agreement contains a mutual release of claims and other standard provisions.

As of March 31, 2012, we continue to be a party to a separation agreement with Kerry P. Gray, dated March 9, 2009.  Mr. Gray currently serves as our Chairman of the Board, Chairman of the Board’s Executive Committee, Chief Executive Officer, and President.  Pursuant to the terms of the separation agreement, we provide or have provided, as applicable, certain benefits to Mr. Gray, including: (i) payments totaling $400,000 during the initial 12 month period following March 9, 2009; (ii) commencing March 1, 2010 and continuing for a period of forty-eight (48) months,  and will continue to pay to Mr. Gray a payment of $12,500 per month; (iii) full acceleration of all vesting schedules for all outstanding Company stock options and shares of restricted stock of the Company held by Mr. Gray, with all such Company stock options remaining exercisable by Mr. Gray until March 1, 2012, provided that Mr. Gray forfeited 20,000 stock options previously held by him; and (iv) for a period of twenty-four (24) months following March 9, 2009 we are required to maintain and provide coverage under Mr. Gray’s existing health coverage plan.  The separation agreement contains a mutual release of claims, certain stock lock-up provisions, and other standard provisions.

Milestone Payments

We are subject to paying Access Pharmaceuticals, Inc. (“Access”) for certain milestones based on our achievement of certain annual net sales, cumulative net sales, and/or our having reached certain defined technology milestones including licensing agreements and advancing products to clinical development.  As of March 31, 2012, the future milestone obligations that we are subject to paying Access, if the milestones related thereto are achieved, total $4,750,000.  Such milestones are based on total annual sales of $20 and $40 million dollars of certain products, annual sales of $20 million dollars of any one certain product, and cumulative sales of such products of $50 and $100 million dollars.

On March 7, 2008, the Company terminated the license agreement with ProStrakan Ltd. for Amlexanox-related products in the United Kingdom and Ireland.  As part of the termination, we agreed to pay ProStrakan Ltd. a royalty of 30% on any future payments received by us from a new licensee in the United Kingdom and Ireland territories, up to a maximum of $1,400,000.  On November 17, 2008, we entered into a licensing agreement for Amlexanox-related product rights to the United Kingdom and Ireland territories with MEDA AB.

NOTE 19.	LEGAL PROCEEDINGS

We were served in April 2009 with a complaint in an action in the Supreme Court for New York County, State of New York.  On April 19, 2012, we reached a settlement with the plaintiff, R.C.C. Ventures, LLC, of all outstanding litigation between the two companies.  As a result of the settlement, we reported a charge of $22,500 in the first quarter of 2012.

NOTE 20.	SUBSEQUENT EVENTS

We have evaluated, for potential recognition and disclosure, subsequent events that have occurred after the balance sheet date but before the financial statements were available to be issued, which we consider to be the date of filing with the Securities and Exchange Commission.  No events have occurred that would require potential recognition or disclosure.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made by this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the selling stockholders.  This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those specifically offered hereby or an offer to sell or a solicitation of an offer to buy any of these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation.  Except where otherwise indicated, this Prospectus speaks as of the effective date of the Registration Statement.  Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

PROSPECTUS

2,308,434 SHARES OF COMMON STOCK
(Issuable upon conversion of secured convertible promissory note and exercise of warrants)

This prospectus is dated July 31, 2012